Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

Dear Western Digital Corporation Stockholder:

In October 2023, we announced our plan to separate Western Digital Corporation’s (“WDC”) flash business from our remaining hard disk drive business pursuant to a spin-off transaction, resulting in two independent, publicly traded companies. The new company distributed to WDC stockholders in the spin-off, Sandisk Corporation (“Spinco”), will hold our flash business. Spinco will focus on delivering a broad and ever-expanding portfolio of flash-based products and pursuing the emerging development of disruptive, new memory technologies. Upon completion of the spin-off, WDC will focus on its existing HDD business. WDC will continue to lead the storage industry in delivering powerful HDD solutions for high-capacity applications.

WDC believes that both the long-term potential and overall valuation of its HDD and flash franchises will be enhanced as a result of separating its current portfolio into two independent companies. Each company will have a strong financial foundation, a compelling innovation roadmap, a sharpened strategic focus and an experienced leadership team.

The spin-off will be effected through a pro rata distribution of 80.01% of the outstanding shares of Spinco common stock to holders of WDC common stock in a transaction that is intended to be tax-free to holders of WDC common stock (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes. Each WDC stockholder will receive a number of shares of Spinco common stock equal to 80.01% of the total number of shares of Spinco common stock held by WDC as of the distribution date, multiplied by a fraction, the numerator of which is the number of shares of WDC common stock held by such WDC stockholder as of [●] Pacific time on [●], the record date for the distribution, and the denominator of which is the total shares of WDC common stock outstanding as of the record date for the distribution. You will receive cash in lieu of any fractional shares which you would have received after the application of the above ratio. Stockholder approval of the distribution is not required, and you do not need to take any action to receive the shares of Spinco common stock to which you are entitled as a WDC stockholder. In addition, you do not need to pay any consideration or surrender or exchange your WDC common stock in order to receive shares of Spinco common stock.

We expect Spinco common stock to be approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “[●].” Following the spin-off, we expect shares of WDC common stock will continue to trade on Nasdaq.

I encourage you to read the attached information statement, which is being made available to all holders of WDC common stock as of [●], 2024. The information statement describes the separation and distribution in detail and contains important business and financial information about Spinco.

We believe the separation provides tremendous opportunities for our businesses as we work to continue to build long-term value. We appreciate your continuing support of WDC and look forward to your future support of Spinco.

Sincerely,

[●]

[●]

Western Digital Corporation

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Dear Future Sandisk Corporation Stockholder:

I am delighted to welcome you as a future stockholder of our new company, Sandisk Corporation (“Spinco”). Spinco will focus on delivering a broad and ever-expanding portfolio of flash-based products and pursuing the emerging development of disruptive, new memory technologies.

We are eager to begin our journey at this exciting time for our business. Over the past several years, we have strengthened the fundamentals of our business and enhanced our operational efficiency. Having laid that important groundwork, we believe Spinco is well positioned to drive growth and deliver long-term stockholder value with our leading flash product portfolio, premium consumer brand and differentiated semiconductor innovation engine. We expect Spinco common stock to be approved for listing on the Nasdaq Stock Market LLC under the ticker symbol “[●].”

We invite you to learn more about Spinco by reviewing the enclosed information statement. As we prepare to become an independent, publicly traded company, we look to build upon our legacy, define the future for our industry and serve our customers’ needs in the best way possible. Our future is bright, and we look forward to enhancing stockholder value and your support as a stockholder.

Sincerely,

[Name]

[●]

Sandisk Corporation

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT AND SUBJECT TO COMPLETION, DATED JUNE 13, 2024

INFORMATION STATEMENT

Sandisk Corporation

Common Stock

(par value $0.01 per share)

Preferred Stock

(par value $[●] per share)

This information statement is being furnished in connection with the distribution by Western Digital Corporation (“WDC”) to its stockholders of Sandisk Corporation (“Spinco” or the “Company”), a wholly owned subsidiary of WDC. Prior to such distribution, WDC, Spinco and their applicable affiliates will consummate a series of transactions to separate WDC and Spinco, resulting in WDC continuing to own WDC’s hard disk drive business and Spinco owning WDC’s flash business, as more fully described in this information statement (the separation and distribution transactions together, the “spin-off”). WDC will effect the distribution by distributing 80.01% of the outstanding shares of Spinco common stock owned by WDC on a pro rata basis to existing stockholders of WDC. The distribution is subject to certain conditions, as set forth in this information statement.

For each share of WDC common stock held of record by you as of [●] Pacific Time on [●], the record date for the distribution, you will receive a number of shares of Spinco common stock equal to 80.01% of the total number of shares of Spinco common stock held by WDC as of the distribution date, multiplied by a fraction, the numerator of which is the number of shares of WDC common stock held by such WDC stockholder as of the record date for the distribution, and the denominator of which is the total shares of WDC common stock outstanding as of the record date for the distribution. You will receive cash in lieu of any fractional shares which you would have received after the application of the above ratio. We expect our common stock will be distributed by WDC to you on or about [●], the distribution date. As discussed under the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your shares of WDC common stock in the “regular-way” market after the record date for the distribution and before the distribution date, you also will be selling your right to receive shares of Spinco common stock in connection with the spin-off.

We are not asking you for a proxy and you are not requested to send WDC a proxy. No vote of WDC’s stockholders is required in connection with the spin-off. You will not be required to pay any consideration or to exchange or surrender your existing shares of WDC or take any other action to receive the shares of Spinco on the distribution date to which you are entitled.

The distribution is intended to be tax-free to our stockholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

There is no current trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop shortly before the distribution date, and we expect “regular-way” trading of our common stock to begin on the first trading day following the completion of the distribution. We intend to apply to list our common stock on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “[●].”

This information statement is being furnished solely to provide information to WDC stockholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of WDC. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and none of us, WDC, the Spinco board of directors or the WDC board of directors undertake any obligation to update such information, except in the normal course of our and WDC’s public disclosure obligations and practices and as required by applicable federal securities laws.

At the time our registration statement, of which this information statement is a part, is declared effective by the United States Securities and Exchange Commission (the “SEC”), Spinco will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and, in accordance with the Exchange Act, we will file periodic reports (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy statements, and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. We encourage you to review our periodic reports, proxy statements and information statements and any other information we file with the SEC when they are made available, as they will contain important information about Spinco, in particular for periods after the date of this information statement.

In reviewing the information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 30.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement is first being made available to WDC stockholders on or about [●], 2024, and a Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to WDC stockholders on or about [●], 2024. This information statement will be mailed to WDC stockholders who previously elected to receive a paper copy of WDC’s materials.

The date of this information statement is [●], 2024.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

PRESENTATION OF INFORMATION

Unless the context otherwise requires, references in this information statement to “Spinco,” the “Company,” “we,” “us,” “our” and “our company” refer to Sandisk Corporation and its subsidiaries. References in this information statement to “WDC” or “Western Digital” refer to Western Digital Corporation and its consolidated subsidiaries (other than Spinco and its consolidated subsidiaries), unless the context otherwise requires or as otherwise specified herein.

Unless the context otherwise requires, the information included in this information statement about Spinco assumes the completion of all of the transactions referred to in this information statement in connection with the spin-off. This information statement describes the business to be transferred to Spinco by WDC in the separation as if the transferred business was our business for all historical periods described. References in this information statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred business as the business was conducted as part of WDC and its subsidiaries prior to the completion of all the transactions referred to in this information statement in connection with the spin-off.

This information statement is being furnished solely to provide information to WDC stockholders who will receive shares of Spinco common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Spinco’s securities or any securities of WDC. This information statement describes Spinco’s business, Spinco’s relationship with WDC and how the spin-off affects WDC and its stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Spinco common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, Spinco’s business and ownership of Spinco common stock, which are described under the section of this information statement entitled “Risk Factors.”

FINANCIAL STATEMENT INFORMATION

This information statement includes certain historical combined financial and other data for Spinco (referred to as the Flash Business of Western Digital Corporation or the Business in the historical combined financial statements and related notes thereto). In connection with the spin-off, Spinco will become the holder of the assets and liabilities of all of WDC’s Flash Business (as defined herein). Spinco is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the completion of the spin-off. WDC is presently, and will continue to be, a financial reporting entity following the spin-off. This information statement also includes summary unaudited pro forma condensed combined balance sheet data as of June 28, 2024, and summary unaudited pro forma condensed combined statement of operations data for the fiscal year ended June 28, 2024, which present our combined financial position and results of operations after giving effect to the separation and distribution, and the other transactions described under “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. You should read the section of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” which are qualified in their entirety by reference to our combined financial statements and related notes thereto, the consolidated financial statements of WDC and related notes thereto and the financial and other information, including in the sections of this information statement entitled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

NON-GAAP FINANCIAL INFORMATION

This information statement also contains certain financial measures, including Adjusted EBITDA, Non-GAAP Net income (loss) and Free cash flow, that are not required by, or prepared in accordance with, accounting principles generally accepted in the United States (“GAAP”). We refer to these measures as “non-GAAP” financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, our own analysis of data received from these third-party sources, our own internal data, market research that we commission and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this information statement entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this information statement entitled “Risk Factors” and “Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

This information statement may contain trade names, trademarks or service marks belonging to other companies. Such trade names, trademarks or service marks are the property of their respective owners, and we do not intend any use or display of other parties’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

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Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

INFORMATION STATEMENT SUMMARY

This summary highlights some of the information in this information statement relating to Spinco, our separation from WDC and the distribution of our common stock by WDC to its stockholders. For a more complete understanding of our business and the separation and distribution, you should read carefully the more detailed information set forth under the sections of this information statement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “The Separation and Distribution” and the other information included in this information statement.

Sandisk Corporation

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology and is one of the largest consumer brands and franchises in the world, with market leading name brand recognition. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, Spinco’s broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data.

On October 30, 2023, WDC announced its plan to separate its businesses into two distinct, publicly traded companies through a distribution of Spinco shares to WDC stockholders. Spinco will operate WDC’s Flash Business, and WDC will continue to operate its hard disk drives business unit.

Business Overview

General

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives (or SSDs) embedded products, removable cards, universal serial bus (or USB) drives, and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer (or OEM) and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We have one of the technology industry’s most valuable patent portfolios with approximately 9,200 granted patents and approximately 2,900 pending patent applications worldwide. We have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities, and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and transform data across a boundless range of

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Spinco, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified flash product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products, and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drives and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, AI-related workloads, data analysis and other enterprise applications.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook personal computers, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook personal computers and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and Consumer end markets. We compete with vertically integrated suppliers such as Kioxia Corporation (“Kioxia”), Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

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Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

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Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

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Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a strategic supply partner to our customers;

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efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia, and other contract manufacturers, and is expected to include the assembly and test facility to be owned and operated by the joint venture referenced in our recently announced equity purchase agreement with JCET Management Co., Ltd. in Shanghai, China. We believe the use of our in-house assembly and test facilities and manufacturing partners provides flexibility and gives us access to increased production capacity.

We and Kioxia currently operate three business ventures, Flash Partners Ltd., Flash Alliance Ltd., and Flash Forward Ltd. (collectively, “Flash Ventures”) across seven flash-based manufacturing facilities in Japan. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control to the quality of our products and speeds delivery of our products to our customers.

Flash Ventures operates six manufacturing facilities located in Yokkaichi, Japan, and one manufacturing facility located in Kitakami, Japan. Kioxia owns the facilities and provides wafer manufacturing services to Flash Ventures at cost using manufacturing equipment owned or leased by Flash Ventures. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on our three-month forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of each Flash Ventures entity’s capital investments to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell our products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

that the Unis Venture will be minority owned by Spinco and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of Spinco and as such the related equity method investment is not reflected within our historical combined financial statements. In addition, SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation, has entered into an agreement with JCET Management Co., Ltd. (“JCET”), referred to as the “SDSS Venture”, to own and operate our assembly and test facility in Shanghai, China. The SDSS Venture will be 20% owned by Spinco and 80% owned by JCET.

Summary of Risk Factors

An investment in Spinco’s common stock is subject to a number of risks, including market, financial, regulatory and operational risks related to our business, our separation from WDC and our common stock. Set forth below are some, but not all, of these risks.

Risks Related to Our Flash Business

•	We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain could negatively affect our business;

•	Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption;

•	The loss of our key management, staff and skilled employees; the inability to hire and develop new employees; or decisions to realign our business could negatively impact our business prospects;

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We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims;

•	We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business;

•	If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected;

•	Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results;

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Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer;

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Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions;

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We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability, or loss of customers, loss of revenue and reputational harm;

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We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business;

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The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business; and

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•	The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation.

Risks Related to the Spin-Off

•	We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business;

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Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results;

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In connection with our spin-off from WDC, WDC will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future;

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In connection with our separation, we will assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted;

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If the distribution of shares of Spinco, together with certain related transactions, does not qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Internal Revenue Code of 1986 (the “Code”) that is generally tax-free for U.S. federal income tax purposes, you and WDC could be subject to significant U.S. federal income tax liability and, in certain circumstances, Spinco could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement;

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To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that Spinco is anticipated to enter into with WDC, Spinco will be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and such related transactions;

•	The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements; and

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Following the spin-off, the value of your common stock in WDC and Spinco may collectively trade at an aggregate price less than what WDC’s common stock might have traded at had the spin-off not occurred.

Risks Related to Our Common Stock

•	We cannot be certain that an active trading market for our common stock will develop or be sustained after the spin-off and, following the spin-off, our stock price may fluctuate significantly;

•

Any sales of substantial amounts of shares of our common stock, including any common stock as a result of the conversion of any preferred stock, in the public market, or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline;

•	Provisions of Delaware law, our certificate of incorporation and our bylaws, may prevent or delay an acquisition of our company, which could decrease the market price of our common stock;

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

The price of WDC’s common stock historically has been volatile, and the price of Spinco’s common stock may continue to be volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock; and

•	Tax matters may materially affect our financial position and results of operations.

These and other risks relating to our business, our industry, the spin-off and our common stock are discussed in greater detail under the section of this information statement entitled “Risk Factors.” You should read and consider all of these risks carefully.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following provides a summary of the terms of the separation and distribution. For a more detailed description of the matters described below, see the section of this information statement entitled “The Separation and Distribution.”

Distributing Company

Western Digital Corporation, a Delaware corporation. Following the spin-off, WDC will own 19.99% of our common stock for a period of up to 12 months following the distribution.

Distributed Company

Sandisk Corporation, a Delaware corporation and, prior to the spin-off, a wholly owned subsidiary of WDC. WDC formed Spinco as a corporation in Delaware on February 5, 2024, for the purpose of effectuating the planned spin-off. Spinco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the spin-off. Pursuant to a reorganization, prior to the spin-off, we will receive the legal entities containing the flash business of WDC and its subsidiaries, including the business of marketing, offering, selling, licensing, providing, distributing, developing, manufacturing, importing or exporting flash business products (the “Flash Business”). After completion of the separation and distribution, we will be an independent, publicly traded company.

Distribution Ratio

Each holder of WDC common stock will receive for each share of WDC common stock held at [●] Pacific time on [●], the record date for the distribution, a number of shares of Spinco common stock equal to 80.01% of the total number of shares of Spinco common stock held by WDC as of the distribution date, multiplied by a fraction, the numerator of which is the number of shares of WDC common stock held by such WDC stockholder as of the record date for the distribution and the denominator of which is the total shares of WDC common stock outstanding as of the record date for the distribution (the “distribution ratio”). Cash will be distributed in lieu of fractional shares, as described in the section of this information statement entitled “The Separation and Distribution—General Treatment of Fractional Shares of Common Stock.” Please note that if you sell your shares of WDC common stock on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date.

Distributed Securities

WDC will distribute 80.01% of Spinco common stock owned by WDC, which will be 80.01% of Spinco’s common stock outstanding immediately prior to the distribution. Based on the approximately [●] shares of WDC common stock outstanding on [●], and applying the distribution ratio for each share of WDC common stock, WDC will distribute an aggregate of approximately [●] shares of Spinco common stock to WDC stockholders who hold WDC common stock as of the record date for the distribution. The number of shares that WDC will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Spinco common stock, as described below. Following the distribution, WDC intends to dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Record Date

The record date for the distribution is expected to be [●] Pacific time on [●] (the “record date for the distribution”).

Distribution Date

The distribution date is expected to be on or about [●].

Distribution

On the distribution date, WDC, with the assistance of [●], the distribution agent, will electronically distribute shares of Spinco common stock to your bank or brokerage firm on your behalf or through the systems of The Depository Trust Company (“DTC”) (if you hold your WDC shares through a bank or brokerage firm that uses DTC) or to you in book-entry form (if you hold your WDC shares in book-entry form). You will not be required to make any payment or surrender or exchange your shares of WDC common stock or take any other action to receive your shares of Spinco on the distribution date. Your bank or brokerage firm will credit your account for the shares of Spinco common stock or the distribution agent or the transfer agent will mail you a book-entry account statement that reflects your shares of Spinco. Please note that if you sell your shares of WDC common stock on or before the distribution date, then the buyer of those shares may, in certain circumstances, be entitled to receive the shares of our common stock distributed on the distribution date. For more information, see the section of this information statement entitled “The Separation and Distribution—Trading Between the Record Date and the Distribution Date.”

Distribution Agent

The distribution agent, transfer agent and registrar for Spinco common stock will be [●].

Reasons for the Spin-Off

WDC has made significant strides in creating a leading digital storage solutions business while continuing to strengthen and grow the Flash Business, and, to accelerate the pace of transformation, the board of directors of WDC (the “WDC Board of Directors”) approved a plan to separate WDC and Spinco into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	WDC will focus on the remaining hard disk drive business of WDC and its subsidiaries (the “HDD Business”); and

•	Spinco will hold the Flash Business.

The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders for a number of reasons, including:

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. Without the need to make capital allocation decisions based on WDC’s overall pre-spin-off business portfolio, the spin-off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

each company’s target investor base. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Simplified Investment Profile and Potential Ability to Enhance Marketability. The business which will constitute Spinco differs significantly in several respects from the remaining business of WDC, including the nature of the business, growth profile, cyclical trends and business cycles and secular growth drivers. The spin-off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The spin-off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off WDC given its complexity and its exposure to disparate markets and trends.

•

Improved Operational and Strategic Flexibility and Separate Acquisition Currency. The spin-off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off WDC’s overall portfolio, and will enhance operational flexibility for both businesses. The spin-off will also provide each of WDC and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of WDC and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors.

•

Improved Alignment of Equity Incentives. The spin-off is expected to increase the effectiveness of stock-based incentive compensation by providing management and employees with incentives that more directly align with the operating and financial performances of the business in which they serve. WDC believes that improved alignment of equity incentives will enhance the ability of each of WDC and Spinco to attract, retain and incentivize qualified personnel.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. While Spinco will have significant restrictions on participating in merger and acquisition activity for two years following the spin-off pursuant to the tax matters agreement, ultimately, the separation may facilitate merger and acquisition activity that may generate significant benefits for Spinco, its customers and its stockholders.

The WDC Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•

The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate management and incentive fees, working capital requirements, overhead, insurance, financing and other operating costs, as well the potentially higher cost of capital as separate companies.

•

Spinco and WDC currently take advantage of pre-spin-off WDC’s size and purchasing power in procuring certain goods and services. After the spin-off, as standalone companies, Spinco and/or WDC may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off WDC.

•	One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate IT systems and create two separate stand-alone IT structures.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Spinco and/or WDC do not achieve the expected benefits of the spin-off for a variety of reasons.

•	The spin-off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition and cash flows of Spinco and/or WDC.

•	Following the spin-off, Spinco and/or WDC may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off WDC.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off WDC, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off WDC could be more significant to WDC and/or Spinco after the spin-off as smaller, stand-alone companies.

•

WDC’s and Spinco’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders may not be interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Spinco may limit investors’ ability to appropriately value Spinco’s common stock.

•

WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with WDC. We expect that, to the extent matters come before the WDC Board of Directors and/or the board of directors of Spinco (the “Spinco Board of Directors”) as to which there is a conflict between the two companies, that the companies would take appropriate steps so that decisions with respect to such matters are made by disinterested and independent directors. Actual, potential or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries or enforcement actions.

The WDC Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks. The WDC Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the spin-off is abandoned or otherwise not completed, resulting in WDC not separating into two independent, publicly traded companies.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the sections of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

Reasons for WDC’s Retention of 19.99% of Spinco Common Stock

WDC’s plan to transfer less than all of the Spinco common stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of WDC and Spinco, including by reducing, directly or indirectly, WDC’s indebtedness during the 12-month period following the distribution. WDC intends to dispose of all of the Spinco common stock that it

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Conditions to the Distribution

The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received a tax opinion (the “Tax Opinion”) of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), tax counsel to WDC, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code (the “Intended Tax Treatment”). See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of [●], the record date for the distribution.

•

Each of the separation and distribution agreement, the transition services agreement, the tax matters agreement, the intellectual property cross-license agreement, the transitional trademark license agreement, the employee matters agreement, the stockholder and registration rights agreement and the other agreements to be entered into to effectuate, or in connection with, the spin-off (other than the separation and distribution agreement, such agreements, collectively, the “ancillary agreements”) shall have been executed and delivered by each party thereto.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

An independent appraisal firm shall have delivered (A) opinions, dated as of (x) the date of the declaration of the distribution by the WDC Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the WDC Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of each of WDC and Spinco, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each of WDC and Spinco will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither WDC nor Spinco will have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the General Corporation Law of the State of Delaware (the “DGCL”), the surplus of WDC exceeds the net amount of the distribution less the cash to be paid by Spinco to WDC in exchange for the transfer, directly or indirectly, of the flash assets from WDC to Spinco and the assumption of the flash liabilities by Spinco in connection with the spin-off (the “Spinco Dividend”) and (B) opinions, dated as of (x) the date of the declaration of the Spinco Dividend by the Spinco Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the Spinco Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of Spinco, at a fair valuation, exceed its debts (including contingent liabilities), (b) Spinco will be able to pay its debts (including contingent liabilities) as they become due and (c) Spinco will not have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (B) immediately prior to giving effect to the Spinco Dividend and pursuant to Section 170 of the DGCL, the surplus of Spinco exceeds the amount of the Spinco Dividend (the opinions to be delivered pursuant to clause (A) and clause (B), collectively, the “Solvency Opinions”); and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	Spinco shall have consummated the debt financing transactions.

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. If the spin-off is completed and the WDC Board of Directors waives any such condition, such waiver could have a material adverse effect on WDC’s and Spinco’s respective business, financial condition or results of operations, including, without limitation, as a result of illiquid trading due to the failure of Spinco common stock to be accepted for listing, litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the spin-off, or the failure of WDC and Spinco to obtain any required regulatory approvals. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein. WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of the WDC Board of Directors, are not material. However, the WDC Board of Directors would likely consider material such matters as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify its stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

The fulfillment of the above conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Stock Exchange Listing

We intend to apply to list our common stock on Nasdaq under the symbol “[●].”

Tax Considerations

WDC intends to request a private letter ruling (the “IRS Ruling”) from the Internal Revenue Service (the “IRS”) on certain issues relevant to the qualification of the distribution and certain related transactions for the Intended Tax Treatment, based on certain facts and representations set forth in such request. The receipt of the IRS Ruling is not a condition of the distribution and there can be no assurance that any or all of the rulings requested will be received. Additionally, the IRS Ruling, even if received, would not address all of the requirements relevant to the qualification of the distribution for the Intended Tax Treatment. However, it is a condition to the completion of the distribution that WDC receives the Tax Opinion, although this condition may be waived by WDC in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon the receipt of shares of Spinco common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Spinco common stock.

For more information regarding the potential U.S. federal income tax consequences to Spinco, WDC and to you of the spin-off, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

Relationship between WDC and Spinco Following the Spin-Off

Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will own 19.99% of our common stock for a period of up to 12 months following the distribution, and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC and Spinco’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

Principal Executive Office

As part of the spin-off, Spinco was incorporated as a corporation in Delaware on February 5, 2024. Our principal executive offices are currently located at 951 Sandisk Drive, Milpitas, California 95035, and our telephone

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

number is currently (408) 801-1000. We maintain a website at [●]. The information contained on our website or that can be accessed through our website neither constitutes part of this information statement nor is incorporated by reference herein, and investors should not rely on any such information in deciding whether to invest in our common stock.

Reasons for Furnishing This Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to stockholders of WDC who will receive shares of Spinco common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We believe the information contained in this information statement to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and none of us, WDC, the WDC Board of Directors or the Spinco Board of Directors undertake any obligation to update such information except in the normal course of our respective disclosure obligations and practices, or as required by applicable law.

WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of its board of directors, are not material. However, the WDC Board of Directors would likely consider material matters such as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify WDC stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth certain select combined financial data as of June 28, 2024, and June 30, 2023, and the fiscal years ended June 28, 2024, June 30, 2023, and July 1, 2022, and have been derived from our Unaudited Pro Forma Condensed Combined Financial Statements and Combined Financial Statements and notes thereto included elsewhere in this information statement. The unaudited pro forma adjustments to the Combined Statements of Operations assume that the spin-off and related transactions occurred as of July 1, 2023, which was the first day of the 2024 fiscal year. The unaudited pro forma Condensed Combined Balance Sheet gives effect to the spin-off and related transactions as if they had occurred on June 28, 2024, our latest balance sheet date. The Combined Financial Statements include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to Spinco as well as direct and indirect costs that are attributable to our operations.

The certain select combined financial data below is only a summary and should be read in conjunction with the sections of this information statement titled “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our Combined Financial Statements and the notes thereto included elsewhere in this information statement.

The certain select combined financial data is based upon available information and assumptions that we believe are reasonable and supportable and may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented, including changes that will occur in our operations and capital structure as a result of the spin-off, such as changes in financing, operations, cost structure and personnel needs of our business. The certain select combined financial data constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the section of this information statement entitled “Forward-Looking Statements.”

A final determination regarding our capital structure has not yet been made, and the ancillary agreements have not been finalized. As such, the Unaudited Pro Forma Condensed Combined Financial Information may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

Sandisk Corporation

Summary Select Combined Financial Data

	Pro Forma	Historical
	Year ended	Years ended
(In millions, except per share amounts)	June 28, 2024	June 28, 2024	June 30, 2023	July 1, 2022
Revenue, net			$6,086	$9,754

Cost of revenue			5,656	6,510

Gross profit			430	3,244

Operating expenses:
Research and development			1,167	1,362
Selling, general and administrative			558	666
Employee termination, asset impairment and other charges			69	16

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

	Pro Forma	Historical
	Year ended	Years ended
(In millions, except per share amounts)	June 28, 2024	June 28, 2024	June 30, 2023	July 1, 2022
Goodwill impairment			671	—

Total operating expenses			2,465	2,044

Operating income (loss)			(2,035)	1,200
Interest and other income (expense):
Interest income			21	6
Interest expense			(31)	(15)
Other income, net			43	43

Total interest and other income (expense), net			33	34
Income (loss) before taxes			(2,002)	1,234

Income tax expense			141	170

Net income (loss)			$(2,143)	$1,064

Cumulative dividends allocated to preferred shareholders			—	—

Net income (loss) attributable to common shareholders			$(2,143)	$1,064

Earnings per share:
Basic
Diluted
Weighted-average number of common shares outstanding:
Basic
Diluted

Sandisk Corporation

Summary Historical Combined Balance Sheets

	Pro Forma	Historical
	As of	As of
(In millions)	June 28, 2024	June 28, 2024	June 30, 2023
Assets
Cash and cash equivalents			$292
Total assets			$13,820

Liabilities and equity
Total liabilities			$2,381
Total equity			11,439
Total liabilities and equity			$13,820

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

In addition to our operating results, as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), we use, and plan to continue using non-GAAP financial measures when monitoring and evaluating operating performance and liquidity. The non-GAAP financial measures presented in this information statement are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. For more information about our non-GAAP financial measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures and Use of Certain Terms.”

Adjusted EBITDA

	Pro Forma	Historical
	Year ended	Years ended
(In millions)	June 28, 2024	June 28, 2024	June 30, 2023	July 1, 2022
Net Income (Loss) (GAAP)			$(2,143)	$1,064
Income tax expense			141	170
Interest and other income (expense), net			(33)	(34)
Depreciation and amortization			448	525

EBITDA (8)			(1,587)	1,725
Stock-based compensation expense (1)			165	171
Contamination related charges (2)			—	207
Recoveries from a power outage incident (3)			—	(7)
Employee termination, asset impairment and other charges (4)			69	16
Goodwill impairment (5)			671	—
Strategic review (6)			20	—
Other (7)			1	3

Adjusted EBITDA (non-GAAP) (9)			$(661)	$2,115

Footnotes:

(1)

Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

(2)	Represents scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under-absorbed overhead costs, which were expensed as incurred.
(3)

Represents recoveries received for the losses associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs due to the power outage incident in 2019.

(4)

Represents employee terminations and/or restructuring of operations in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, and charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods and has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

(5)	Represents goodwill impairment charges due to changes in industry and macroeconomic conditions in the fiscal year ended June 30, 2023.
(6)

Represents expenses associated with Spinco’s ongoing review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

(7)	Represents charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.
(8)	EBITDA is defined as net income before income tax expense, interest and other income (expense), net, and depreciation and amortization.
(9)

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted to exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because these exclusions are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers.

Free Cash Flow

	Historical
	Years ended
(In millions)	June 28, 2024	June 30, 2023	July 1, 2022
Cash Flows
Cash flow provided by (used in) operating activities		$(713)	$1,151
Purchases of property, plant and equipment, net		(219)	(410)
Activity related to Flash Ventures, net		$14	$(91)

Free cash flow		$(918)	$650

Revenue by End Market

	Historical
	Years ended
(In millions)	June 28, 2024	June 30, 2023	July 1, 2022
Revenue by end market
Cloud		$500	$1,264
Client		3,637	6,038
Consumer		1,949	2,452

Total revenue		$6,086	$9,754

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Spinco and why is WDC separating Spinco’s business and distributing Spinco’s stock?	Spinco currently is a wholly owned subsidiary of WDC that was formed to hold assets and liabilities related to the Flash Business. The separation of Spinco from WDC and the distribution of Spinco common stock are intended to provide you with equity investments in two separate companies, each of which will be able to focus on their respective businesses. WDC and Spinco believe that the spin-off will result in enhanced long-term performance of each business for the reasons discussed in the section of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off.”

Why am I receiving this document?	WDC is making this document available to you because you are a holder of WDC common stock. If you are a holder of WDC common stock as of [●] Pacific time on [●], the record date for the distribution, you will be entitled to receive a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock that you hold at such time. This document will help you understand how the separation and distribution will affect your investment in WDC and your investment in Spinco after the spin-off.

How will the spin-off of Spinco from WDC work?	To effect the spin-off, WDC will undertake a series of internal reorganization transactions pursuant to which, among other transactions, Spinco will hold the Flash Business and WDC will distribute 80.01% of the outstanding shares of common stock of Spinco as of the distribution date to WDC’s stockholders on a pro rata basis as a distribution. Following the completion of the spin-off, Spinco, holding the Flash Business, will be an independent, publicly traded company.

What business will Spinco engage in after the spin-off?	Spinco will continue to focus on the Flash Business. For additional details regarding Spinco’s business, see the section of this information statement entitled “Business.”

Why is the spin-off of Spinco structured as a distribution?	WDC believes that a distribution, together with certain related transactions, of Spinco shares to WDC stockholders, which WDC intends to be tax-free for U.S. federal income tax purposes (except with respect to any cash received in lieu of fractional shares), is an efficient way to separate the Flash Business in a manner that is expected to create long-term benefits and value for WDC, Spinco and their respective stockholders. WDC will retain 19.99% of our common stock for a period of up to 12 months following the spin-off.

What will be distributed in the distribution?	As a holder of WDC common stock, you will receive a dividend of a number of shares of Spinco common stock equal to the distribution

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

ratio for each share of WDC common stock you hold as of [●] Pacific time on [●], the record date for the distribution. Your proportionate interest in WDC will not change as a result of the distribution. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution.”

What is the record date for the distribution?	The record date for the distribution is [●] Pacific time on [●].

When will the distribution occur?	It is expected that 80.01% of the shares of Spinco common stock held by WDC will be distributed by WDC on or about [●], to holders of record of WDC common stock as of [●] Pacific time on [●], the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

What will the spin-off cost?	Spinco estimates that it will incur costs of approximately $[●] million in connection with the spin-off.

Is a stockholder vote required to approve the spin-off?	No stockholder vote is required to approve the spin-off.

What do stockholders need to do to participate in the distribution?	Stockholders of WDC entitled to receive shares in the distribution will not be required to take any action to receive Spinco common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration or exchange or surrender your existing WDC common stock or take any other action to receive your shares of Spinco common stock.

What will govern my rights as a Spinco stockholder?	Your rights as a Spinco stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. There are no material changes in stockholder rights between the stockholder rights at WDC and Spinco. For additional details regarding Spinco common stock and Spinco stockholder rights, see the section of this information statement entitled “Description of Capital Stock.”

Will I receive physical certificates representing shares of Spinco common stock following the spin-off?

No. Following the spin-off, Spinco will not issue physical certificates representing shares of Spinco common stock, even if requested. If you own WDC common stock as of the record date for the distribution, WDC, with the assistance of the distribution agent, will electronically distribute shares of Spinco common stock to you or to your brokerage firm on your behalf by way of direct registration form. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. The distribution agent or the transfer agent will mail you a book-entry account statement that

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

reflects your shares of Spinco common stock, or your bank or brokerage firm will credit your account for the shares.

Following the spin-off, stockholders whose shares are held in book-entry form may request that their shares of Spinco common stock held in book-entry form be transferred to a brokerage or other account at any time.

How many shares of Spinco common stock will I receive in the distribution?	WDC will distribute to you a number of shares of Spinco common stock equal to the distribution ratio for each share of WDC common stock held by you as of the record date for the distribution. Based on approximately [●] shares of WDC common stock outstanding as of [●], an aggregate of approximately [●] shares of Spinco common stock will be distributed. For additional information on the distribution, see the section of this information statement entitled “The Separation and Distribution.”

Will Spinco issue fractional shares of its common stock in the distribution?	No. Spinco will not issue fractional shares of its common stock in the distribution. Fractional shares that WDC stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

What are the conditions to the distribution?	The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify for the Intended Tax Treatment. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of [●], the record date for the distribution.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

•

An independent appraisal firm shall have delivered the Solvency Opinions; and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	Spinco shall have consummated the debt financing transactions.

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. WDC may decline at any time to go forward with the distribution, whether or not the conditions are satisfied and the spin-off would then not occur. For a more detailed description, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

What is the expected date of completion of the spin-off?	The completion and timing of the spin-off are dependent upon a number of conditions. It is expected that the shares of Spinco common stock will be distributed by WDC on or about [●] to the holders of record of WDC common stock as of the record date for the distribution. However, no assurance can be provided as to the timing of the spin-off or that all conditions to the spin-off will be met.

Can WDC decide to cancel the spin-off even if all the conditions have been met?	Yes. The spin-off will not be effective until the distribution is complete. The distribution is subject to the satisfaction or waiver by WDC of certain conditions. See “The Separation and Distribution—General—Conditions to the Distribution.” The fulfillment of such conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the distribution, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC.

What if I want to sell my WDC common stock or my Spinco common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in WDC common stock: a “regular-way” market and an “ex-distribution” market. Shares of WDC common stock that trade in the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Each stockholder trading in WDC shares would make any decision as to whether to trade one or more of such stockholder’s shares in WDC in the “regular-way” market or the “ex-distribution” market.

If you decide to sell any shares of your WDC common stock after the record date for the distribution and before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your WDC common stock with or without your entitlement to Spinco common stock pursuant to the distribution.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Where will I be able to trade shares of Spinco common stock?	Spinco intends to apply to list its common stock on Nasdaq under the symbol “[●].” Spinco expects that trading in shares of its common stock will begin on a “when-issued” basis shortly before the distribution date and will continue up to and through the distribution date and that “regular-way” trading in Spinco common stock will begin on the first trading day following the distribution date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. If trading begins on a “when-issued” basis, you may purchase or sell Spinco common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Spinco cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of WDC common stock?	Prior to the completion of the spin-off, WDC will continue to trade on Nasdaq under the symbol “WDC.” Any changes to WDC’s name or ticker symbol will be announced separately by WDC.

Will the number of shares of WDC common stock that I own change as a result of the distribution?	No. The number of shares of WDC common stock that you own will not change as a result of the distribution.

What are the U.S. federal income tax consequences of the separation and distribution?	WDC intends to request the IRS Ruling on certain issues relevant to the qualification of the distribution and certain related transactions for the Intended Tax Treatment, based on certain facts and representations set forth in such request. The receipt of the IRS Ruling is not a condition of the distribution and there can be no assurance that any or all of the rulings requested will be received. Additionally, the IRS Ruling, even if received, would not address all of the requirements relevant to the qualification of the distribution for its Intended Tax Treatment. However, it is a condition to the completion of the distribution that WDC receives the Tax Opinion, although this condition may be waived by WDC in its sole discretion.

Accordingly, and so long as the distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss will be recognized by you for U.S. federal income tax purposes, and no amount will be included in your income, for U.S. federal income tax purposes, upon the receipt of shares of Spinco common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Spinco common stock.

For more information regarding the potential U.S. federal income tax consequences of the spin-off to Spinco, WDC and to you, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

You should consult your tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

How will I determine my tax basis in the Spinco shares I receive in the distribution?	Assuming that the distribution is tax-free to WDC stockholders (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes, your aggregate tax basis in your shares of WDC common stock held by you immediately prior to the distribution will be allocated between your shares of WDC common stock and the shares of Spinco common stock that you receive in the distribution (including any fractional share interest in Spinco common stock for which cash is received) in proportion to the relative fair market values of each immediately following the distribution. WDC will provide its stockholders with information to enable them to compute their tax basis in both WDC and Spinco shares. This information will be posted on WDC’s website following the distribution date.

You should consult your tax advisor about the particular consequences of the spin-off to you, including a situation where you have purchased WDC shares at different times or for different amounts and the application of state, local and foreign tax laws.

For a more detailed description, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

How will the spin-off impact the rights, preferences, privileges and voting power of the holders of WDC’s Series A Convertible Perpetual Preferred Stock?	In connection with the spin-off, holders of WDC’s Series A Convertible Perpetual Preferred Stock (the “WDC preferred stock”) are expected to convert one-third of their shares of WDC preferred stock into shares of convertible preferred stock of Spinco (the “Spinco preferred stock”), having an aggregate liquidation preference equal to one-third of the then-outstanding shares of WDC preferred stock and having the designation, preferences, rights, privileges, powers and terms and conditions, that are identical to those specified in the certificate of designations of the WDC preferred stock, in exchange for the corresponding number of shares of Spinco preferred stock.

What will Spinco’s relationship be with WDC following the spin-off?

Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will retain 19.99% of our common stock for a period of up to 12 months following the distribution, and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC’s and Spinco’s

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC. For additional information regarding these agreements, see the sections of this information statement entitled “Risk Factors—Risks Related to the Spin-Off” and “Certain Relationships and Related Transactions.”

How will WDC vote any shares of Spinco common stock it retains?	WDC is expected to agree to vote any shares of Spinco common stock that it retains in proportion to the votes cast by Spinco’s other stockholders and is expected to grant Spinco a proxy with respect to such retained shares. For additional information on these voting arrangements, see “Certain Relationships and Related Person Transactions.”

What does WDC intend to do with any shares of Spinco common stock it retains?	WDC plans to dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by one or more WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, within the 12-month period following the distribution.

Will I have appraisal rights in connection with the distribution?	No. Holders of WDC common stock are not entitled to appraisal rights in connection with the distribution.

Are there risks associated with owning Spinco common stock?	Yes. Ownership of Spinco common stock is subject to both general and specific risks relating to Spinco’s business, the industry in which it operates, its ongoing contractual relationships with WDC and its status as a separate, publicly traded company. Ownership of Spinco common stock is also subject to risks relating to the spin-off, including that following the spin-off, Spinco’s business will be less diversified than WDC’s business prior to the spin-off. These risks are described in the section of this information statement entitled “Risk Factors.” You are encouraged to read that section carefully.

Who will manage Spinco after the spin-off?	Following the spin-off, Spinco will be led by David Goeckeler, who will be Spinco’s Chief Executive Officer.

For more information regarding Spinco’s expected named executive officers and other members of its management team, see the section of this information statement entitled “Management.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

What will Spinco’s dividend policy be after the spin-off?	We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future. For more information regarding Spinco’s dividend policy, see the section of this information statement entitled “Dividend Policy.”
What will happen to unvested WDC equity awards in connection with the spin-off?

Any equity awards relating to shares of WDC’s common stock that are outstanding at the time of distribution will be adjusted to reflect the impact of the separation. Generally, (1) each unvested WDC equity award held by an employee who will continue at WDC after the spin-off will be adjusted and become a post-separation WDC award relating to shares of WDC common stock, (2) each unvested WDC equity award held by an employee transitioning to Spinco below the level of vice president will be converted to a Spinco award relating to shares of Spinco common stock, and (3) each unvested WDC restricted stock unit (“RSU”) award held by a Spinco employee at the level of vice president and above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or Thailand immediately prior to the separation) will convert to both a WDC award and a Spinco award. The number of shares of WDC common stock or Spinco common stock, as applicable, subject to each converted award will be determined in a manner intended to preserve the aggregate value of the original unvested WDC equity award by adjusting the number of shares subject to such awards based on a ratio of each post-separation entity’s volume-weighted average stock price over 20 trading days following the separation. The terms of the converted equity awards, such as vesting conditions, settlement dates and method of settlement, will generally continue unchanged. However, for each unvested WDC performance stock unit (“PSU”) held by a continuing WDC employee, such PSUs will remain in place as WDC PSUs, with the performance measures with respect to fiscal year 2025 deemed achieved at target performance to avoid distortions associated with the separation and with performance measures applicable for subsequent performance years to be determined in normal course. Further, for each unvested WDC PSU held by a Spinco employee, the performance measure achievement will be determined based on actual performance for completed fiscal years

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

and based on target performance for fiscal years not yet completed as of the spin-off date and such PSUs will be converted into WDC and Spinco RSUs subject to only time-based vesting following the spin-off.

Will the distribution of Spinco common stock affect the market price of WDC common stock?	As a result of the distribution, we expect the trading price of shares of WDC common stock to be different from the trading price of WDC common stock immediately prior to the distribution because the trading price will no longer reflect the combined value of the businesses. Furthermore, until the market has fully analyzed the value of WDC without the business comprising Spinco, the price of shares of WDC common stock may fluctuate. There can be no assurance that, following the spin-off, the combined value of WDC common stock and Spinco common stock will equal or exceed what the value of WDC common stock would have been as of the same time and date in the absence of the distribution.

Will Spinco incur any debt prior to or at the time of the distribution?	Spinco expects to enter into certain financing arrangements prior to or substantially concurrent with the spin-off.

Who will be the distribution agent, transfer agent and registrar for Spinco common stock?	The distribution agent, transfer agent and registrar for Spinco common stock will be [●]. For questions relating to the transfer or mechanics of the stock distribution, you should contact [●]’s toll free number at [●].

Where can I find more information about WDC and Spinco?	If you have any questions relating to WDC, you should contact:

Western Digital Investor Relations

5601 Great Oaks Parkway

San Jose, CA 95119

Phone: 800-695-6399

Email: investor@wdc.com

Website: https://investor.wdc.com/

After the distribution, Spinco stockholders who have any questions relating to Spinco should contact Spinco through any means set forth below, or at the phone numbers or email addresses posted on our website, [●].

Spinco Investor Relations

951 Sandisk Drive

Milpitas, California 95035

Phone: (408) 801-1000

Email: [●]

Website: [●]

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

The risks and uncertainties described below could materially and adversely impact our business, financial condition, results of operations, could cause actual results to differ materially from our expectations and projections, and could cause the market value of our stock to decline. You should consider these risk factors when evaluating us and our common stock and when reading the rest of this information statement, including the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this document. These risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results or cause the market price of our common stock to fluctuate or decline. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Our Flash Business

OPERATIONAL RISKS

Adverse global or regional conditions could harm our business.

A large portion of our revenue is derived from our international operations, and substantially all of our products are produced overseas. As a result, our business depends significantly on global and regional conditions. Adverse changes in global or regional economic conditions, including, but not limited to, volatility in the financial markets, tighter credit, recession, inflation, rising interest rates, slower growth in certain geographic regions, political uncertainty, geopolitical tensions or conflicts, other macroeconomic factors, changes to social conditions and regulations, could significantly harm demand for our products, increase credit and collectability risks, result in revenue reductions, reduce profitability as a result of underutilization of our assets, cause us to change our business practices, increase manufacturing and operating costs or result in impairment charges or other expenses.

Our revenue growth is significantly dependent on the growth of international markets, and we may face challenges in international sales markets. We are subject to risks associated with our global manufacturing operations and global sales efforts, as well as risks associated with our utilization of contract manufacturers, including:

•	obtaining governmental approvals and compliance with evolving foreign regulations;

•

the need to comply with regulations on international business, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, the anti-bribery laws of other countries and rules regarding conflict minerals;

•	exchange, currency and tax controls and reallocations;

•	weaker protection of intellectual property rights;

•	policies and financial incentives by governments in China, the United States, and countries in Europe and Asia designed to reduce dependence on foreign semiconductor manufacturing capabilities;

•

trade restrictions, such as export controls, export bans, import restrictions, embargoes, sanctions, license and certification requirements (including semiconductor, encryption and other technology), tariffs and complex customs regulations; and

•	difficulties in managing international operations, including appropriate internal controls.

As a result of these risks, our business could be harmed.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

We are dependent on a limited number of qualified suppliers who provide critical services, materials or components, and a disruption in our supply chain could negatively affect our business.

We depend on an external supply base for technologies, software (including firmware), controllers, dynamic random-access memory, components, equipment and materials for use in our product design and manufacturing. We also depend on suppliers for a portion of our wafer testing, chip assembly, product assembly and product testing, and on service suppliers for providing technical support for our products. In addition, we use logistics partners to manage our worldwide just-in-time hubs and distribution centers and to meet our freight needs. Many of the components and much of the equipment we acquire must be specifically designed for use in our products or for developing and manufacturing our products, and are only available from a limited number of suppliers, some of whom are our sole-source suppliers. We therefore depend on these suppliers to meet our business needs including dedicating adequate engineering resources to develop components that can be successfully integrated into our products.

Our suppliers have in the past been, and may in the future be, unable or unwilling to meet our requirements, including as a result of events outside of their control such as trade restrictions (including tariffs, quotas and embargoes), geopolitical conflicts, public health emergencies or natural disasters. If we are unable to purchase sufficient quantities from our current suppliers or qualify and engage additional suppliers, or if we cannot purchase materials at a reasonable price, we may not be able to meet demand for our products. Trade restrictions, including tariffs, quotas and embargoes, demand from other high-volume industries for materials or components used in our products, disruptions in supplier relationships or shortages in other components and materials used in our customers’ products could result in increased costs to us or decreased demand for our products, which could negatively impact our business. Delays, shortages or cost increases experienced by our suppliers in developing or sourcing materials and components for use in our products or incompatibility or quality issues relating to our products, could also harm our business.

We do not have long-term contracts with some of our existing suppliers, nor do we always have guaranteed manufacturing capacity with our suppliers, so we cannot guarantee that they will devote sufficient resources or capacity to manufacturing our products. Any significant problems that occur at our suppliers could lead to product shortages or quality assurance problems. When we do have contractual commitments with suppliers in an effort to stabilize the supply of our components, those commitments may require us to buy a substantial number of components or make significant cash advances to the supplier and may not result in a satisfactory supply of our components. We may cancel or defer outstanding purchase commitments with certain suppliers due to changes in actual and forecasted demand, which may result in fees, penalties and other associated charges. Such cancellations or deferments may also negatively impact our relationships with certain suppliers or lead to a decline in the financial performance of certain suppliers, each of which could result in even more limited availability of components needed for our products.

In addition, our supply base has experienced industry consolidation. Our suppliers may be acquired by our competitors, decide to exit the industry or redirect their investments and increase costs to us. In addition, some of our suppliers have experienced a decline in financial performance, including as a result of canceled or deferred purchase commitments. Where we rely on a limited number of suppliers or a single supplier, the risk of supplier loss due to industry consolidation or a decline in financial performance is increased. Some of our suppliers may also be competitors in other areas of our or their business, which could lead to difficulties in price negotiations or meeting our supply requirements.

Our operations, and those of certain of our suppliers and customers, are subject to substantial risk of damage or disruption.

We conduct our operations at large, high-volume, purpose-built facilities in Japan, Malaysia and throughout Asia. The facilities of many of our customers, our suppliers and our customers’ suppliers are also concentrated in certain geographic locations throughout Asia and elsewhere. If a fire (including a climate change-related fire),

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flood, earthquake, tsunami or other natural disaster, condition or event such as a power outage, contamination event, terrorist attack, cybersecurity incident, physical security breach, political instability, civil unrest, localized labor unrest or other employment issues, or a health epidemic negatively affects any of these facilities, it would significantly affect our ability to manufacture or sell our products and source components and would harm our business. Possible impacts include work and equipment stoppages and damage to or closure of our facilities, or those of our suppliers or customers, for an indefinite period of time. Climate change has in the past and is expected to continue to increase the incidence and severity of certain natural disasters, including wildfires and adverse weather events. In addition, the geographic concentration of our manufacturing sites could exacerbate the negative impacts resulting from any of these problems.

We may incur losses beyond the limits of, or outside the scope of, the coverage of our insurance policies. There can be no assurance that in the future we will be able to maintain existing insurance coverage or that premiums will not increase substantially. Due to market availability, pricing or other reasons, we may elect not to purchase insurance coverage or to purchase only limited coverage. We maintain limited insurance coverage and, in some cases, no coverage at all, for natural disasters and damage to our facilities, as these types of insurance are sometimes not available or available only at a prohibitive cost. Climate change may reduce the availability or increase the cost of certain types of insurance by contributing to an increase in the incidence and severity of certain natural disasters. We depend upon Kioxia to obtain and maintain sufficient property, business interruption and other insurance for Flash Ventures. If Kioxia fails to do so, we could suffer significant unreimbursable losses, and such failure could also cause Flash Ventures to breach various financing covenants.

Public health crises have had, and could in the future have, a negative effect on our business.

Public health crises may negatively impact our workforce and operations, as well as those of our strategic partners, customers, suppliers and logistics providers. Impacts of public health crises may include, without limitation, closures of our manufacturing facilities; under-absorbed overhead; increased logistics, component and other costs; decreased demand for our products; and manufacturing challenges.

The effects of public health crises are uncertain and difficult to predict, but may also include:

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Disruptions to our supply chain, our operations or those of our strategic partners, customers or suppliers caused by employees or others contracting infectious diseases, or by governmental orders to contain the spread of infectious disease, such as travel restrictions, quarantines, shelter in place orders, trade controls and business shutdowns;

•

Deterioration of worldwide credit markets that may limit our ability or increase our cost to obtain external financing to fund our operations and capital expenditures and result in a higher rate of losses on our accounts receivables due to customer credit defaults;

•	Extreme volatility in financial markets, which may harm our ability to access the financial markets on acceptable terms;

•

Increased data security and technology risk as some employees work from home, including possible outages to systems and technologies critical to remote work and increased data privacy risk with cybercriminals attempting to take advantage of the disruption; and

•	Reduced productivity or other disruptions of our operations if workers in Flash Ventures’ factories or our other worksites are exposed to or spread infectious diseases to other employees.

The degree to which any public health crises ultimately impact our business will depend on many factors beyond our control, which are highly uncertain and cannot be predicted at this time.

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The loss of our key management, staff and skilled employees; the inability to hire and develop new employees; or decisions to realign our business could negatively impact our business prospects.

Our success depends upon the continued contributions of our talent. Changes in our key management team, including the allocation of key employees between the two companies, may result in loss of continuity, loss of accumulated knowledge, departure of other key employees, disruptions to our operations and inefficiency during transitional periods. Global competition for skilled employees in the technology industry is intense, and our business success is increasingly dependent on our ability to attract, develop and retain top talent; implement succession plans for key management and staff and replace aging skilled employees. We will put retention arrangements in place for key employees to address the uncertainty about our business separation. When these retention payments are made we may suffer further attrition. Changes in immigration policies may also impair our ability to recruit and hire technical and professional talent.

Our ability to hire and retain employees also depends on our ability to build and maintain a diverse and inclusive workplace culture and to fund competitive compensation and benefits, each of which contribute to being viewed as an employer of choice. Additionally, because a substantial portion of our key employees’ compensation is linked to the performance of our business, we may be at a competitive disadvantage for hiring and retaining talent when our operating results are negatively impacted. If we are unable to hire and retain key talent, our operating results would likely be harmed.

We are subject to risks related to product defects, which could result in product recalls or epidemic failures and could subject us to warranty claims in excess of our warranty provisions or which are greater than anticipated, litigation or indemnification claims.

We warrant the majority of our products for periods of one to five years. We test our products in our manufacturing facilities through a variety of means. However, our testing may fail to reveal defects in our products that may not become apparent until after the products have been sold into the market. In addition, our products may be used in a manner that is not intended or anticipated by us, resulting in potential liability. Accordingly, there is a risk that product defects will occur, including as a result of third-party components or applications that we incorporate in our products, which could require a product recall. Product recalls can be expensive to implement. As part of a product recall, we may be required or choose to replace the defective product. Moreover, there is a risk that product defects may trigger an epidemic failure clause in a customer agreement. If an epidemic failure occurs, we may be required to replace or refund the value of the defective product and to cover certain other costs associated with the consequences of the epidemic failure. In addition, product defects, product recalls or epidemic failures may cause damage to our reputation or customer relationships, lost revenue, indemnification for a recall of our customers’ products, warranty claims, litigation or loss of market share with our customers, including our original equipment manufacturer and original design manufacturer customers. Our business liability insurance may be inadequate or future coverage may be unavailable on acceptable terms, which could negatively impact our operating results and financial condition.

Our standard warranties contain limits on damages and exclusions of liability for consequential damages and for misuse, improper installation, alteration, accident or mishandling while in the possession of someone other than us. We record an accrual for estimated warranty costs at the time revenue is recognized. We may incur additional expenses if our warranty provisions do not reflect the actual cost of resolving issues related to defects in our products, whether as a result of a product recall, epidemic failure or otherwise. If these additional expenses are significant, they could harm our business.

The compromise, damage or interruption of our technology infrastructure, systems or products by cyber incidents, data security breaches, other security problems, design defects or system failures could have a material negative impact on our business.

We experience cyber incidents of varying degrees on our technology infrastructure and systems and, as a result, unauthorized parties may obtain access to our computer systems and networks, including cloud-based platforms.

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For example, an unauthorized third-party gained access to a number of WDC’s systems in March 2023, which caused disruption to parts of WDC’s business operations and resulted in various investigation, recovery and remediation expenses. In addition, the technology infrastructure and systems of some of our suppliers, vendors, service providers, cloud solution providers and partners have in the past experienced, and may in the future experience, such incidents. Cyber incidents can be caused by ransomware, computer denial-of-service attacks, worms and other malicious software programs or other attacks, including the covert introduction of malware to computers and networks, and the use of techniques or processes that change frequently, may be disguised or difficult to detect, or are designed to remain dormant until a triggering event, and may continue undetected for an extended period of time. Cyber incidents may result from, social engineering or impersonation of authorized users, and may also result from efforts to discover and exploit any design flaws, bugs, security vulnerabilities or security weaknesses, intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism or fraud by third parties and sabotage. In some instances, efforts to correct vulnerabilities or prevent incidents may reduce the functionality or performance of our computer systems and networks, which could negatively impact our business. We believe malicious cyber acts are increasing in number and that cyber threat actors are increasingly organized and well-financed or supported by state actors, and are developing increasingly sophisticated systems and means to not only infiltrate systems, but also to evade detection or to obscure their activities. Geopolitical tensions or conflicts may create heightened risk of cyber incidents.

Our products are also targets for malicious cyber acts, including those products utilized in cloud-based environments. While some of our products contain encryption or security algorithms to protect third-party content or user-generated data stored on our products, these products could still be hacked or the encryption schemes could be compromised, breached or circumvented by motivated and sophisticated attackers, which could harm our business by exposing us to litigation and indemnification claims and hurting our reputation. If efforts to breach our infrastructure, systems or products are successful or we are unable to protect against these risks, we could suffer interruptions, delays or cessation of operations of our systems, and loss or misuse of proprietary or confidential information, IP or sensitive or personal information. For example, as a result of a network security incident in March 2023, an unauthorized party obtained a copy of a WDC database used for WDC’s online store that contained some personal information of our online store customers. Compromises of our infrastructure, systems or products could also cause our customers and other affected third parties to suffer loss or misuse of proprietary or confidential information, IP or sensitive or personal information, and could harm our relationships with customers and other third parties and subject us to liability. As a result of actual or perceived breaches, we may experience additional costs, notification requirements, civil and administrative fines and penalties, indemnification claims, litigation or damage to our brand and reputation. All of these consequences could harm our reputation and our business and materially and negatively impact our operating results and financial condition.

BUSINESS AND STRATEGIC RISKS

We rely substantially on strategic relationships with various partners, including Kioxia, which subjects us to risks and uncertainties that could harm our business.

We have entered into and expect to continue to enter into strategic relationships with various partners for product development, manufacturing, sales growth and the supply of technologies, components, equipment and materials for use in our product design and manufacturing, including our business ventures with Kioxia. We depend on Flash Ventures for the development and manufacture of flash-based memory. Our strategic relationships, including Flash Ventures, are subject to various risks that could harm the value of our investments, our revenue and costs, our future rate of spending, our technology plans and our future growth opportunities.

Substantially all of our flash-based memory is obtained from Flash Ventures, which limits our ability to respond to market demand and supply changes and makes our financial results particularly susceptible to variations from our forecasts and expectations. For example, we are contractually obligated to pay for 50% of the fixed costs of

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Flash Ventures regardless of whether we order any flash-based memory, and our orders placed with Flash Ventures on a three-month rolling basis are binding. While Flash Ventures is operating, our agreements with Kioxia preclude us from manufacturing flash-based memory ourselves except to the extent that we acquire any manufacturing capacity of a Flash Ventures entity as a result of that entity’s dissolution, termination or acquisition by us. This could also impair our ability to consolidate with other industry participants who manufacture flash-based memory. As a result, a failure to accurately forecast supply and demand could cause us to over-invest or under-invest in technology transitions or the expansion of Flash Ventures’ capacity. Over-investment by us or our competitors can result in excess supply and lead to significant decreases in our product prices, significant excess, obsolete inventory or inventory write-downs or underutilization charges, and the potential impairment of our investments in Flash Ventures. For example, in 2023, we incurred charges for unabsorbed manufacturing overhead costs as a result of the reduced utilization of our manufacturing capacity and charges to write-down our inventory as a result of decreases in market pricing, which together aggregated to $404 million. These charges were attributable to a significant imbalance of supply and demand and our actions taken in response thereto. On the other hand, if we under-invest in Flash Ventures, or otherwise grow or transition Flash Ventures’ capacity too slowly, we may not have enough supply of flash-based memory, or the right type of flash-based memory, to meet demand on a timely and cost effective basis, and we may lose opportunities for revenue, gross margin and market share as a result. If our supply is limited, we might make strategic decisions with respect to the allocation of our supply among our products and customers, which could result in less favorable gross margins or damage customer relationships.

Our control over the operations of our business ventures may be limited, and our interests could diverge from our strategic partners’ interests regarding ongoing and future activities. For example, each Flash Ventures entity operates for a defined period of time agreed upon between the joint venture partners. Although we and Kioxia have agreed to extend that period of time for each Flash Ventures entity since the start of Flash Ventures, there is a risk that we and Kioxia are unable to agree on a further extension of one or more of the Flash Ventures entities. Additionally, under the Flash Ventures agreements, we cannot unilaterally direct most of Flash Ventures’ activities, and we have limited ability to source or fabricate flash outside of Flash Ventures. Flash Ventures requires significant investments by both Kioxia and us for technology transitions and capacity expansions, and our business could be harmed if our technology roadmap and investment plans are not sufficiently aligned with Kioxia’s. Lack of alignment with Kioxia with respect to Flash Ventures could negatively impact our ability to react quickly to changes in the market, or to stay at the forefront of technological advancement. Misalignment could arise due to changes in Kioxia’s strategic priorities, management, ownership or access to capital, which have changed in recent years and could continue to change. Kioxia’s stakeholders may include, or have included in the past, competitors, customers, a private equity firm, government entities or public stockholders. Kioxia’s management changes, ownership and capital structure could lead to delays in decision-making, disputes or changes in strategic direction that could negatively impact the strategic partnership, and therefore us. There may exist conflicts of interest between Kioxia’s stakeholders and Flash Ventures or us with respect to, among other things, protecting and growing Flash Ventures’ business, intellectual property and competitively sensitive confidential information.

Together with Kioxia, we fund a portion of the investments required for Flash Ventures through lease financings. Continued availability of lease financings for Flash Ventures is not guaranteed and could be limited by several factors, including investor capacity and risk allocation policies, our or Kioxia’s financial performance and changes to our or Kioxia’s business, ownership or corporate structure. To the extent that lease financings are not accessible on favorable terms or at all, more cash would be required to fund investments.

Our strategic relationships are subject to additional risks that could harm our business, including, but not limited to, the following:

•	failure by our strategic partners to comply with applicable laws or employ effective internal controls;

•	difficulties and delays in product and technology development at, ramping production at, and transferring technology to, our strategic partners;

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

declining financial performance of our strategic partners, including failure by our strategic partners to timely fund capital investments with us or otherwise meet their commitments, including paying amounts owed to us or third parties when due;

•

we may lose the rights to, or ability to independently manufacture, certain technology or products being developed or manufactured by strategic partners, including if any of them is acquired by another company, files for bankruptcy or experiences financial or other losses;

•	a bankruptcy event involving a strategic partner could result in structural changes to or termination of the strategic partnership; and

•	changes in tax or regulatory requirements may necessitate changes to the agreements governing our strategic partnerships.

We participate in a highly competitive industry that is subject to declining average selling prices, volatile demand, rapid technological change and industry consolidation, as well as lengthy product qualifications, all of which can negatively impact our business.

Demand for our devices, software and solutions, which we refer to in this “Risk Factors” section as our “products,” depends in large part on the demand for systems manufactured by our customers and on storage upgrades to existing systems. The demand for systems has been volatile in the past and often has had an exaggerated effect on the demand for our products in any given period. Demand for and prices of our products are influenced by, among other factors, actual and projected data growth, the balance between supply and demand in the storage market, including the effects of new fab capacity, macroeconomic factors, business conditions, technology transitions and other actions taken by us or our competitors. The storage market has recently experienced, and may continue to experience, periods of excess capacity leading to liquidation of excess inventories, inventory write-downs, significant reductions in average selling prices and negative impacts on our revenue and gross margins, and volatile product life cycles that harm our ability to recover the cost of product development.

Further, our average selling prices and gross margins tend to decline when there is a shift in the mix of product sales to lower priced products. We have faced declining gross margins relating to the flash business in the past, and may face potential gross margin pressures in the future, resulting from our average selling prices declining more rapidly than our cost of revenue. Rapid technological changes often reduce the volume and profitability of sales of existing products and increase the risk of inventory obsolescence and write-downs. Finally, the data storage industry has experienced consolidation over the past several years, which could enhance the resources and lower the cost structure of some competitors. These factors could result in a substantial decrease in our market share and harm our business.

As we compete in new product areas, the overall complexity of our business may increase and may result in increases in research and development expenses and substantial investments in manufacturing capability, technology enhancements and go-to-market capability. We must also qualify our products with customers through potentially lengthy testing processes with uncertain results. Some of our competitors offer products that we do not offer, which may allow them to win sales from us, and some of our customers may be developing storage solutions internally, which may reduce their demand for our products. We expect that competition will continue to be intense, and our competitors may be able to gain a product offering or cost structure advantage over us, which would harm our business. Further, our competitors may utilize pricing strategies, including offering products at prices at or below cost, that we may be unable to competitively match. We may also have difficulty effectively competing with manufacturers benefiting from governmental investments and may be subject to increased complexity and reduced efficiency in our supply chain as a result of governmental efforts to promote domestic semiconductor industries in various jurisdictions.

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If we do not properly manage technology transitions and product development and introduction, our competitiveness and operating results may be negatively affected.

The markets for our products continuously undergo technology transitions that may impact our product roadmaps and that we must anticipate in order to adapt our existing products or develop new products effectively. If we fail to adapt to or implement new technologies or develop new products desired by our customers quickly and cost-effectively, or if technology transitions negatively impact our existing product roadmaps, our business may be harmed.

In addition, the success of our technology transitions and product development depends on a number of other factors, including:

•	research and development expenses and results;

•	difficulties faced in manufacturing ramp;

•	market acceptance/qualification;

•	effective management of inventory levels in line with anticipated product demand;

•	the vertical integration of some of our products, which may result in more capital expenditures and greater fixed costs than if we were not vertically integrated;

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our ability to cost effectively respond to customer requests for new products or features (including requests for more efficient and efficiently produced products with reduced environmental impacts) and software associated with our products;

•	our ability to increase our software development capability; and

•	the effectiveness of our go-to-market capability in selling new products.

Moving to new technologies and products may require us to align to, and build, a new supply base. Our success in new product areas may depend on our ability to enter into favorable supply agreements. In addition, if our customers choose to delay transition to new technologies, if demand for the products that we develop is lower than expected or if the supporting technologies to implement these new technologies are not available, we may be unable to achieve the cost structure required to support our profit objectives or may be unable to grow or maintain our market position.

Additionally, new technologies could impact demand for our products in unforeseen or unexpected ways and new products could substitute for our current products and make them obsolete, each of which would harm our business. We also develop products to meet certain industry and technical standards, which may change and cause us to incur substantial costs as we adapt to new standards or invest in different manufacturing processes to remain competitive.

We experience sales seasonality and cyclicality, which could cause our operating results to fluctuate. In addition, accurately forecasting demand has become more difficult, which could harm our business.

Sales of many of our products tend to be seasonal and subject to supply-demand cycles. Changes in seasonal and cyclical supply and demand patterns have made it, and could continue to make it, more difficult for us to forecast demand. Changes in the product or channel mix of our business may also impact seasonal and cyclical patterns. For example, we often ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it difficult for us to forecast our financial results before the end of each quarter. As a result of the above or other factors, our forecast of financial results for a given quarter may differ materially from our actual financial results.

The variety and volume of products we manufacture are based in part on accurately forecasting market and customer demand for our products. Accurately forecasting demand has become increasingly difficult for us, our

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Pursuant to 17 C.F.R. Section 200.83

customers and our suppliers due to volatility in global economic conditions, end market dynamics and industry consolidation, resulting in less availability of historical market data for certain product segments. Further, for many of our original equipment manufacturer customers utilizing just-in-time inventory, we do not generally require firm order commitments and instead receive a periodic forecast of requirements, which may prove to be inaccurate. In addition, because our products are designed to be largely interchangeable with competitors’ products, our demand forecasts may be impacted significantly by the strategic actions of our competitors. As forecasting demand becomes more difficult, the risk that our forecasts are not in line with demand increases. This has caused, and may in the future cause, our forecasts to exceed actual market demand, resulting in periods of product oversupply, excess inventory, underutilization of manufacturing capacity and price decreases, which has impacted and could further impact our sales, average selling prices and gross margin or require us to incur additional inventory write-downs or additional charges for unabsorbed manufacturing overhead, thereby negatively affecting our operating results and our financial condition. For example, in 2023 we incurred charges for unabsorbed manufacturing overhead costs as a result of the reduced utilization of our manufacturing capacity and charges to write-down our inventory as a result of decreases in market pricing, which together aggregated to $404 million. These charges were attributable to a significant imbalance of supply and demand and our actions taken in response thereto. If market demand increases significantly beyond our forecasts or beyond our ability to add manufacturing capacity, then we may not be able to satisfy customer product needs, possibly resulting in a loss of market share if our competitors are able to meet customer demands. In addition, some of our components have long lead-times, requiring us to place orders several months in advance of anticipated demand. Such long lead-times increase the risk of excess inventory, potentially resulting in inventory write-downs or loss of sales in the event our forecasts vary substantially from actual demand.

Failure to successfully execute on strategic initiatives including acquisitions, divestitures or cost saving measures may negatively impact our future results.

We may make acquisitions and divestitures, and engage in cost saving measures. In order to successfully execute on strategic initiatives, we must successfully complete attractive transactions, some of which may be large and complex, and manage post-closing issues such as integration of the acquired company or employees and integration of processes and systems. We may not be able to identify or complete appealing acquisition or investment opportunities given the intense competition for these transactions. Even if we identify and complete suitable corporate transactions, we may not be able to successfully address any integration challenges in a timely manner, or at all. There may be difficulties with implementing new systems and processes or with integrating systems and processes of companies with complex operations, which may result in inconsistencies in standards, controls, procedures and policies and may increase the risk that our internal controls are found to be ineffective.

Failing to successfully integrate or realign our business to take advantage of efficiencies or reduce redundancies of an acquisition may result in not realizing all or any of the anticipated benefits of the acquisition. In addition, failing to achieve the financial model projections for an acquisition or changes in technology development and related roadmaps following an acquisition may result in the incurrence of impairment charges (including goodwill impairments or other asset write-downs) and other expenses, both of which could negatively impact our results of operations or financial condition. Acquisitions and investments may also result in the issuance of equity securities that may be dilutive to our stockholders as well as earn-out or other contingent consideration payments and the issuance of additional indebtedness that would put additional pressure on liquidity. Furthermore, we may agree to provide continuing service obligations or enter into other agreements in order to obtain certain regulatory approvals of our corporate transactions, and failure to satisfy these additional obligations could result in our failing to obtain regulatory approvals or the imposition of additional obligations on us, any of which could negatively affect our business. In addition, new legislation or additional regulations may affect or impair our ability to invest with or in certain other countries or require us to obtain regulatory approvals to do so, including investments in joint ventures, minority investments and outbound technology transfers to certain countries.

Cost saving measures, restructurings and divestitures may result in workforce reduction and consolidation of our manufacturing or other facilities. As a result of these actions, we may experience a loss of continuity, loss of

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accumulated knowledge, disruptions to our operations and inefficiency during transitional periods. These actions could also impact employee retention. In addition, we cannot be sure that these actions will be as successful in reducing our overall expenses as we expect, that additional costs will not offset any such reductions or consolidations or that we do not forego future business opportunities as a result of these actions.

Acquisitions and alliance activities inherently involve other risks as well. Additional risks we may encounter include those associated with:

•	disruption to our business and the continued successful execution of our company strategy, goals and responsibilities;

•	increased capital and research and development expenses and resource allocation;

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assimilation and integration of different business operations, corporate cultures, personnel, infrastructures and technologies or solutions acquired or licensed, while maintaining quality, and designing and implementing appropriate risk management measures;

•	the incurrence of significant transaction fees and costs;

•	the potential for unknown liabilities within the acquired or combined business that we may not become aware of until after the completion of the acquisition; and

•	the possibility of conflict with joint venture or alliance partners regarding strategic direction, prioritization of objectives and goals, governance matters or operations.

Loss of revenue from a key customer, or consolidation among our customer base, could harm our operating results.

For 2024, 2023 and 2022, [●], 47%, and 47%, respectively, of our total revenue came from sales to our top ten customers. These customers have a variety of suppliers to choose from and therefore can make substantial demands on us, including demands on product pricing, contractual terms and the environmental impact and attributes of our products, often resulting in the allocation of risk or increased costs to us as the supplier. Our ability to maintain strong relationships with our principal customers is essential to our future performance. We may experience events such as the loss of a key customer, prohibition or restriction of sales to a key customer by law, regulation or other government action, reductions in sales to or orders by a key customer, customer requirements to reduce our prices before we are able to reduce costs or the acquisition of a key customer by one of our competitors. These events may impact, our operating results and financial condition. Further, government authorities may implement laws or regulations or take other actions that could result in significant changes to the business or operating models of our customers. Such changes could negatively impact our operating results.

Additionally, if there is consolidation among our customer base, our customers may be able to command increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. Consolidation among our customer base may also lead to reduced demand for our products, increased customer pressure on our prices, replacement of our products by the combined entity with those of our competitors and cancellations of orders, each of which could harm our operating results.

Also, the storage ecosystem is constantly evolving, and our traditional customer base is changing. Fewer companies now hold greater market share for certain applications and services, such as cloud storage and computing platforms, mobile, social media, shopping and streaming media. As a result, the competitive landscape is changing, giving these companies increased leverage in negotiating prices and other terms of sale, which could negatively impact our profitability. In addition, the changes in our evolving customer base create new selling and distribution patterns to which we must adapt. To remain competitive, we must respond to these changes by ensuring we have proper scale in this evolving market, as well as offer products that meet the technological requirements of this customer base at competitive pricing points. To the extent we are not successful in adequately responding to these changes, our operating results and financial condition could be harmed.

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Pursuant to 17 C.F.R. Section 200.83

Sales in the distribution channel and to the retail market are important to our business, and if we fail to respond to demand changes within these markets, or maintain and grow our applicable market share, our business could suffer.

Our distribution customers typically sell to small computer manufacturers, dealers, systems integrators and other resellers. We face significant competition in this channel as a result of limited product qualification programs and a significant focus on price and availability of product. As a result of the shift to mobile devices, more computing devices are being delivered to the market as complete systems, which could weaken the distribution market. If we fail to respond to changes in demand in the distribution market, our business could suffer. Additionally, if the distribution market weakens as a result of technology transitions or a significant change in consumer buying preference, or if we experience significant price declines due to demand changes in the distribution channel, our operating results would be negatively impacted. Negative changes in the creditworthiness or the ability to access credit, or the bankruptcy or shutdown of any of our significant retail or distribution partners would harm our revenue and our ability to collect outstanding receivable balances.

A significant portion of our sales is also made through retailers. Our success in the retail market depends in large part on our ability to maintain our brand image and corporate reputation and to expand into and gain market acceptance of our products in multiple retail market channels. Particularly in the retail market, negative publicity, whether or not justified, or allegations of product or service quality issues, even if false or unfounded, could damage our reputation and cause our customers to choose products offered by our competitors. Further, changes to the retail environment, such as store closures caused by macroeconomic conditions or changing customer preferences, may reduce the demand for our products. If customers no longer maintain a preference for our product brands or if our retailers are not successful in selling our products, our operating results may be negatively impacted.

FINANCIAL RISKS

Our level of debt may negatively impact our liquidity, restrict our operations and ability to respond to business opportunities and increase our vulnerability to adverse economic and industry conditions.

In connection with the separation, we expect to incur and utilize debt financing in our capital structure, and in the future, we may incur additional debt. The amount of debt may be substantial and may be on terms less favorable to us than those historically provided to WDC. Our anticipated level of debt could have significant consequences, which may include, but are not limited to, the following:

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions, capital contributions to Flash Ventures or other general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•

imposing financial and other restrictive covenants on our operations, including minimum liquidity and free cash flow requirements and limitations on our ability to (i) declare or pay dividends or repurchase shares of our common stock; (ii) purchase assets, make investments, complete acquisitions, consolidate or merge with or into, or sell all or substantially all of our assets to, another person; (iii) enter into sale/leaseback transactions or certain transactions with affiliates; (iv) incur additional indebtedness and (v) incur liens; and

•	making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures or take advantage of new opportunities to grow our business.

Our ability to meet our anticipated debt service obligations, comply with our anticipated debt covenants and deleverage will depend on our cash flows and financial performance, which will be affected by financial, business, economic and other factors. The rate at which we will be able to or choose to deleverage is uncertain. Failure to meet our anticipated debt service obligations or comply with our anticipated debt covenants could

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

result in an event of default under the applicable indebtedness. We may be unable to cure, or obtain a waiver of, an event of default or otherwise amend our debt agreements to prevent an event of default thereunder on terms acceptable to us or at all. In that event, the debt holders could accelerate the related debt, which may result in the cross-acceleration or cross-default of other debt, leases or other obligations. If we do not have sufficient funds available to repay indebtedness when due, whether at maturity or by acceleration, we may be required to sell important strategic assets; refinance such debt; incur additional debt or issue common stock or other equity securities, which we may not be able to do on terms acceptable to us, in amounts sufficient to meet our needs or at all. Our inability to service our anticipated debt obligations or refinance our anticipated debt could harm our business. Further, if we are unable to repay, refinance or restructure any of our anticipated indebtedness that is secured, the holder of such debt could proceed against the collateral securing the indebtedness. Refinancing our anticipated indebtedness may also require us to expense previous debt issuance costs or to incur new debt issuance costs.

Our anticipated financing arrangements may include bank debt containing a variable interest rate component based on our corporate credit ratings, and a decline in our ratings could result in increased interest rates and debt service obligations. In addition, our ratings will impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings will reflect the opinions of the ratings agencies as to our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

We also guarantee a significant amount of lease obligations of Flash Ventures owed to third parties. Flash Ventures sells to and leases back a portion of its equipment from a consortium of financial institutions. Most of the lease obligations are guaranteed 50% by us and 50% by Kioxia. Some of the lease obligations are guaranteed in full by us. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. If a cancellation event were to occur, Flash Ventures would be required to negotiate a resolution with the other parties to the lease transactions to avoid cancellation and acceleration of the lease obligations. Such resolution could include, among other things, supplementary security to be supplied by us, increased interest rates or waiver fees. If a resolution is not reached, we may be required to pay all of the outstanding lease obligations covered by our guarantees, which would significantly reduce our cash position and may force us to seek additional financing, which may not be available on terms acceptable to us, if at all.

We may from time to time seek to further refinance our anticipated indebtedness by issuing additional shares of common stock or other securities that are convertible into common stock or grant the holder the right to purchase common stock, each of which may dilute our existing stockholders, reduce the value of our common stock, or both.

Fluctuations in currency exchange rates as a result of our international operations may negatively affect our operating results.

Because we manufacture and sell our products abroad, our revenue, cost of revenue, margins, operating costs and cash flows are impacted by fluctuations in foreign currency exchange rates. If the U.S. dollar exhibits sustained weakness against most foreign currencies, the U.S. dollar equivalents of unhedged manufacturing costs could increase because a significant portion of our production costs are foreign-currency denominated. Conversely, there would not be an offsetting impact to revenues since revenues are substantially U.S. dollar denominated. Additionally, we negotiate and procure some of our component requirements in U.S. dollars from non-U.S. based vendors. If the U.S. dollar weakens against other foreign currencies, some of our component suppliers may increase the price they charge for their components in order to maintain an equivalent profit margin. In addition, our purchases of flash-based memory from Flash Ventures and our investment in Flash Ventures are denominated in Japanese yen. If the Japanese yen appreciates against the U.S. dollar, our cost of purchasing flash-based memory wafers and the cost to us of future capital funding of Flash Ventures would increase. When such events occur, they have had, and may in the future have, a negative impact on our business.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Prices for our products are substantially U.S. dollar denominated, even when sold to customers that are located outside the U.S. Therefore, as a substantial portion of our sales are from countries outside the U.S., fluctuations in currency exchanges rates, most notably the strengthening of the U.S. dollar against other foreign currencies, contribute to variations in sales of products in impacted jurisdictions and could negatively impact demand and revenue growth. In addition, currency variations may adversely affect margins on sales of our products in countries outside the U.S.

We attempt to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term foreign exchange contracts. However, these contracts may not cover our full exposure, and can be canceled by the counterparty if currency controls are put in place. Thus, our decisions and hedging strategy with respect to currency risks may not be successful and may actually harm our operating results. Further, the ability to enter into foreign exchange contracts with financial institutions is based upon our available credit from such institutions and compliance with covenants and other restrictions. Operating losses, third-party downgrades of our credit rating or instability in the worldwide financial markets could impact our ability to effectively manage our foreign currency exchange rate risk. Hedging also exposes us to the credit risk of our counterparty financial institutions.

Increases in our customers’ credit risk could result in credit losses and term extensions under existing contracts with customers with credit losses could result in an increase in our operating costs.

Some of our original equipment manufacturer customers have adopted a subcontractor model that requires us to contract directly with companies, such as original design manufacturers, that provide manufacturing and fulfillment services to our original equipment manufacturer customers. Because these subcontractors are generally not as well capitalized as our direct original equipment manufacturer customers, this subcontractor model exposes us to increased credit risks. Our agreements with our original equipment manufacturer customers may not permit us to increase our product prices to alleviate this increased credit risk. Additionally, as we attempt to expand our original equipment manufacturer and distribution channel sales into emerging economies, the customers with the most success in these regions may have relatively short operating histories, making it more difficult for us to accurately assess the associated credit risks. Our customers’ credit risk may also be exacerbated by an economic downturn or other adverse global or regional economic conditions. Any credit losses we may suffer as a result of these increased risks, or as a result of credit losses from any significant customer, especially in situations where there are term extensions under existing contracts with such customers, would increase our operating costs, which may negatively impact our operating results.

LEGAL AND COMPLIANCE RISKS

We are subject to laws, rules and regulations relating to the collection, use, sharing and security of data, including personal data, and our failure to comply with these laws, rules and regulations could subject us to proceedings by governmental entities or others and cause us to incur penalties, significant legal liability, or loss of customers, loss of revenue and reputational harm.

We are subject to laws, rules and regulations relating to the collection, use, security and privacy of third-party data, including data that relates to or identifies an individual person. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and cybersecurity. In many cases, these requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Our possession and use of third-party data, including personal data and employee data in conducting our business, subjects us to legal and regulatory burdens that require us to notify vendors, customers or employees or other parties with which we have commercial relations of a data security breach and to respond to regulatory inquiries and to enforcement proceedings. Laws and regulations relating to the collection, use, security and privacy of third-party data change over time and new laws and regulations become effective from time to time. We are subject to notice and privacy policy requirements, as well as obligations to respond to requests to

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

know and access personal information, correct personal information, delete personal information and say no to the sale of personal information. Global privacy and data protection legislation, enforcement and policy activity in this area are rapidly expanding and evolving, and may be inconsistent from jurisdiction to jurisdiction. We may also be subject to restrictions on cross-border data transfers and requirements for localized storage of data that could increase our compliance costs and risks and affect the ability of our global operations to coordinate activities and respond to customers. Compliance requirements or even our inadvertent failure to comply with applicable laws may cause us to incur substantial costs, subject us to proceedings by governmental entities or others, and cause us to incur penalties or other significant legal liability, or lead us to change our business practices.

We are or may in the future be subject to state, federal and international legal and regulatory requirements, such as environmental, labor, health and safety, trade and public-company reporting and disclosure regulations, customers’ standards of corporate citizenship and industry and coalition standards, such as those established by the Responsible Business Alliance (“RBA”), and compliance with those regulations and requirements could cause an increase in our operating costs and failure to comply may harm our business.

We are subject to, and may become subject to additional, state, federal and international laws and regulations governing our environmental, labor, trade, health and safety practices and public-company reporting and disclosures requirements. These laws and regulations, particularly those applicable to our international operations, are or may be complex, extensive and subject to change. We will need to ensure that we and our suppliers, customers and partners timely comply with such laws and regulations, which may result in an increase in our operating costs. Legislation has been, and may in the future be, enacted in locations where we manufacture or sell our products, which could impair our ability to conduct business in certain jurisdictions or with certain customers and harm our operating results. In addition, climate change and financial reform legislation is a significant topic of discussion and has generated and may continue to generate federal, international or other regulatory responses in the near future, which could substantially increase the complexity of our public-company reporting and disclosure requirements and our compliance and operating costs. If we or our suppliers, customers or partners fail to timely comply with applicable legislation, certain customers may refuse to purchase our products or we may face increased operating costs as a result of taxes, fines or penalties, or legal liability and reputational damage, which could harm our business.

In connection with our compliance with environmental laws and regulations, as well as our compliance with industry and coalition environmental initiatives, such as those established by the RBA, the standards of business conduct required by some of our customers, and our commitment to sound corporate citizenship in all aspects of our business, we could incur substantial compliance and operating costs and be subject to disruptions to our operations and logistics. In addition, if we or our suppliers, customers or partners were found to be in violation of these laws or noncompliant with these initiatives or standards of conduct, we could be subject to governmental fines, liability to our customers and damage to our reputation and corporate brand, which could cause our financial condition and operating results to suffer.

Our aspirations, disclosures and actions related to environmental, social and governance matters expose us to risks that could adversely affect our reputation and performance.

There is an increased focus from investors, customers, associates, business partners and other stakeholders concerning environmental, social and governance matters, and we may announce initiatives and goals related to environmental, social and governance matters from time to time, including renewable energy and net zero emissions commitments. These statements reflect our current plans and aspirations and are not guarantees that we will be able to achieve them. Our ability to achieve any environmental, social and governance objective is subject to numerous risks, many of which are outside of our control, including the availability and cost of alternative energy sources; the evolving regulatory and reporting requirements affecting environmental, social and governance practices and disclosures; the locations and usage of our products and the implications on their greenhouse gas emissions; and the successful execution of our strategy. Our failure to accomplish or accurately

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

track and report on these goals on a timely basis, or at all, and the potential added costs involved, could adversely affect our reputation; financial performance and growth; our ability to attract or retain talent; and our attractiveness as a business partner or supplier, and could expose us to increased litigation risk, as well as increased scrutiny from the investment community and enforcement authorities.

We and certain of our officers may at times be involved in litigation, investigations and governmental proceedings, which may be costly, may divert the efforts of our key personnel and could result in adverse court rulings, fines or penalties, which could materially harm our business.

From time to time, we may be involved in litigation, including antitrust and commercial matters, putative securities class action suits and other actions. We may be the plaintiff in some of these actions and the defendant in others. Some of the actions may seek injunctive relief, including injunctions against the sale of our products, and substantial monetary damages, which if granted or awarded, could materially harm our business. From time to time, we may also be the subject of inquiries, requests for information, investigations and actions by government and regulatory agencies regarding our business. Any such matters could result in material adverse consequences to our results of operations, financial condition or ability to conduct our business, including fines, penalties or restrictions on our business activities.

Litigation is subject to inherent risks and uncertainties that may cause actual results to differ materially from our expectations. In the event of an adverse outcome in any litigation, investigation or governmental proceeding, we could be required to pay substantial damages, fines or penalties and cease certain practices or activities, including the manufacture, use and sale of products. With or without merit, such matters may be complex, may extend for a protracted period of time, may be very expensive and the expense may be unpredictable. Litigation initiated by us could also result in counter-claims against us, which could increase the costs associated with the litigation and result in our payment of damages or other judgments against us. In addition, litigation, investigations or governmental proceedings and any related publicity may divert the efforts and attention of some of our key personnel, affect demand for our products and harm the market prices of our securities.

We may be obligated to indemnify our current or former directors or employees, or former directors or employees of companies that we have acquired, in connection with litigation, investigations or governmental proceedings. These liabilities could be substantial and may include, among other things: the costs of defending lawsuits against these individuals; the cost of defending shareholder derivative suits; the cost of governmental, law enforcement or regulatory investigations or proceedings; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measures, if any, which may be imposed.

The nature of our industry and its reliance on intellectual property and other proprietary information subjects us and our suppliers, customers and partners to the risk of significant litigation.

The data storage industry has been characterized by significant litigation. This includes litigation relating to patent and other intellectual property rights, product liability claims and other types of litigation. We have historically been involved in frequent disputes regarding patent and other intellectual property rights, and we and our customers have in the past received, and we and our customers may in the future receive, communications from third parties asserting that certain of our products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. Even if we believe that such claims are without merit, they may be time-consuming and costly to defend against and may divert management’s attention and resources away from our business. We may also receive claims of potential infringement if we attempt to license intellectual property to others. Intellectual property risks increase when we enter into new markets where we have little or no intellectual property protection as a deterrent against litigation. The complexity of the technology involved and the uncertainty of intellectual property litigation increase the intellectual property risks we face. Litigation may be expensive, lengthy and disruptive to normal business operations. Moreover, the results of litigation are inherently uncertain and may result in adverse rulings or decisions. We may be subject to injunctions, enter into settlements or be subject to judgments that may harm our business.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

If we incorporate third-party technology into our products or if claims or actions are asserted against us for alleged infringement of the intellectual property of others, we may be required to obtain a license or cross-license, modify our existing technology or design a new non-infringing technology. Such licenses or design modifications may be extremely costly. We evaluate notices of alleged patent infringement and notices of patents from patent holders that we receive from time to time. We may decide to settle a claim or action against us, which settlement could be costly. We may also be liable for past infringement. If there is an adverse ruling against us in an infringement lawsuit, an injunction could be issued barring production or sale of any infringing product. It could also result in a damage award equal to a reasonable royalty or lost profits or, if there is a finding of willful infringement, treble damages. Any of these results would increase our costs and harm our operating results. In addition, our suppliers, customers and partners are subject to similar risks of litigation, and a material, adverse ruling against a supplier, customer or partner could negatively impact our business.

Moreover, from time to time, we agree to indemnify certain of our suppliers and customers for alleged intellectual property infringement. The scope of such indemnity varies but may include indemnification for direct and consequential damages and expenses, including attorneys’ fees. We may be engaged in litigation as a result of these indemnification obligations. Third-party claims for patent infringement are excluded from coverage under our insurance policies. A future obligation to indemnify our customers or suppliers may harm our business.

Our reliance on intellectual property and other proprietary information subjects us to the risk that these key components of our business could be copied by competitors.

Our success depends, in significant part, on the proprietary nature of our technology, including non-patentable intellectual property such as our process technology. If we fail to protect our technology, intellectual property or contract rights, our customers and others may seek to use our technology and intellectual property without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. We primarily rely on patent, copyright, trademark and trade secret laws, as well as non-disclosure agreements and other methods, to protect our proprietary technologies and processes. There can be no assurance that our existing patents will continue to be held valid, if challenged, or that they will have sufficient scope or strength to protect us. It is also possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, our proprietary technologies and processes, despite our efforts to protect our proprietary technologies and processes. If a competitor is able to reproduce or otherwise capitalize on our technology despite the safeguards we have in place, it may be difficult, expensive or impossible for us to obtain necessary legal protection. There are entities whom we believe may infringe our IP. Enforcement of our rights often requires litigation. If we bring a patent infringement action and are not successful, our competitors may be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully countersue us for infringement of their patents or assert a counterclaim that our patents are invalid or unenforceable. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do U.S. laws. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We rely upon employee, consultant and vendor non-disclosure agreements and contractual provisions and a system of internal safeguards to protect our proprietary information. However, we cannot be certain that these contracts and safeguards have not been and will not be breached, that we will be able to timely detect unauthorized use or transfer of our technology and intellectual property, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. Any of our registered or unregistered intellectual property rights may be challenged or exploited by others in the industry, which could harm our operating results.

Maintaining and strengthening our brands are important to maintaining and expanding our business, as well as to our ability to enter into new markets for our technologies, products and services. The success of our brands depends in part on the positive image that consumers have of our brands. We believe the popularity of our brands makes them a target of counterfeiting or imitation, with third parties attempting to pass off counterfeit products as our products. Any occurrence of counterfeiting, imitation or confusion with our brands could negatively affect

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

our reputation and impair the value of our brands, which in turn could negatively impact sales of our branded products, our share and our gross margin, as well as increase our administrative costs related to brand protection and counterfeit detection and prosecution. Additionally, our ability to prevent unauthorized uses of our brands and technologies would be negatively impacted if our trademark registrations were successfully challenged or overturned in the jurisdictions where we do business. We also have trademark applications pending in a number of jurisdictions that may not ultimately be granted, or if granted, may be challenged or invalidated, in which case we would be unable to prevent unauthorized use of our brands and logos in such jurisdictions. We have not filed trademark registrations in all jurisdictions where our brands or logos may be used.

Risks Related to the Spin-Off

We may not achieve some or all of the expected benefits of the spin-off, and the spin-off may adversely impact our business.

We may not realize any strategic, financial, operational or other benefits from the spin-off. We cannot predict with certainty if or when anticipated benefits will occur or the extent to which they will be achieved. Following the completion of the spin-off, our operational and financial profile will change and we will face new risks. Following the completion of the spin-off, we will be a smaller and less-diversified company compared to WDC prior to the spin-off, and may be more vulnerable to changing market conditions. While we believe that the spin-off will position each company to better unlock its full standalone long-term potential, we cannot assure you that following the spin-off we will be successful. Further, there can be no assurance that the combined value of the shares of the two resulting companies will be equal to or greater than what the value of our common stock would have been had the spin-off not occurred. After the spin-off, WDC or we may offer products or engage in businesses that compete with the other company’s products or businesses. Under the separation and distribution agreement between WDC and Spinco, WDC will be subject to certain limited noncompetition obligations for a specified period of time after the separation but otherwise will not be restricted in its ability to compete with Spinco.

We may incur material costs and expenses as a result of the spin-off.

We may incur costs and expenses greater than those we currently expect to incur as a result of the spin-off. These increased costs and expenses may arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). We will also incur ongoing costs and dis-synergies in connection with, or as a result of, the separation and related restructuring transactions, including costs of operating as independent, publicly traded companies that the two businesses will no longer be able to share. We cannot assure you that these costs will not be material to our business.

If, following the spin-off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the year following the first annual report required to be filed with the SEC. To comply with this statute, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting and our independent auditors will be required to issue an opinion on our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

possible remediation to meet the detailed standards under the rules. During the course of our testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management concludes that our internal control over financial reporting is not effective, or we identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

We are being spun-off from our parent company, WDC, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and therefore may not be a reliable indicator of our future results.

We are being spun-off from WDC, our parent company, and have no operating history as an independent, publicly traded company. The historical information about us in this information statement refers to our business as part of pre-spin-off WDC. Our historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of WDC. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•

we may need to make significant investments to replicate or outsource certain systems, infrastructure and functional expertise after our spin-off from WDC. These initiatives to develop our independent ability to operate will be costly to implement. We may not be able to operate our business as efficiently or at comparable costs, and our profitability may decline;

•

how we finance our working capital or other cash requirements may differ from how we financed those requirements as part of pre-spin-off WDC. After the spin-off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under pre-spin-off WDC. Differences in access to and cost of debt financing are likely to result in differences in interest rates charged to us on financings, the amounts of indebtedness, types of financing structures and debt markets that may be available to us, which may have an adverse effect on our business, financial condition, results of operations and cash flows; and

•

in preparing our financial statements, pre-spin-off WDC made allocations of costs and corporate expenses deemed to be attributable to our business. However, these costs and expenses reflect the costs and expenses attributable to our business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by us had we been operating independently. As a result, our historical financial information may not be a reliable indicator of future results.

For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see the sections of this information statement entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” “Summary of Historical and Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the combined financial statements and accompanying notes, included elsewhere in this information statement.

WDC may fail to perform under various transaction agreements that will be executed as part of the spin-off or we may fail to have necessary systems and services in place when WDC is no longer obligated to provide services under the various agreements.

We and WDC will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a stockholder and registration rights agreement, a transitional trademark license agreement and an intellectual property cross-license agreement, as discussed in greater detail in the section of this information statement entitled “Certain Relationships and

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Related Transactions—Material Agreements with WDC,” which may provide for the performance by each company for the benefit of the other for a period of time after the spin-off. If WDC is unable to satisfy its obligations under these agreements, including its indemnification obligations in favor of us, we could incur operational difficulties or losses.

If we do not have in place our own systems and services, and do not have agreements with other providers of these services when the transitional or other agreements terminate, or if we do not implement the new systems or replace WDC’s services successfully, we may not be able to operate our business effectively, which could disrupt our business and have a material adverse effect on our business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services WDC is expected to provide during the transition period.

In connection with our spin-off from WDC, WDC will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that WDC’s ability to satisfy its indemnification obligation will not be impaired in the future.

WDC will agree to indemnify us for certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” However, third parties could also seek to hold us responsible for liabilities that WDC has agreed to retain, and there can be no assurance that the indemnity from WDC will be sufficient to protect us against the full amount of such liabilities, or that WDC will be able to fully satisfy its indemnification obligations. In addition, WDC’s insurers may attempt to deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the spin-off.

In connection with our separation, we will assume, and indemnify WDC for, certain liabilities. If we are required to make payments pursuant to these indemnities to WDC, we would need to meet those obligations and our financial results could be adversely impacted.

We will agree to assume, and indemnify WDC for, certain liabilities as discussed further in the section of this information statement entitled “Certain Relationships and Related Transactions—Material Agreements with WDC.” Payments pursuant to these indemnities may be significant and could adversely impact our business, financial condition, results of operations and cash flows, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution.

If the distribution of our shares, together with certain related transactions, does not qualify for the Intended Tax Treatment, you and WDC could be subject to significant U.S. federal income tax liability and, in certain circumstances, we could be required to indemnify WDC for material taxes pursuant to indemnification obligations under the anticipated tax matters agreement.

WDC intends to request the IRS Ruling on certain issues relevant to the qualification of the distribution and certain related transactions for the Intended Tax Treatment, based on certain facts and representations set forth in such request. The receipt of the IRS Ruling is not a condition of the distribution and there can be no assurance that any or all of the rulings requested will be received. Additionally, the IRS Ruling, even if received, would not address all of the requirements relevant to the qualification of the distribution for the Intended Tax Treatment.

The Tax Opinion will rely on certain facts, assumptions, representations and undertakings from WDC and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. Nevertheless, an opinion of counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Therefore, notwithstanding the Tax Opinion, the IRS could determine that the distribution or any such related transaction is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinion. For more information regarding the Tax Opinion, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

If the distribution or any of the above referenced related transactions is determined to be taxable for U.S. federal income tax purposes, a stockholder of WDC that has received shares of our stock in the distribution and WDC could each incur significant U.S. federal income tax liabilities. In addition, WDC and we could incur significant U.S. federal income tax obligations, whether under applicable law or under the tax matters agreement that we intend to enter into with WDC. For a discussion of the tax consequences of the distribution, together with certain related transactions, please refer to the section entitled “United States Federal Income Tax Consequences of the Distribution.”

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we anticipate entering into with WDC, we will be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution and such related transactions.

To preserve the tax-free treatment to WDC and its stockholders of the distribution and certain related transactions, under the tax matters agreement that we anticipate entering into with WDC, we may be restricted from taking certain actions after the distribution that could adversely impact the intended U.S. federal income tax treatment of the distribution, together with certain related transactions. Failure to adhere to any such restrictions, including in certain circumstances that may be outside of our control, could result in tax being imposed on WDC for which we could bear responsibility and for which we could be obligated to indemnify WDC. In addition, even if we are not responsible for tax liabilities of WDC under the anticipated tax matters agreement, we nonetheless could potentially be liable under applicable tax law for such liabilities if WDC were to fail to pay such taxes.

The terms of the anticipated tax matters agreement may, furthermore, restrict us from taking certain actions, particularly for the two years following the spin-off, including (among other things) the ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital. Any such restrictions could impair our ability to implement strategic initiatives. Also, any indemnity obligation to WDC might discourage, delay or prevent a change of control that we or our stockholders may otherwise consider favorable. These restrictions may limit our ability to enter into certain strategic transactions or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the anticipated tax matters agreement, we may be required to indemnify WDC against certain tax liabilities as a result of the acquisition of our stock or assets, even if we did not participate in or otherwise facilitate the acquisition. For a discussion of the tax matters agreement, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with WDC—Tax Matters Agreement.”

The spin-off and related internal restructuring transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include (a) transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or (b) transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A creditor or an entity acting on behalf of a creditor (including, without limitation, a trustee or debtor-in-possession in a bankruptcy by us or WDC or any of our or its respective subsidiaries) may bring a lawsuit alleging that the spin-off or any of the related transactions constituted a fraudulent conveyance. If a court accepts these allegations, it could impose a number of remedies, including, without limitation, voiding the distribution and returning our assets or shares and subjecting WDC and/or us to liability.

The distribution of our common stock is also subject to state corporate distribution statutes. Under applicable Delaware law, including the DGCL, a corporation may only pay a distribution of common stock to its

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

stockholders if (1) after giving effect to the consummation of the transaction (a) the assets of each company, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each company will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither company will have an unreasonably small amount of either assets or capital for the operations of the businesses in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the DGCL, the surplus of the company declaring the distribution exceeds the net amount of the distribution less any dividend paid to the company declaring the distribution. Although WDC intends to make the distribution of our common stock entirely out of surplus and we and WDC intend to obtain the Solvency Opinions, we and WDC cannot ensure that a court would reach the same conclusion in determining the availability of surplus for the separation and the distribution to WDC’s stockholders.

After the spin-off, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous positions at WDC.

Because of their current or former positions with WDC, certain of our expected executive officers and directors own equity interests in WDC. Following the spin-off, even though our board of directors will consist of a majority of directors who are independent, and any of our expected executive officers who are currently employees of WDC will cease to be employees of WDC upon the spin-off, some of our executive officers and directors will continue to have a financial interest in shares of WDC common stock and equity awards. Specifically, each outstanding WDC equity award held by our employees at the level of vice president and above will be converted into both a post-separation WDC award relating to shares of WDC common stock and a Spinco award relating to shares of Spinco common stock at the time of separation. Continuing ownership of shares of WDC common stock and equity awards could create, or appear to create, potential conflicts of interest if we and WDC pursue the same corporate opportunities or face decisions that could have different implications for us and WDC.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with WDC.

The agreements we will enter into with WDC in connection with the spin-off, including the ancillary agreements, were prepared in the context of our spin-off from WDC while we were still a wholly owned subsidiary of WDC. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a board of directors or management team that was independent of WDC. While the parties believe the terms reflect arm’s-length terms, there can be no assurance that we would not have received better terms from unaffiliated third parties than the terms we will receive in our agreements with WDC. For more information, see the section of this information statement entitled “Certain Relationships and Related Transactions—Agreements with WDC.”

Some contracts and other assets which will need to be transferred or assigned from WDC or its affiliates to us in connection with our spin-off from WDC may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future, which could adversely impact our financial condition and future results of operations.

In connection with our spin-off from WDC, a number of contracts and licenses with third-parties and other assets are to be transferred or assigned from (x) WDC or its affiliates to us or our anticipated subsidiaries or (y) us or our affiliates to WDC or its subsidiaries. However, the transfer or assignment of certain of these contracts, licenses or assets may require the consent of a third party to such a transfer or assignment. Similarly, in some circumstances, we and another business unit of WDC are joint beneficiaries of contracts, and we or WDC will need to (x) enter into a new agreement with the third-party to replicate the existing contract, (y) be assigned and delegated the portion of the existing contract related to the applicable business or (z) use commercially

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

reasonable efforts to provide for an alternative arrangement to obtain the same or reasonably similar benefits and burdens of the applicable portion of the existing contract. It is possible that some parties may use the requirement of a consent or the fact that the spin-off is occurring to seek more favorable contractual terms from us, to terminate the contract or license or to otherwise request additional accommodations, commitments or other agreements from us. If we are unable to obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, we may be unable to obtain the benefits, assets and contractual commitments which are intended to be allocated to us as part of our spin-off from WDC. The failure to timely complete the assignment of existing contracts, licenses or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could have a material adverse impact on our financial condition and future results of operations. To the extent we require a specific arrangement and agree to less favorable terms in connection with obtaining any consent to retain that arrangement, the basis for that arrangement may be less favorable than currently held by us and could adversely impact our financial conditions and future results of operations. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require the third-party counterparties’ consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be materially and adversely impacted.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds.

If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require additional access to capital and may need to incur additional debt or raise additional funds. However, debt or equity financing may not be available to us on terms acceptable or favorable to us, if at all, and will depend on a number of factors, many of which are beyond our control, such as the state of the credit and financial markets and other economic, financial and geopolitical factors. If we incur additional debt or raise capital through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders thereof rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of such debt may also impose additional and more stringent restrictions on our operations than we are currently subject to. If we raise funds through the issuance of additional equity, your percentage ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial condition, which could adversely impact your investment in us.

Following the spin-off, the value of your common stock in WDC and Spinco may collectively trade at an aggregate price less than what WDC’s common stock might have traded at had the spin-off not occurred.

The common stock of WDC and Spinco that you may hold following the spin-off may collectively trade (taking into account the distribution ratio) at a value less than the price at which WDC’s common stock might have traded had the spin-off not occurred or as it was trading prior to the spin-off. Reasons for this potential difference include the future performance of either WDC or Spinco as separate, independent companies, and the future stockholder base and market for WDC’s common stock and those of Spinco and the prices at which these shares individually trade.

Until the distribution occurs, WDC has the sole discretion to change the terms of the spin-off in ways which may be unfavorable to us.

Completion of the distribution will be contingent upon the satisfaction or waiver of customary conditions, including, among other things, the effectiveness of appropriate filings with the SEC. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.” Until the distribution occurs, WDC will have the sole and absolute discretion to determine and change the terms of the spin-off, including the allocation of assets and

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

liabilities, the establishment of the record date for the distribution and distribution date, the conditions to the distribution and all other terms. These changes could be unfavorable to us. In addition, until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. We cannot provide any assurances that the distribution will be completed.

Certain entities or assets that are part of our separation from WDC may not be transferred to us or may not be transferred to WDC, as applicable, prior to the distribution or at all.

Certain entities and assets that are part of our separation from WDC may not be transferred prior to the distribution because the entities or assets, as applicable, are subject to governmental or third-party approvals that we may not receive prior to the distribution. It is currently anticipated that all material transfers will occur without material delays beyond the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the distribution, under the separation and distribution agreement, the benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to the applicable party.

In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of our separation from WDC and we may be dependent on WDC for transition services for a longer period of time than would otherwise be the case.

The separation could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The separation may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between WDC and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions, and we could experience unfavorable reactions to the separation from employees, lenders, ratings agencies, regulators or other interested parties. These increased expenses, changes to operations, disputes with third parties or other effects could materially and adversely affect our business, financial position or results of operations. In addition, following the separation, disputes with WDC could arise in connection with one or more of the ancillary agreements or certain other agreements.

We will share certain directors with WDC, which overlap may give rise to conflicts.

Following the distribution, there will be an overlap between certain of our directors and directors of WDC. Shared directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each of WDC or Spinco. For example, there will be the potential for a conflict of interest when we on the one hand, and WDC and its respective subsidiaries and successors on the other hand, are party to commercial transactions concerning the same or adjacent investments. In addition, after the distribution, certain of our directors will continue to own shares or equity awards of WDC. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and WDC. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Related Person Transactions” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The separation may result in disruptions to relationships with customers, suppliers and other business partners.

While we intend to manage our operations to minimize any disruptions to our customers, suppliers and business partners, uncertainty related to the separation may nevertheless lead to disruption in those relationships. These disruptions, if not managed by us, could have an adverse effect on our business, financial condition, results of operations and prospects.

After the separation, we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

At the completion of the separation, we may not have the infrastructure or personnel necessary to operate as an independent company, including with respect to the functionality and reliability of our information technology systems, without relying on WDC to provide certain transitional services. We may need additional personnel or third-party service providers to successfully operate our business. Upon the completion of the separation, we will enter into a transition services agreement with WDC pursuant to which we will provide certain services to WDC, and WDC will provide certain services to us, to allow us to continue to operate in substantially the same manner following the separation and to benefit from the continuation of certain services for a certain amount of time post-separation and certain cost efficiencies in sharing certain resources and personnel. We cannot assure you that we will be able to successfully implement the infrastructure or retain or hire the personnel necessary to operate as a separate company or that we will not incur costs in excess of anticipated costs to establish such infrastructure and retain or hire such personnel.

Any failure of our Flash Ventures partner, Kioxia, to provide timely or accurate financial reports to us may adversely affect the timeliness or accuracy of our financial statements.

We will rely on Kioxia, a private Japanese company, to provide reliable and timely financial statement information so that we may include such financial results in our financial reports. Any failure of Kioxia to provide timely or accurate financial reports to us may adversely affect the timeliness or accuracy of our financial statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Risks Related to Our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the spin-off and, following the spin-off, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. We expect that shortly before the distribution date, trading of shares of our common stock will begin on a “when-issued” basis on Nasdaq and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the spin-off. Nor can we predict the prices at which shares of our common stock may trade after the spin-off.

Similarly, we cannot predict the effect of the spin-off on the trading prices of our common stock. Subject to the completion of the spin-off, we expect our common stock to be listed and traded on Nasdaq under the symbol “[●].” The combined trading prices of WDC common stock and our common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of WDC common stock prior to the spin-off. Until the market has fully evaluated the business of WDC without our business, or fully evaluated us, the price at which WDC’s or our common stock trades may fluctuate significantly.

The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•

our business profile, market capitalization or capital allocation policies may not fit the investment objectives of pre-spin-off WDC stockholders, causing a shift in our investor base and our common stock may not be included in some indices in which WDC common stock is included, causing certain holders to sell their shares;

•	our quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover our common stock after the spin-off;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	our ability to meet our forward looking guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

In addition, investors may have difficulty accurately valuing our common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Investors may find it difficult to find comparable companies and to accurately value our common stock, which may cause the trading price of our common stock to fluctuate.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Any sales of substantial amounts of shares of our common stock, including any common stock as a result of the conversion of any preferred stock, in the public market, or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock and preferred stock to decline.

Upon completion of the distribution, we expect that we will have an aggregate of approximately [●] shares of our common stock issued and outstanding based upon approximately [●] shares of WDC common stock outstanding as of [●], 2024. We expect to have an aggregate of approximately [●] shares of Spinco preferred stock outstanding as a result of the distribution. The shares of our common stock will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We are unable to predict whether large amounts of our common stock, including any common stock as a result of the conversion of any preferred stock, will be sold in the open market following the spin-off. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes. Whether related to the foregoing or otherwise, sales of substantial amounts of shares of our common stock in the public market following the spin-off, or the perception that such sales might occur, may cause the market price of our common stock to decline.

In addition, WDC is retaining 19.99% of our common stock and will have adverse tax consequences if that stake is not disposed of within 12 months of the distribution. WDC intends to dispose of such shares of Spinco common stock that it owns after the distribution in either a registered offering or pursuant to an exemption from registration, in each case, within 12 months of the distribution. Any disposition by WDC, or any significant stockholder, of Spinco common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for Spinco common stock.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. We do not intend to, and there can be no assurance that we will, pay any dividend in the future.

Your percentage of ownership in us may be diluted in the future.

Your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees.

In connection with the spin-off, the holder of WDC preferred stock is expected to convert one-third of its shares of WDC preferred stock into shares of Spinco preferred stock. The conversion of Spinco preferred stock to Spinco common stock could also dilute your percentage ownership of Spinco.

In addition, our charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences, and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock. See the section entitled “Description of Capital Stock.”

Provisions of Delaware law, our certificate of incorporation and our bylaws, may prevent or delay an acquisition of our company, which could decrease the market price of our common stock.

Delaware law contains, and our certificate of incorporation and bylaws will contain, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	provisions regarding the election of directors, classes of directors, the term of office of directors and the filling of director vacancies;

•	no cumulative voting;

•	removal of directors either with or without cause, by the affirmative vote of the stockholders then entitled to vote at an election of directors having a majority of the voting power of the Company;

•

our board of directors has the authority to determine designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings; and

•

our bylaws, may be altered, amended or repealed, and new bylaws may be adopted, (i) by our board of directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our board of directors, or (ii) by our stockholders; provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting. To the extent permitted by law, any bylaws made or altered by the stockholders may be altered or repealed by either our board of directors or the stockholders.

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

In addition, following the distribution, we will be subject to Section 203 of the DGCL. Section 203 of the DGCL protects publicly traded Delaware corporations, such as us following the distribution, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither our certificate of incorporation nor our bylaws will contain the election not to be governed by Section 203 of the DGCL. Therefore, we will be governed by Section 203 of the DGCL.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of us and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our certificate of incorporation will contain an exclusive forum provision that could limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees.

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or the federal district court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction) is the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer or other employee or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Exclusive Forum Provision”). Our certificate of incorporation will further provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act of 1933, as amended (the “Federal Forum Provision”).

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions we will include in our certificate of incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The exclusive forum provisions we will include in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the company or its directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware pursuant to the Delaware Exclusive Forum Provision could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The court in the designated forum under our exclusive forum provisions may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court could find any of our exclusive forum provisions to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find all or any part of our exclusive forum provisions to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

The price of WDC’s common stock historically has been volatile, and the price of our common stock may be volatile as well. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of WDC’s common stock has been volatile, and the price of our common stock may also be volatile. This volatility may affect the price at which you could sell your common stock. Our stock price may be subject to significant price and volume fluctuations in response to market and other factors, including:

•	actual or anticipated fluctuations in our operating results, including those resulting from the seasonality and cyclicality of our business;

•	perceptions about our strategic relationships and joint ventures, access to supply of NAND flash memory, new technologies and technology transitions;

•	announcements of technological innovations by us or our competitors, which may decrease the volume and profitability of sales of our existing products and increase the risk of inventory obsolescence;

•	new products introduced by us or our competitors;

•	strategic actions by us or competitors, such as acquisitions and restructurings;

•	responses to the announcement of the separation;

•	periods of severe pricing pressures due to oversupply or price erosion resulting from competitive pressures or industry consolidation;

•	developments with respect to patents or proprietary rights, and any litigation;

•	proposed or adopted regulatory changes or developments or anticipated or pending investigations, proceedings or litigation that involve or affect us or our competitors;

•	conditions and trends in the flash memory, computer, mobile, data and content management, storage and communication industries;

•	contraction in our operating results or growth rates that are lower than our previous high growth rate periods;

•

failure to meet analysts’ revenue or earnings estimates or changes in financial estimates or publication of research reports and recommendations by financial analysts relating specifically to us or the storage industry in general;

•	announcements relating to dividends and share repurchases; and

•	macroeconomic conditions that affect the market generally and, in particular, developments related to market conditions for our industry.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

In addition, the sale of substantial amounts of shares of our common stock, or the perception that these sales may occur, could adversely affect the market price of our common stock. Further, the stock market is subject to fluctuations in the stock prices and trading volumes that affect the market prices of the stock of public companies, including us. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of shares of our common stock. For example, expectations concerning general economic conditions may cause the stock market to experience extreme price and volume fluctuations from time to time that particularly affect the stock prices of many high technology companies. These fluctuations may be unrelated to the operating performance of the companies.

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities, and any such lawsuits filed against us could result in substantial costs and a diversion of resources and management’s attention.

Tax matters may materially affect our financial position and results of operations.

Changes in tax laws in the United States, the European Union and around the globe have impacted and will continue to impact our effective worldwide tax rate, which may materially affect our financial position and results of operations. Further, the majority of countries in the G20 and Organization for Economic Cooperation and Development Inclusive Framework on Base Erosion and Profit Shifting have agreed to adopt a two-pillar approach to taxation, which includes the implementation of a global corporate minimum tax rate of 15%, which when effective could materially increase our tax obligations in these countries. Due to the large scale of our U.S. and international business activities, many of these enacted and proposed changes to the taxation of our activities, including cash movements, could increase our worldwide effective tax rate and harm our business. The Tax Cuts and Jobs Act of 2017 eliminated the option to deduct research and development expenditures in the year incurred, requiring amortization in accordance with IRC Section 174. Depending on our operating results, this requirement could materially increase our effective tax rate and reduce our operating cash flows. Additionally, portions of our operations are subject to a reduced tax rate or are free of tax under various tax holidays that expire in whole or in part from time to time, or may be terminated if certain conditions are not met. Although many of these holidays may be extended when certain conditions are met, we may not be able to meet such conditions. If the tax holidays are not extended, or if we fail to satisfy the conditions of the reduced tax rate, then our effective tax rate could increase in the future. Our determination of our tax liability in the U.S. and other jurisdictions is subject to review by applicable domestic and foreign tax authorities. Although we believe our tax positions are properly supported, the final timing and resolution of any tax examinations are subject to significant uncertainty and could result in litigation or the payment of significant amounts to the applicable tax authority in order to resolve examination of our tax positions, which could result in an increase of our current estimate of unrecognized tax benefits and may harm our business.

No vote of the WDC stockholders is required in connection with the separation and distribution. As a result, if you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your WDC common stock prior to or on the distribution date.

No vote of WDC stockholders is required or being sought in connection with the separation and distribution. Accordingly, if you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your WDC common stock prior to or on the distribution date. You may also choose to divest shares of our common stock you receive in the distribution following the distribution.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who may cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price may

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

Provisions in our joint venture agreements with Kioxia may deter, prevent or delay an acquisition of us, which could decrease the market price of our common stock and limit our future strategic opportunities.

The joint venture agreements with Kioxia contain provisions that may deter, prevent or delay third parties from acquiring us. These provisions include, among others:

•	Restrictions limiting our ability and the ability of any of our affiliates to manufacture or have a third-party fabricate flash memory outside of Flash Ventures’ Yokkaichi and Kitakami facilities;

•	Restrictions limiting our ability and the ability of any of our affiliates to fabricate flash memory beyond our share of Flash Ventures’ manufacturing capacity; and

•	Restrictions limiting our ability to transfer equity in the Flash Ventures entities or their assets, particularly partial transfers.

If we nevertheless wanted to pursue a transaction providing for our acquisition by a third party, the provisions in our joint venture agreements with Kioxia could deter, prevent or delay a potential acquiror from pursuing such a transaction, even if the transaction is considered favorable to our stockholders.

We may seek a waiver of applicable provisions of the joint venture agreements from Kioxia or Kioxia’s consent with respect to such a transaction, but there is no guarantee that we will successfully obtain Kioxia’s consent or waiver.

The provisions in our joint venture agreements with Kioxia could substantially impede the ability of public stockholders to benefit from future strategic transactions, including an acquisition of Spinco and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

FORWARD-LOOKING STATEMENTS

This information statement and other materials WDC and Spinco have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding Spinco’s product and technology position, the anticipated benefits and timing of the proposed spin-off of WDC’s Flash Business and all statements regarding Spinco’s expected future position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” “target,” “intend,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and products or services line growth of Spinco, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Spinco based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Spinco’s expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Spinco is unable to predict or control, that may cause actual results, performance or plans to differ materially from those expressed or implied by such forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Spinco undertakes no obligation to update these forward-looking statements to reflect new information or events.

Risks and uncertainties related to the proposed spin-off include, but are not limited to: the future operating results of the stand-alone business; value creation associated with the separation and stand-alone business; the anticipated qualification of the spin-off as a tax-free transaction for U.S. federal income tax purposes; the expected relationship of the two businesses post-separation; whether the spin-off will be completed on the expected terms and on the anticipated timeline or at all, including the possibility that the conditions to the proposed spin-off may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval; the expected benefits and costs of the spin-off, including that the expected benefits will not be realized within the expected time frame, in full or at all; potential adverse reactions or changes to Spinco’s business relationships with their respective customers, suppliers or other partners resulting from the announcement and completion of the proposed spin-off; competitive responses to the announcement or completion of the proposed spin-off; potential adverse effects on Spinco’s stock prices resulting from the announcement or completion of the proposed spin-off; unexpected costs, liabilities, charges or expenses resulting from the proposed spin-off; litigation relating to the proposed spin-off; the inability to retain key personnel of Spinco as a result of the proposed spin-off, disruption of management time from ongoing business operations due to the proposed spin-off; business impact of geopolitical conflicts; and any changes in general economic and/or industry-specific conditions. In addition to the factors set forth above, the proposed spin-off is subject to other economic, competitive, legal, governmental, technological and other factors that may affect the proposed spin-off

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

and Spinco’s plans, results or stock price and which are set forth under the sections entitled “Summary of the Separation and Distribution,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution.” Many of these factors are beyond Spinco’s control. Spinco cautions investors that any forward-looking statements made by Spinco are not guarantees of future performance. Spinco does not intend, or undertake any obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

THE SEPARATION AND DISTRIBUTION

General

On October 30, 2023, WDC announced its intention to separate into two standalone, publicly traded companies. WDC has determined to implement this separation through the spin-off of WDC’s Flash Business to its stockholders. WDC intends to effect the spin-off pursuant to an internal reorganization followed by a pro rata distribution of [●]% of the shares of our common stock held by WDC to holders of shares of WDC common stock, subject to certain conditions. The distribution of our common stock is expected to take place on or about [●]. On the distribution date, each holder of WDC common stock will receive for each share of WDC common stock held as of [●] Pacific time on [●], the record date for the distribution, a number of shares of Spinco common stock equal to 80.01% of the total number of shares of Spinco common stock held by WDC as of the distribution date, multiplied by a fraction, the numerator of which is the number of shares of WDC common stock held by such WDC stockholder as of the record date for the distribution and the denominator of which is the total shares of WDC common stock outstanding as of the record date for the distribution (the “distribution ratio”). Spinco will be a separate, publicly traded company. You will not be required to make any payment, surrender or exchange your WDC common stock or take any other action to receive your shares of Spinco common stock to which you are entitled on the distribution date. The number of shares you own of WDC will not change as a result of the spin-off. On the distribution date, WDC will hold 19.99% of Spinco common stock. Following the distribution, WDC intends to dispose of all of the Spinco common stock that it retains within 12 months following the spin-off.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC. We cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section of this information statement entitled “The Separation and Distribution—General—Conditions to the Distribution.”

Reasons for the Spin-Off

WDC has made significant strides in creating a leading digital storage solution business while continuing to strengthen and grow the Flash Business, and, to accelerate the pace of transformation, the WDC Board of Directors approved a plan to separate WDC and Spinco into two independent, publicly traded companies. The spin-off will create two strong, stand-alone businesses, each of which will have leading positions in the markets they serve and will be better positioned to deliver long-term growth and sustainable value creation for all shareholders:

•	WDC will focus on the HDD Business; and

•	Spinco will hold the Flash Business.

The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders for a number of reasons, including:

•

Increased Management Focus on Core Business and Distinct Opportunities. The spin-off will result in dedicated, independent management for each of the businesses and enable the respective management teams to adopt strategies and pursue objectives specific to their respective businesses and better focus on strengthening their respective core businesses and operations. Enhancing the management focus with respect to each business is also expected to increase operating flexibility, and

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

allow each company to pursue opportunities for long-term growth distinct to their respective businesses. In addition, the spin-off will give each respective management team the opportunity to focus on the goals and expectations of such company’s respective investors. The separation of the experienced management teams and other key personnel operating the businesses will result in the ability for each company to better satisfy the needs of its respective stockholders.

•

Improved Operational and Strategic Flexibility. The spin-off will permit each business to pursue its own business interests, operating priorities and strategies more effectively without having to consider the impact on the business of the other company or on the balance and composition of pre-spin-off WDC’s overall portfolio, and will enhance operational flexibility for both businesses.

•

Simplified Investment Profile and Potential Ability to Enhance Marketability. The business which will constitute Spinco differs significantly in several respects from the remaining business of WDC, including the nature of the business, growth profile, cyclical trends and business cycles and secular growth drivers. The spin-off will simplify how investors evaluate each business, streamline the investment profiles of both businesses, permit investors to better evaluate the individual merits, performance and future prospects of each company’s business, and provide investors the ability to invest in each company separately based on those distinct characteristics, all of which may enhance each company’s marketability. The spin-off may also attract new investors that either chose not to invest in, or assess the merits of, pre-spin-off WDC given its complexity and its exposure to disparate markets and trends.

•

Tailored Capital Allocation Strategies Align with Distinct Business Strategies and Industry Specific Dynamics. Without the need to make capital allocation decisions based on WDC’s overall pre-spin-off business portfolio, the spin-off will permit each company to implement a capital structure and flexible capital deployment policy that is optimized for its strategy and business needs, and that is aligned with each company’s target investor base. WDC believes that the spin-off will provide flexibility to better manage capital structure based on each company’s forecasted cash generation, planned investments, credit rating requirements, acquisition activity and capital returns, among other factors. Each company will also have direct access to the debt and equity capital markets to fund its growth strategies, and the ability to concentrate its financial resources solely on its own operations.

•

Improved Alignment of Equity Incentives. The spin-off is expected to increase the effectiveness of stock-based incentive compensation by providing management and employees with incentives that more directly align with the operating and financial performances of the business in which they serve. WDC believes that improved alignment of equity incentives will enhance the ability of each of WDC and Spinco to attract, retain and incentivize qualified personnel.

•

Separate Acquisition Currency. The spin-off will provide each of WDC and Spinco with its own distinct equity currency that relates solely to its business to use in pursuing strategic opportunities. For example, each of WDC and Spinco will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors.

•

Facilitate Potential Mergers and Acquisitions and Resulting Synergies. While Spinco will have significant restrictions on participating in merger and acquisition activity for two years following the spin-off pursuant to the tax matters agreement, ultimately, the separation may facilitate merger and acquisition activity that may generate significant benefits for Spinco, its customers and its stockholders.

The WDC Board of Directors also considered potentially negative factors in evaluating the spin-off, including:

•

The potential for increased aggregate ongoing administrative costs for the two companies operating on a stand-alone basis post-spin-off, such as expenses associated with reporting and compliance as public companies and separate working capital requirements, overhead, insurance, financing and other operating costs, as well the potentially higher cost of capital as separate companies.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

Spinco and WDC currently take advantage of pre-spin-off WDC’s size and purchasing power in procuring certain goods and services. After the spin-off, as standalone companies, Spinco and/or WDC may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by pre-spin-off WDC.

•

One-time costs we expect to incur related to the spin-off and in connection with the transition to becoming a stand-alone public company that are likely to include, among others, professional services costs, tax expense, recruiting and other costs associated with hiring for two stand-alone corporate structures and costs to separate IT systems and create two separate stand-alone IT structures.

•	The loss of currently shared customers, go-to-market teams and the synergies of joint product development.

•

The potential for execution risks related to the spin-off, including disruption to the business as a result of the spin-off and the possibility that Spinco and/or WDC do not achieve the expected benefits of the spin-off for a variety of reasons.

•	The spin-off may divert management’s time and attention, which could have a material adverse effect on the business, results of operations, financial condition and cash flows of Spinco.

•	Following the spin-off, Spinco and/or WDC may be more susceptible to market fluctuations and other events particular to one or more of their products than they currently are as pre-spin-off WDC.

•

The potential that reduced business diversification, with each post-spin-off company operating with a smaller product portfolio than pre-spin-off WDC, could increase the volatility of earnings and cash flow.

•	Certain costs and liabilities that were otherwise less significant to pre-spin-off WDC could be more significant to WDC and/or Spinco after the spin-off as smaller, stand-alone companies.

•

WDC’s and Spinco’s common stock could experience selling pressure after the spin-off as certain pre-spin-off stockholders may not be interested in holding an investment in one of the two post-spin-off companies.

•	A lack of comparable public companies to Spinco may limit investors’ ability to appropriately value Spinco’s common stock.

•

WDC investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, may sell the shares of Spinco common stock that they receive in the distribution if Spinco is not listed on the same index. As a result, the price of Spinco common stock may decline or experience volatility as Spinco’s stockholder base changes.

•

There may be, or there may be the appearance of, conflicts of interest or differences in strategy in Spinco’s relationship with WDC. Actual, potential or perceived conflicts could give rise to investor dissatisfaction, settlements with stockholders, litigation or regulatory inquiries or enforcement actions.

The WDC Board of Directors concluded that the potential benefits of the spin-off outweighed these factors and risks. The WDC Board of Directors also considered these potential benefits and potentially negative factors in light of the risk that the spin-off is abandoned or otherwise not completed, resulting in WDC not separating into two independent, publicly traded companies.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, the WDC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event the spin-off does not result in such

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

benefits, the costs associated with the spin-off could have an adverse effect on each company individually and in the aggregate. For more information, see the section of this information statement entitled “Risk Factors.”

Reasons for WDC’s Retention of 19.99% of Spinco Common Stock

WDC’s plan to transfer less than all of the Spinco common stock to its stockholders in the distribution is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for each of WDC and Spinco, including by reducing, directly or indirectly, WDC’s indebtedness during the 12-month period following the distribution. WDC intends to dispose of all of the Spinco common stock that it retains after the distribution through one or more subsequent exchanges of Spinco common stock for WDC debt held by WDC creditors and/or through distributions of Spinco common stock to WDC stockholders as dividends or in exchange for outstanding shares of WDC common stock, in each case during the 12-month period following the distribution.

Formation of a Holding Company Prior to the Distribution and Internal Reorganization

As part of the spin-off, WDC formed Spinco as a corporation in Delaware on February 5, 2024, for the purpose of transferring to Spinco certain assets and liabilities, including certain entities holding assets and liabilities, associated with the Flash Business in anticipation of the planned spin-off. Spinco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the spin-off. Prior to the distribution, through a series of internal reorganization transactions, (i) WDC and its subsidiaries will transfer the assets and liabilities associated with the Flash Business to Spinco or certain entities which will become its subsidiaries and transfer the equity interests of certain entities holding such assets and liabilities to Spinco and (ii) Spinco and its subsidiaries will transfer the assets and liabilities associated with the HDD Business that are held by Spinco’s subsidiaries, if any, to WDC or its subsidiaries, in each case, as set forth in the separation and distribution agreement. WDC and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to Spinco (or certain entities which will become its subsidiaries) and Spinco and its subsidiaries will also transfer all or a portion of certain other corporate and shared assets and liabilities to WDC or its subsidiaries, in each case, pursuant to the terms of the separation and distribution agreement. WDC will continue to hold WDC’s HDD Business. Spinco is also expected to enter into certain financing arrangements and incur certain indebtedness prior to and in connection with the spin-off. See the section of this information statement entitled “Description of Certain Indebtedness” for more information.

Reasons for Furnishing this Information Statement; Changes in the Terms of the Spin-Off

This information statement is being furnished solely to provide information to WDC stockholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of WDC. We believe that the information in this information statement is accurate as of the date set forth on the cover.

Changes may occur after that date and none of us, WDC, the Spinco Board of Directors or the WDC Board of Directors undertake any obligation to update such information, except as required by applicable federal securities laws.

WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of its board of directors, are not material. However, the WDC Board of Directors would likely consider material matters such as significant changes to the distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify WDC stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Conditions to the Distribution

The distribution of our common stock by WDC is subject to the satisfaction or waiver of the following conditions, among others:

•

The SEC will have declared effective the registration statement of which this information statement forms a part, with no stop order relating to the registration statement in effect, and no proceedings for such purpose will be pending before, or threatened by, the SEC.

•	Nasdaq will have approved the listing of Spinco common stock, subject to official notice of issuance.

•

WDC will have received the Tax Opinion from its tax counsel Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code. See the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.”

•	All actions and filings necessary or appropriate under applicable securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken.

•

No preliminary or permanent injunction or other order, decree, or ruling issued by a governmental authority, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the transactions contemplated by the separation and distribution agreement.

•	Those reorganization transactions with respect to the HDD Business and Flash Business to be completed prior to the distribution will have been effectuated in all material respects.

•	The WDC Board of Directors shall have declared the distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn).

•

No event or development shall have occurred or failed to occur that, in the judgment of the WDC Board of Directors, in its sole discretion, prevents the consummation of, or makes it inadvisable to effect the separation, the distribution or the other related transactions.

•

Any required governmental approvals necessary to consummate the distribution and the transactions contemplated by the separation and distribution agreement and the ancillary agreements shall have been obtained and be in full force and effect.

•	The mailing of this information statement (or notice of internet availability thereof) to record holders of WDC common stock as of [●], the record date for the distribution.

•	Each of the ancillary agreements shall have been executed and delivered by each party thereto.

•

An independent appraisal firm shall have delivered the Solvency Opinions; and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC.

•	Spinco shall have consummated the debt financing transactions.

WDC and Spinco cannot assure you that any or all of these conditions will be met, and the WDC Board of Directors may also waive conditions to the distribution in its sole discretion. If the spin-off is completed and the WDC Board of Directors waives any such condition, such waiver could have a material adverse effect on WDC’s and Spinco’s respective business, financial condition or results of operations, including, without limitation, as a result of litigation relating to any preliminary or permanent injunctions that sought to prevent the consummation of the spin-off, or the failure of WDC and Spinco to obtain any required regulatory approvals. As of the date hereof, the WDC Board of Directors does not intend to waive any of the conditions described herein. WDC does not intend to notify its stockholders of any modifications to the terms of the spin-off, including the waiver of any conditions to the distribution, that, in the judgment of the WDC Board of Directors, are not material. However, the WDC Board of Directors would likely consider material such matters as significant changes to the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

distribution ratio, or significant changes to the assets to be contributed or the liabilities to be assumed in the separation, as well as the waiver of the condition that the WDC Board of Directors receives the Tax Opinion with respect to the spin-off. To the extent that the WDC Board of Directors determines that any modification by WDC materially changes the material terms of the spin-off, including through the waiver of a condition to the distribution, WDC will notify its stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

The fulfillment of the above conditions will not create any obligation on behalf of WDC to effect the spin-off, and WDC may at any time decline to go forward with the spin-off. Until the spin-off has occurred, WDC has the right not to complete the spin-off, even if all the conditions have been satisfied, if, at any time prior to the distribution, the WDC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of WDC or its stockholders, that a sale or other alternative is in the best interests of WDC or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Flash Business from WDC.

Solvency Opinion

In furtherance of the related condition referenced above, prior to the separation, an independent appraisal firm shall have delivered:

•

opinions, dated as of (x) the date of the declaration of the distribution by the WDC Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the WDC Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of each of WDC and Spinco, at a fair valuation, exceed its respective debts (including contingent liabilities), (b) each of WDC and Spinco will be able to pay its respective debts (including contingent liabilities) as they become due and (c) neither WDC nor Spinco will have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the distribution and pursuant to Section 170 of the DGCL, the surplus of WDC exceeds the net amount of the distribution less the Spinco Dividend; and

•

opinions, dated as of (x) the date of the declaration of the Spinco Dividend by the Spinco Board of Directors and (y) the distribution date (or, with respect to clause (y), a bringdown of such opinion as of the distribution date), to the Spinco Board of Directors that (1) after giving effect to the consummation of the transactions, (a) the assets of Spinco, at a fair valuation, exceed its debts (including contingent liabilities), (b) Spinco will be able to pay its debts (including contingent liabilities) as they become due and (c) Spinco will not have an unreasonably small amount of either assets or capital for the operations of the business in which it is engaged or in which management has indicated it intends to engage and (B) immediately prior to giving effect to the Spinco Dividend and pursuant to Section 170 of the DGCL, the surplus of Spinco exceeds the amount of the Spinco Dividend.

The Number of Shares You Will Receive

For each share of WDC common stock that you owned as of [●] Pacific time on [●], the record date for the distribution, you will receive a number of shares of Spinco common stock equal to the distribution ratio on or about [●], the distribution date. The actual number of shares to be distributed will be determined based on the number of shares of WDC common stock outstanding on the record date for the distribution.

Transferability of Shares You Receive

Shares of Spinco common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Spinco affiliates. Persons who may be deemed to be Spinco affiliates after the distribution generally include

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

individuals or entities that control, are controlled by or are under common control with Spinco, which may include certain of Spinco’s executive officers, directors or principal stockholders. Securities held by Spinco affiliates will be subject to resale restrictions under the Securities Act. Spinco affiliates will be permitted to sell shares of Spinco common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

When and How You Will Receive the Distributed Shares

WDC expects to distribute the shares of Spinco common stock on or about [●], the distribution date. [●] will serve as the transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own shares of WDC common stock as of [●] Pacific time on [●], the record date for the distribution, the shares of Spinco common stock that you will be entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your broker, bank or other nominee on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your shares of Spinco common stock. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of WDC common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Spinco common stock in the distribution.

If you hold your shares through a brokerage firm or bank, the brokerage firm or bank would be said to hold the shares in “street name” and ownership would be recorded on the brokerage firm or bank’s books and your brokerage firm or bank will credit your account for the shares of Spinco common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm.

WDC stockholders will not be required to make any payment or surrender or exchange their shares of WDC common stock or take any other action to receive their shares of our common stock.

Treatment of Equity Incentive Arrangements

We expect that WDC equity awards outstanding at the time of the distribution will be adjusted using the following principles:

•

For each award recipient, the intent is to maintain the economic value of those awards before and after the separation date, while also streamlining and simplifying the post-distribution administration of such awards. Generally, employees who will continue at WDC after the spin-off will have their unvested WDC equity awards adjusted and become post-separation WDC awards, while employees who transition to Spinco will have their unvested WDC equity awards converted to equivalent equity awards of Spinco.

•

Each unvested WDC RSU award held by a Spinco employee at the level of vice president or above (other than any such Spinco employee who resides in China, Israel, Malaysia, the Philippines or Thailand immediately prior to the separation) will generally become both a post-separation WDC award and a Spinco award.

•

The number of shares of Spinco common stock or WDC common stock, as applicable, subject to such awards will be determined in a manner intended to preserve the aggregate value of the original unvested WDC equity award by adjusting the number of shares subject to such awards based on a ratio of each post-separation entity’s volume-weighted average stock price over 20 trading days following the separation.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

The terms of the equity awards, such as the vesting schedule, settlement dates and method of settlement, will generally continue unchanged, as equitably adjusted to reflect the distribution, except that for each unvested WDC PSU: (a) held by a continuing WDC employee, such PSUs will remain in place as WDC PSUs, with the performance measures with respect to fiscal year 2025 deemed achieved at target performance to avoid distortions associated with the separation and with performance measures applicable for subsequent performance years to be determined in the normal course; and (b) held by a Spinco employee, the performance measure achievement will be determined based on actual performance for completed fiscal years and based on target performance for fiscal years not yet completed as of the spin-off date and such PSUs will be converted into WDC and Spinco RSUs subject to only time-based vesting following the spin-off.

With respect to employees, the following table provides additional information regarding the adjustments expected to be made to each type of unvested WDC equity award outstanding as of the distribution date. As a result of the adjustments to such awards in connection with the distribution, the precise number of shares of Spinco common stock or WDC common stock, as applicable, to which the adjusted awards will relate will not be known until the 20th trading day following the distribution date or shortly thereafter.

Type of Award	WDC Employee	Spinco Employee	Spinco Employee VP+
RSU	Adjusts and becomes a post-separation WDC RSU award with adjustments relating to the post-separation value of Spinco common stock compared to the post-separation value of WDC common stock and remains outstanding under the terms of the applicable WDC equity incentive plan.

Converts to a Spinco RSU award with adjustments relating to the post-separation value of WDC common stock compared to the post-separation value of Spinco common stock.

Each Spinco RSU award is assumed under the applicable Spinco equity incentive plan and remains subject to the same terms and conditions in effect immediately prior to the separation for the corresponding WDC RSU award.

Other than in an excluded jurisdiction (China, Israel, Malaysia, the Philippines and Thailand), becomes both a post-separation WDC RSU award and a Spinco RSU award.

The number of shares of WDC or Spinco common stock, as applicable, subject to each award will be determined in a manner intended to preserve the aggregate value of the original unvested WDC equity award based on a ratio of each post-separation entity’s volume-weighted average stock price over 20 trading days following the separation.

PSU	Adjusts and becomes a post-separation WDC PSU award that remains outstanding under the terms of the applicable WDC equity incentive plan, except that any performance measures	N/A; No Spinco employees below the level of vice president hold PSUs.	In a manner consistent with the RSU treatment above, converts to WDC and Spinco RSU awards, subject to the same terms and conditions applicable to the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Type of Award	WDC Employee	Spinco Employee	Spinco Employee VP+
with regard to fiscal year 2025 will be deemed achieved at target performance to avoid distortions associated with the separation, with performance measures for subsequent performance years to be determined in the normal course.

corresponding WDC PSU award immediately prior to the separation, except that such WDC and Spinco RSU awards shall be subject to only time-based vesting following the spin-off.

The number of shares of WDC and Spinco common stock subject to each converted award will be determined based on the number of shares that would otherwise have vested under the corresponding WDC PSU award based on actual performance for completed fiscal years and based on target performance for fiscal years not yet completed as of the spin-off date.

General Treatment of Fractional Shares of Common Stock

WDC will not distribute any fractional common stock shares to its stockholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional shares such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share of common stock in the distribution. The transfer agent, in its sole discretion, without any influence by WDC or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either WDC or us. Neither we nor WDC will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares of common stock will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. For an explanation of the material United States federal income tax consequences of the distribution, see the section of this information statement entitled “United States Federal Income Tax Consequences of the Distribution.” If you are the registered holder of shares of WDC common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sale. The amount of this payment will depend on the prices at which the transfer agent sells the aggregated fractional shares of our common stock in the open market shortly after the distribution date and will be reduced by any amount required to be withheld for tax purposes and any brokerage fees and other expenses incurred in connection with these sales of fractional shares. If you hold your shares of WDC common stock through a bank or brokerage firm, your

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Spin-Off

Immediately following the spin-off, Spinco will be a separate, publicly traded company, and we expect to have approximately [●] shares of our common stock and [●] shares of our preferred stock outstanding as a result of the distribution. The actual number of shares to be distributed will be determined after [●], the record date for the distribution. The distribution will not affect the number of outstanding shares of WDC common stock and the number of outstanding shares of the WDC preferred stock will be reduced by [●] and exchanged for [●] shares of Spinco preferred stock. No fractional shares of Spinco common stock will be distributed.

Market for Spinco Common Stock

There is currently no public market for our common stock. A condition to the distribution is the listing of our common stock shares on Nasdaq. We intend to apply to list our common stock on Nasdaq under the symbol “[●].” We have not and will not set the initial price of shares of our common stock. The initial price will be established by the public markets.

We cannot predict the price at which shares of our common stock will trade after the distribution. In fact, the combined trading prices, after the spin-off, of shares of our common stock that each WDC stockholder will receive in the distribution and the shares of common stock of WDC held at the record date for the distribution may not equal the “regular-way” trading price of a WDC share immediately prior to completion of the spin-off. The price at which shares of our common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors.

Trading Between the Record Date and the Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, WDC expects that there will be two markets in WDC common stock: a “regular-way” market and an “ex-distribution” market. Shares of WDC common stock that trade on the “regular-way” market will trade with an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Shares of WDC common stock that trade on the “ex-distribution” market will trade without an entitlement to shares of Spinco common stock distributed pursuant to the distribution. Each stockholder trading in WDC shares would make any decision as to whether to trade one or more of such stockholder’s shares in WDC in the “regular-way” market or the “ex-distribution” market. If you sell shares of WDC common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Spinco common stock in the distribution. If you own shares of WDC common stock as of [●] Pacific time on [●], the record date for the distribution, and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Spinco common stock that you are entitled to receive pursuant to your ownership as of the record date for the distribution of WDC common stock shares.

Furthermore, beginning shortly before the distribution date and continuing up to and including the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of WDC common stock on [●], the distribution date. If you own shares of WDC common stock as of [●] Pacific time on [●], the record date for the distribution, you will be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to our shares, without the WDC shares you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Transaction and Separation Costs

Spinco will incur certain costs in connection with the consummation of the transaction. We currently estimate that the one-time separation costs we will incur, primarily employee-related costs such as recruitment expenses, costs to establish certain standalone functions and information technology systems, professional services fees and other separation-related costs during our transition to being a stand-alone public company, will be approximately $[●]. Except as otherwise set forth in the separation and distribution agreement, any such costs incurred prior to the completion of the spin-off will be borne by WDC, and any such costs incurred from and after the completion of the spin-off will be borne by the applicable party incurring such costs.

Incurrence/Treatment of Debt

[●]

Regulatory Approval

Our registration statement on Form 10, of which this information statement forms a part, must become effective prior to the distribution, and shares of Spinco common stock to be distributed must have been approved for listing on Nasdaq, subject to official notice of distribution. In certain jurisdictions outside the U.S., consents, authorizations, orders or approvals from certain foreign governments are required in order to complete the separation with respect to certain entities and assets which may include, but are not limited to, approvals to merge or demerge, to form new legal entities (including obtaining required registrations and/or licenses or permits) and to transfer assets and/or liabilities (including under certain foreign investment laws). It is currently anticipated that all material transfers will occur without material delays beyond the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. For more information, see the Risk Factor entitled – Certain entities or assets that are part of our separation from WDC may not be transferred to us or may not be transferred to WDC, as applicable, prior to the distribution or at all. Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Shareholder Vote

No vote of WDC stockholders is required or sought in connection with the spin-off.

No Appraisal Rights

Under the DGCL, WDC stockholders will not have appraisal rights in connection with the distribution.

Background to the Separation and Distribution

As part of WDC’s ongoing strategic planning process, the WDC Board of Directors and senior management regularly review and assess WDC’s long-term goals and opportunities, industry trends, competitive environment and short-and long-term performance in light of WDC’s strategic plan, with the goal of maximizing stockholder value. In connection with these activities, the WDC Board of Directors and senior management meet from time to time in the ordinary course of business to consider and evaluate various courses of action, including business combinations, acquisitions, dispositions, stock buybacks, special dividends, internal restructurings, capital raising, debt financings or refinancings, spin-offs and other transactions.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

In early 2022, the WDC Board of Directors directed WDC management to begin exploring a broad range of strategic alternatives. In connection with this review, WDC engaged Lazard Ltd., as its financial advisor (and subsequently engaged Qatalyst Partners LP and J.P. Morgan as its financial advisors), and Skadden, as its legal advisor. Between February 2022 and June 2022, the WDC Board of Directors considered strategic options, which included a spin-off transaction.

On June 7, 2022, WDC announced that, following constructive dialogue with many of WDC’s stockholders, including Elliott Investment Management L.P., it was reviewing potential strategic alternatives aimed at further optimizing long-term value for its stockholders, and that the Executive Committee of the WDC Board of Directors would oversee the assessment process and fully evaluate a comprehensive range of alternatives, including options for separating WDC’s market-leading flash and HDD franchises.

From June 2022 to October 2023, the WDC Board of Directors engaged in such strategic review. WDC’s financial advisors reached out to multiple strategic parties and financial sponsors regarding a transaction with WDC, including a possible spin-off followed by a merger involving the Flash Business. The WDC Board of Directors thoroughly explored this option, among others, which included extensive due diligence and negotiations. The WDC Board of Directors ultimately determined that such transaction was not actionable at this time. The WDC Board of Directors and the Executive Committee then reviewed the risks and benefits of standalone alternatives, including a spin-off of its Flash Business.

On October 30, 2023, WDC announced that the WDC Board of Directors had completed its strategic review of WDC’s business and, after evaluating a comprehensive range of alternatives, unanimously authorized management to pursue a plan to spin-off the Flash Business from the remaining HDD Business.

The WDC Board of Directors considered other transactions and considerations as part of the full review process, including not proceeding with the spin-off transaction, and reviewed and considered the agreements related to the spin-off. The WDC Board of Directors believes that separating the Flash Business from the remainder of WDC and distributing Spinco shares to WDC stockholders is in the best interests of WDC and its stockholders. For more information, see the sections of this information statement entitled “The Separation and Distribution—General—Reasons for the Spin-Off” and “Risk Factors.”

The WDC Board of Directors unanimously approved the transactions described herein, subject to the WDC Board of Directors declaring the distribution prior to the closing of the spin-off.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to WDC and to the holders of shares of WDC common stock in connection with the spin-off. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the separation will be consummated in accordance with the separation and distribution agreement and as described in this information statement.

Except as specifically described below, this summary is limited to holders of shares of WDC common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of WDC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders of WDC common stock that hold their WDC common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the United States federal income tax laws, such as: insurance companies; tax-exempt organizations; banks and other financial institutions; pension plans; cooperatives; real estate investment trusts; dealers in securities or currencies; traders that elect to use a mark-to-market method of accounting; certain former U.S. citizens or long-term residents; persons holding shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes; persons who acquire shares pursuant to any employee share option or otherwise as compensation; persons holding shares through an individual retirement account or other tax-deferred account; persons who actually or constructively own 10% or more of our stock (by vote or value); persons whose functional currency is not the U.S. dollar; or partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding shares through such entities.

If a partnership (or any other entity or arrangement subject to tax as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of WDC common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership for U.S. federal income tax purposes that beneficially owns shares of WDC and its partners are urged to consult their tax advisor as to the tax consequences of the spin-off.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations, or the Medicare tax on certain net investment income.

HOLDERS OF WDC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM REGARDING THE SPIN-OFF, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Tax Opinion and IRS Ruling

WDC intends to request the IRS Ruling on certain issues relevant to the qualification of the distribution and certain related transactions for the Intended Tax Treatment, based on certain facts and representations set forth in such request. The receipt of the IRS Ruling is not a condition of the distribution and there can be no assurance that any or all of the rulings requested will be received. The IRS Ruling, even if received, would not address all of the requirements relevant to the qualification of the distribution for the Intended Tax Treatment. Although a private letter ruling is generally binding on the IRS, the IRS Ruling will be based on certain facts and representations and undertakings from WDC and us that certain necessary conditions to obtain tax-free treatment under the Code have been satisfied.

Additionally, it is a condition to the completion of the distribution that WDC receives the Tax Opinion from its tax counsel, Skadden, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code. This condition may be waived by WDC in its sole discretion.

In rendering the Tax Opinion to be given as of the closing of the distribution, Skadden will rely on (i) the IRS Ruling (if received), (ii) customary representations and covenants made by WDC and Spinco, including those contained in certificates of officers of WDC and Spinco, and (iii) specified assumptions, including an assumption regarding the completion of the separation, the distribution and certain related transactions in the manner contemplated by the transaction agreements. In addition, Skadden’s ability to provide the Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the distribution. If any of the representations, covenants or assumptions on which Skadden will rely are inaccurate, Skadden may not be able to provide the Tax Opinion or the tax consequences of the distribution could differ from those described below.

The Tax Opinion will not be binding upon the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the IRS Ruling (if received) and the Tax Opinion are not correct, are incomplete or have been violated, the IRS Ruling could be revoked retroactively or modified by the IRS, and WDC’s ability to rely on the Tax Opinion could be jeopardized. As of the date of this information statement, we are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete or that would cause any of these undertakings to fail to be complied with, in any material respect.

Treatment of the Distribution

Assuming the distribution, together with certain related transactions, qualifies as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, for U.S. federal income tax purposes:

•

no gain or loss will be recognized by WDC as a result of the distribution (except for certain items that may be required to be recognized under Treasury Regulations regarding consolidated federal income tax returns);

•	no gain or loss will be recognized by, or be includible in the income of, a holder of WDC common stock solely as a result of the receipt of our common stock in the distribution;

•

the aggregate tax basis of the shares of WDC common stock and shares of Spinco common stock (including any fractional shares deemed received, as discussed below) in the hands of each WDC stockholder immediately after the distribution will be the same as the aggregate tax basis of the shares of WDC common stock held by such holder immediately prior to the distribution, allocated between the shares of WDC common stock and shares of Spinco common stock in proportion to their relative fair market values immediately following the spin-off;

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

•

the holding period with respect to shares of Spinco common stock received by WDC stockholders (including any fractional shares deemed received, as discussed below) will include the holding period of the WDC common stock with respect to which such Spinco common stock was received; and

•

WDC stockholders that have acquired different blocks of WDC common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of WDC common stock.

If, notwithstanding the conclusions that we expect to be included in the IRS Ruling (if received) and Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Sections 368(a)(1)(D), 361 and 355 of the Code for U.S. federal income tax purposes, then WDC would generally recognize gain with respect to the transfer of Spinco common stock and certain related transactions. In addition, each WDC stockholder that receives shares of Spinco common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of Spinco common stock that was distributed to such stockholder, which would generally be taxed as a dividend to the extent of the stockholder’s pro rata share of WDC’s current and accumulated earnings and profits, including WDC’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in WDC stock and thereafter treated as capital gain from the sale or exchange of WDC stock.

Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D), 361 and 355 of the Code, the distribution may result in corporate level taxable gain to WDC under Section 355(e) of the Code if either WDC or Spinco undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, WDC would recognize taxable gain as described above, but the distribution would be tax-free to each WDC stockholder (except with respect to any tax on any cash received in lieu of fractional shares).

A U.S. Holder that receives cash instead of fractional shares of Spinco common stock should be treated as though such U.S. Holder first received a distribution of a fractional share of Spinco common stock and then sold it for the amount of cash received. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s WDC common stock exceeds one year on the date of the distribution.

U.S. Treasury Regulations require certain stockholders of WDC common stock who receive Spinco common stock in the distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within a reasonable period after the distribution, WDC will provide stockholders who receive our common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis and fair market value of Spinco common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

DIVIDEND POLICY

We do not currently intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation of our business and to strengthen our financial position and flexibility. The payment of cash dividends in the future will be dependent upon our revenue and earnings, capital requirements and general financial condition and results of operations, as well as applicable law, regulatory constraints, industry practice and other business considerations determined by our board of directors to be relevant. The payment of any cash dividends will be within the discretion of the Spinco Board of Directors. In addition, the terms governing our current or future debt may also limit or prohibit dividend payments. Accordingly, we cannot guarantee that we will ever pay dividends in the future or that we would continue to pay any dividends that we may commence in the future.

In addition, under Delaware law, the Spinco Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value, minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 28, 2024, on a historical and a pro forma basis to give effect to the spin-off and related transactions as if they had occurred on June 28, 2024, our latest balance sheet date.

The cash and cash equivalents and capitalization information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization would have been had we been operating as a standalone company as of June 28, 2024. Additionally, the information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization may be in the future.

The following table should be read in conjunction with the section of this information statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” our Combined Financial Statements and the accompanying notes thereto included elsewhere in this information statement.

As of June 28, 2024
	Historical	Pro Forma
(In millions)
Assets
Cash and cash equivalents (1)
Notes due from Parent (1)
Liabilities
Notes due to Parent (1)
Long-term debt (1)
Stockholders’ equity
Common stock, $xx par value
Additional paid-in-capital
WDC net investment
Accumulated other comprehensive loss
Total capitalization

(1)

Reflects approximately $[●] of borrowings expected to be incurred in connection with the spin-off pursuant to the debt financing transactions, offset by anticipated debt issuance costs of $[●]. We will pay WDC, as partial consideration for the Flash Business that WDC is transferring to us in connection with the spin-off, all of the net proceeds that we will receive from the debt financing transactions, together with any interest accrued thereon following our receipt of such proceeds; provided that we will retain an amount in cash and cash equivalents equal to $[●], after giving effect to this offering, the debt financing transactions and the settlement or termination of Notes due to (from) Parent between us and WDC. Spinco’s capital structure remains under review and will be finalized, along with the terms of such indebtedness, prior to the spin-off. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Financial Condition, Liquidity and Capital Resources” for additional details.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements give effect to the spin-off and related adjustments in accordance with Article 11 of the SEC’s Regulation S-X, as amended. The spin-off and related transactions are described in the section of this information statement entitled “The Separation and Distribution.”

The following unaudited pro forma condensed combined financial statements consist of the unaudited pro forma condensed combined balance sheet as of June 28, 2024, and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024.

The unaudited pro forma condensed combined financial statements and the Spinco’s combined financial statements and notes thereto included in this information statement shall mean the Flash Business of Western Digital Corporation and references to “Parent” or “WDC” shall mean Western Digital Corporation.

The unaudited pro forma condensed combined financial statements reflect adjustments to our historical audited combined balance sheet as of June 28, 2024, and our historical audited combined statement of operations for the fiscal year ended June 28, 2024. The unaudited pro forma condensed combined balance sheet as of June 28, 2024, gives effect to the spin-off and related transactions, described below, as if they occurred on June 28, 2024. The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, gives effect to the spin-off and related transactions as if they had occurred on July 1, 2023, the beginning of our most recently completed fiscal year.

The unaudited pro forma condensed combined financial statements have been prepared to include Financing / Capitalization Adjustments and Spin-off Adjustments, collectively “Transaction Accounting Adjustments” and Autonomous Entity Adjustments to reflect the financial condition and results of operations as if we were a separate standalone public company. In addition, management’s adjustments, presented in the accompanying notes to the unaudited pro forma condensed combined financial statements, provide supplemental information to understand the synergies and dis-synergies that are expected to result from the spin-off, primarily comprising incremental costs that we expect to incur as a standalone public company. The unaudited pro forma combined financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Transactions”):

•

the contribution of the assets and liabilities that comprise our business by WDC to Spinco pursuant to the separation and distribution agreement and the retention by WDC of certain specified assets and liabilities reflected in our historical combined financial statements, in each case, pursuant to the separation and distribution agreement;

•

the effect of our anticipated post-spin-off capital structure, including the incurrence of indebtedness in an aggregate principal amount equal to approximately $[•] pursuant to the debt financing transactions and the application of the net proceeds from the debt financing transactions as described in the section of this information statement entitled “Description of Certain Indebtedness”;

•	the one-time expenses associated with the spin-off and related transactions and the transition to becoming a stand-alone public company;

•	the impact of the ancillary agreements and the provisions contained therein (see “Material Agreements with WDC” within this information statement); and

•	other adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

In addition, we have provided a presentation of adjustments that management believes are necessary to enhance an understanding of the pro forma effects of the transaction.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The unaudited pro forma condensed combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. The Pro Forma Transactions are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change. A final determination regarding our capital structure has not yet been made, and the ancillary agreements have not been finalized. As such, the pro forma statements may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.

The unaudited pro forma condensed combined financial information is based upon available information and assumptions that we believe are reasonable and supportable. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only. The unaudited pro forma condensed combined financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone public company during the periods presented, or what our financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma condensed combined financial information has been derived from our historical combined financial statements, which have been prepared from WDC’s historical accounting records. All the allocations and estimates in our historical combined financial statements are based on assumptions that management believes are reasonable.

Our historical combined financial statements, which were the basis for the unaudited pro forma combined financial statements, were prepared on a carve-out basis as we did not operate as a separate, independent company for the periods presented. Accordingly, such financial information reflects an allocation of certain corporate costs, such executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to Spinco based upon direct usage or benefit, where identifiable, with the remainder allocated based upon headcount, revenue or other relevant measures. See Note 1, “Basis of Presentation” and Note 9, “Related Parties and Related Commitments and Contingencies” to the audited combined financial statements included elsewhere in this information statement for further information on the allocation of corporate costs.

The unaudited pro forma condensed combined financial information reported below should be read in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements included elsewhere in this information statement.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 28, 2024

(In millions)

Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents			A
Account Receivables, net
Inventories
Income tax receivable
Other current assets					C
Notes due from Parent			A

Total current assets
Property, plant and equipment, net					C
Notes receivable and investments in Flash Ventures					D
Goodwill
Other intangible assets, net
Deferred tax assets
Income tax receivable, non-current
Other non-current assets			A		C
D

Total assets

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable					C
Accounts payable to related parties
Accrued expenses					C
D
Income taxes payable
Accrued compensation
Notes due to Parent			A

Total current liabilities
Long-term debt			A
Deferred tax liabilities					G
Other liabilities					C
D

Total liabilities

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Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 28, 2024

(In millions)

Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments	Pro Forma
Commitments and contingencies
Convertible preferred stock, $[●] par value					K

EQUITY
Shareholder’s equity
Common stock, $[●] par value					F
Additional paid-in capital					I
Parent company net investment			A		E
Accumulated other comprehensive loss

Total Shareholder’s equity

Total Liabilities and Equity

See accompanying notes to unaudited pro forma condensed combined financial information.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended June 28, 2024

(In millions, except per share amounts)

Transaction Accounting Adjustments
	The Flash Business of Western Digital Corporation (Historical)	Financing / Capitalization Adjustments		Spin-off Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenue, net							Q
Cost of revenue							Q

Gross profit
Operating expenses
Research and development
Selling, general and administrative					H		M
					L		N
O
Q
Employee termination, asset impairment and other charges
Goodwill impairment

Total operating expenses

Operating income (loss)
Interest and other income (expense)
Interest income			B
Interest expense			B
Other income, net

Total interest and other income (expense)

Income (loss) before taxes
Income tax expense					J		P

Net income (loss)

Cumulative dividends allocated to preferred shareholders					K

Net income (loss) attributable to common shareholders

Earnings per share:
Basic								R
Diluted								R
Weighted-average number of common shares outstanding
Basic								R
Diluted								R

See accompanying notes to unaudited pro forma condensed combined financial information.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of June 28, 2024, and the unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2024, include the following adjustments:

Transaction Accounting Adjustments

Financing / Capitalization Adjustments

A.

Reflects approximately $[●] of borrowings expected to be incurred in connection with the spin-off pursuant to the debt financing transactions, offset by anticipated debt issuance costs of $[●]. We will pay WDC, as partial consideration for the Flash Business that WDC is transferring to us in connection with the spin-off, all of the net proceeds that we will receive from the debt financing transactions, together with any interest accrued thereon following our receipt of such proceeds; provided that we will retain an amount in cash and cash equivalents not to exceed $[●] million, subject to a potential adjustment resulting from net working capital falling outside a targeted range between $[●] million and $[●] million for Spinco, after giving effect to this offering, the debt financing transactions and the settlement or termination of Notes due to (from) Parent. If the actual net working capital is higher or lower than the targeted range, there will be an increase or a decrease, respectively, to the cash distribution to WDC. Spinco’s capital structure remains under review and will be finalized, along with the terms of such indebtedness, prior to the spin-off. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Financial Condition, Liquidity and Capital Resources” for additional details.

The following represents adjustments to cash and cash equivalents:

(in millions)	As of June 28, 2024
Cash received from issuance of debt
Cash distribution to WDC at separation
Cash paid for debt issuance cost

Total pro forma adjustment to cash and cash equivalents

We also expect to enter into a [●] year Revolving Credit Facility of $[●] million; however, the facilities are not expected to be utilized at the completion of the spin-off. The associated issuance costs of $[●] million are recorded in other non-current assets and amortized to interest expense over the term of the credit facility.

The following represents adjustments to long-term debt:

(in millions)	As of June 28, 2024
Cash received from issuance of debt
Cash paid for debt issuance cost

Total pro forma adjustment to long-term debt

B.

The adjustment of $[●] for the year ended June 28, 2024, represents approximately $[●] million of interest expense based on a weighted-average interest rate of approximately [●]% and approximately $[●] million of amortization of debt issuance costs in connection with the incurrence of debt as described in Note (a) above. A 1/8 percent variance in the assumed interest rate on the floating rate indebtedness would change annual interest expense by $[●] million for the year ended June 28, 2024. Also included within the adjustment to

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interest expense and interest income is the elimination of interest expense and interest income incurred in connection with Notes due to (from) Parent which will be subject to settlement or termination in connection with the spin-off.

The following represents adjustments to interest expense:

(in millions)	For the year ended June 28, 2024
Interest expense on total debt at estimated weighted average rate of approximately [●]%
Amortization of debt issuance costs
Elimination of interest expense (income) on Notes due to (from) Parent

Total pro forma adjustment to Interest expense

Spin-off Adjustments

C.

Reflects adjustments for certain assets and liabilities that are to be transferred to us from WDC in connection with the spin-off and were not included in the historical combined financial statements as we did not manage these shared assets and liabilities. The costs associated with these assets and liabilities have been allocated to us and are included within the historical combined statements of operations. Generally, the shared assets and liabilities to be transferred to us relate to corporate overhead including information technology, facilities, certain operational support assets and employee-related liabilities.

D.

Reflects an adjustment to remove various assets and liabilities that are expected to be retained by WDC and primarily consists of leased facilities, certain employee related liabilities, notes receivable due from Flash Ventures and investments in certain unconsolidated entities which are included in the combined balance sheet.

E.	Represents the reclassification of WDC’s net investment in Spinco to additional paid-in capital.

F.

Reflects the issuance of [●] shares of our common stock with a par value of $0.01 per share pursuant to the separation and distribution agreement. We have assumed the number of outstanding shares of our common stock based on [●] shares of WDC common stock outstanding on June 28, 2024, and assumed a distribution of 80.01% of the outstanding shares of our common stock to WDC’s stockholders, on the basis of a number of shares of our common stock equal to the distribution ratio for every share of WDC common stock. The actual number of shares issued will not be known until the record date for the distribution. We expect 19.99% of our common stock will continue to be owned by WDC, which WDC intends to dispose of within 12 months of the distribution date.

G.

Reflects the addition of deferred tax assets and liabilities related to temporary differences between the financial reporting and tax basis in certain of our assets and liabilities resulting from legal entity reorganization transactions anticipated in preparation for the spin-off.

H.

Reflects adjustments for restricted stock units (or RSUs) and performance stock units (or PSUs) of WDC which were previously granted to certain of our employees and for which vesting will be subject to acceleration in connection with the spin-off.

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Pursuant to 17 C.F.R. Section 200.83

I.	The additional paid-in-capital adjustments are summarized below Spinco:

(in millions)	As of June 28, 2024
Cash payment to WDC (Note A)
Net assets in shared legal entities being transferred to Spinco (Note C)
Net assets in shared legal entities that will be retained by WDC (Note D)
Reclassification of WDC’s net investment in Spinco (Note E)
Common stock issuance (Note F)
Preferred stock issuance (Note K)
Deferred taxes (Note G)

Total adjustment

J.

Represents the income tax impact of the transaction accounting pro forma adjustments for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off and may be materially different from the pro forma results.

K.

Reflects issuance of preferred share of Spinco with a redemption value of $[●] related to the conversion of approximately [●] shares of Series A Convertible Preferred Stock of WDC with a carrying value of $[●] million into similar preferred shares of Spinco in connection with the separation from WDC. Additionally reflects cumulative preferred dividends in the amount of $[●] for the fiscal year ended June 28, 2024.

L.	Reflects cash retention bonus expenses of $[●] million to be paid to certain of Spinco employees in connection with the separation from WDC.

Autonomous Entity Adjustments

M.

Reflects additional charges from contracts with vendors, which are expected to be incurred in relation to the separation of Spinco as a standalone public company. These charges primarily relate to legal, audit and advisory fees, system implementation costs, business separation costs and other costs. These adjustments are comprised of estimated nonrecurring expenses of $[●] million for the fiscal year ended June 28, 2024. Actual charges that will be incurred could be different from these estimates and would depend on several factors, including the economic environment and strategic decisions made in areas following the spin-off.

N.

Reflects the net impact of new compensation agreements for the current executives of Spinco. These adjustments relate primarily to increases in salary and bonus and stock-based compensation of $[●] for the fiscal year ended June 28, 2024.

O.

Reflects $[●] for the fiscal year ended June 28, 2024, of certain transition services costs associated with the transition services agreement we intend to enter into with WDC. The costs are primarily associated with information technology services, corporate support functions and facility leases.

P.

Represents the income tax impact of the autonomous entity pro forma adjustments and the expected effects of the separation and distribution agreement and the tax matters agreement for the fiscal year ended June 28, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the spin-off, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to the spin-off, and may be materially different from the pro forma results.

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Q.

Reflects adjustments to revenue, cost of revenue and selling, general and administrative costs for the fiscal year ended June 28, 2024, to give effect to the intellectual property cross-license agreement and transitional trademark license agreement as well as other sale and distribution agreements which Spinco intends to enter into with WDC following the separation transaction.

Pro Forma Earnings Per Share

R.

Pro forma basic and diluted earnings per share and pro forma weighted-average basic shares outstanding for the fiscal year ended June 28, 2024, reflect the number of shares of Spinco common stock which are expected to be outstanding upon completion of the spin-off (see note (f) above).

Management Adjustments:

We expect to incur incremental costs as a standalone public company related to certain expenses previously allocated from WDC. Our historical combined financial statements include allocations for certain costs of support functions that are provided on a centralized or geographic basis by WDC and its affiliates, which include executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. We will also incur new costs relating to our public reporting and compliance obligations as a standalone public company.

These incremental costs are based on our expected organizational structure and expected cost structure as a standalone public company, adjusted for the allocated costs recorded within our historical combined financial statements, which vary by year. In order to determine synergies and dis-synergies, we prepared a detailed assessment of the resources and associated costs required as a baseline to stand up Spinco as a standalone public company. With respect to expected headcount increases, internal resources were matched to job roles to meet the required baseline. In addition to internal resources, third-party support costs in each function were considered, which included business support functions and corporate overhead charges previously shared with WDC. This process was used by all functions resulting in incremental costs when compared to the cost allocations from WDC included in our historical combined financial statements.

Any shortfall of required resource needs will be filled through external hiring or will be supported by WDC through the transition services agreement. From a timeframe standpoint, these incremental costs will begin to materialize on the date of this information statement. Management believes the resource transfers and costs which were used as the basis for the management adjustments below are reasonable and representative of the baseline to stand up Spinco as a standalone public company. Both the resource and vendor cost baseline would be impacted by additional costs and investments that we may incur as we pursue our growth strategies. In addition, other adverse effects and limitations, including those discussed in the section of this information statement entitled “Risk Factors,” may impact the actual costs incurred.

Primarily as a result of the above items, the management adjustments presented below, which are incremental to the autonomous entity pro forma adjustments, show additional incremental expenses compared to the allocated expenses from WDC included in our historical combined statements of operations, related to dis-synergies resulting from the contemplated organizational structure. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the transaction. The pro forma financial information below reflects all adjustments that are, in the opinion of management, necessary to provide a fair statement of the pro forma financial information, aligned with the assessment described above. If we decide to increase or reduce resources or invest more heavily in certain areas in the future, the results will vary from the management adjustments presented below. The tax effect has been determined by applying the applicable statutory tax rates to the aforementioned adjustments for the periods presented. These management adjustments include forward-looking statements. See “Forward-Looking Statements” elsewhere in this information statement.

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Pursuant to 17 C.F.R. Section 200.83

For the year ended June 28, 2024

(in millions)	Pro forma net income	Pro forma basic income per share	Pro forma diluted income per share
Pro forma as shown above
Management adjustments
(1) Cost of revenue
(2) Research and development
(3) Selling, general and administrative
(4) Other income, net

Total Management adjustments
(5) Tax effect of Management adjustments
Total Management adjustments, net of tax

Pro forma net income (loss) after Management adjustments
Weighted average common shares
Weighted average diluted shares

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

BUSINESS

General

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives, embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products addresses multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

We are the market leader in the Consumer end market and have one of largest consumer brands and franchises in the world, with one of the technology industry’s most valuable patent portfolios with approximately 9,200 granted patents and approximately 2,900 pending patent applications worldwide. We have extensive customer, partner and channel relationships across a number of end-markets and geographics and have a rich heritage of innovation and operational excellence, a wide range of intellectual property assets, broad research and development capabilities and large-scale, efficient manufacturing supply chains. The strong growth in the amount, value and use of data continues, creating a global need for larger, faster and more capable storage solutions.

We are a customer-focused organization that has developed deep relationships with industry leaders to continue to deliver innovative solutions to help users capture, store and transform data across a boundless range of applications. We help original equipment manufacturers address storage opportunities and solutions to capture and transform data in a myriad of devices and edge technologies. We have also built strong consumer brands with tools to manage vast libraries of personal content and to push the limits of what’s possible for storage. At Spinco, we continue to transform ourselves to address the growth in data by providing what we believe to be the broadest range of storage technologies in the industry with a comprehensive product portfolio and global reach.

Industry

We operate in the data storage industry. The ability to access, store and share data from anywhere on any device is increasingly important to our customers and end users. From the intelligent edge to the cloud, data storage is a fundamental component underpinning the global technology architecture. Our strengths in innovation and cost leadership, diversified product portfolio and broad routes to market provide a foundation upon which we are solidifying our position as an essential building block of the digital economy. There is tremendous market opportunity flowing from the rapid global adoption of the technology architecture built with cloud infrastructure tied to intelligent endpoints all connected by high-performance networks. The value and urgency of data storage at every point across this architecture have never been clearer.

The increase in computing complexity and advancements in artificial intelligence, along with growth in cloud computing applications, connected mobile devices and Internet-connected products, and edge devices is driving unabated growth in the volume of digital content to be stored and used. We believe our expertise and innovation in flash technology enable us to bring powerful solutions to a broader range of applications. We continuously monitor the full array of flash-based storage technologies, including reviewing these technologies with our customers, to ensure we are appropriately resourced to meet our customers’ storage needs.

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Flash Technology

Flash products provide non-volatile data storage based on flash technology. We develop and manufacture solid state storage products for a variety of applications including enterprise or cloud storage, client storage, automotive, mobile devices and removable memory devices. Over time, we have successfully developed and commercialized successive generations of 2- and 3-dimensional flash technology with increased numbers of storage bits per cell in an increasingly smaller form factor, further driving cost reductions. We devote significant research and development resources to the development of highly reliable, high-performance, cost-effective flash-based technology and are continually pursuing developments in next-generation flash-based technology capacities. We are leveraging our expertise, resources and strategic investments in non-volatile memories to explore a wide spectrum of persistent memory and storage class memory technologies. We have also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease of use.

Our Data Solutions

Our broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer” and are comprised of the SanDisk® brand. Certain of our products will also be sold for a limited transitional period under the Western Digital®, WD® and other brands under license from WDC.

Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. We provide the Cloud end market with an array of high-performance enterprise solid state drives. Our high-performance enterprise class solid state drives include high-performance flash-based solid state drive and software solutions that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers and supporting high-volume online transactions, AI-related workloads, data analysis and other enterprise applications.

Through the Client end market, we provide numerous data solutions that we incorporate into our client’s devices, which consist of solid state drive desktop and notebook PCs, gaming consoles and set top boxes, as well as flash-based embedded storage products for mobile phones, tablets, notebook PCs and other portable and wearable devices, automotive applications, Internet of Things, industrial and connected home applications. Our solid state drives are designed for use in devices requiring high performance, reliability and capacity with various attributes such as low cost per gigabyte, quiet acoustics, low power consumption and protection against shocks.

We serve the Consumer end market with a portfolio of solid state drives and removable flash, including cards and universal serial bus flash drives, through our retail and channel routes to market. We offer client portable solid state drives with a range of capacities and performance characteristics to address a broad spectrum of the client storage market. Our removable cards are designed primarily for use in consumer devices, such as mobile phones, tablets, imaging systems, cameras and smart video systems. Our universal serial bus flash drives are used in the computing and consumer markets and are designed for high-performance and reliability.

Competition

Our industry is highly competitive. We believe we are well positioned with our leading flash product portfolio, premium consumer brand, differentiated semiconductor innovation engine and leadership in driving cost efficiency. Nevertheless, we face strong competition from other manufacturers of flash in the Cloud, Client and

Consumer end markets. We compete with vertically integrated suppliers such as Kioxia, Micron Technology, Inc., Samsung Electronics Co., Ltd., SK Hynix, Inc., Yangtze Memory Technologies Co., Ltd. and numerous smaller companies that assemble flash into products.

Business Strategy

Our overall strategy is to leverage our innovation, technology and execution capabilities to be an industry-leading and broad-based developer, manufacturer and provider of storage devices and solutions that support the

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infrastructure that has enabled the unabated proliferation of data. We strive to successfully execute our strategy through the following foundational elements in order to create long-term value for our customers, partners, investors and employees:

•

Innovation and Cost Leadership: We continue to innovate and develop advanced technologies across platforms to deliver timely new products and solutions to meet growing demands for scale, performance and cost efficiency in the market.

•

Broad Product Portfolio: We leverage our capabilities in firmware, software and systems to deliver compelling and differentiated integrated storage solutions to our customers that offer the best combinations of performance, cost, power consumption, form factor, quality and reliability, while creating new use cases for our solutions in emerging markets.

•

Operational Excellence: We are focused on delivering the best value for our customers in Cloud, Client and Consumer end markets through a relentless focus on appropriately scaling our operations to efficiently support business growth; achieving best in class cost, quality and cycle-time; maintaining industry leading manufacturing capabilities; and having a competitive advantage in supply-chain management.

Our strategy provides the following benefits, which distinguish us in the dynamic and competitive data storage industry:

•	a varied product portfolio that establishes us as a leading developer and manufacturer of integrated products and solutions, making us a more strategic supply partner to our customers;

•

efficient and flexible manufacturing capabilities, allowing us to leverage our flash research and development and capital expenditures to deliver innovative and cost-effective storage solutions to multiple markets;

•	deep relationships with industry leaders across the data ecosystems that give us the broadest routes to market; and

•	industry leading consumer brand awareness and global retail distribution presence.

Research and Development

We devote substantial resources to the development of new products and the improvement of existing products. We focus our engineering efforts on optimizing our product design and manufacturing processes to bring our products to market in a cost-effective and timely manner. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Patents, Licenses and Proprietary Information

We rely on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

We have approximately 9,200 granted patents and approximately 2,900 pending patent applications worldwide. We continually seek additional United States (“U.S.”) and international patents on our technology. We believe that, although our active patents and patent applications have considerable value, the successful manufacturing and marketing of our products also depends upon the technical and managerial competence of our staff. Accordingly, the patents held and applied for cannot alone ensure our future success.

In addition to patent protection of certain intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We believe that our non-patented IP, particularly some of our process technology, is an important factor in our success. We rely upon non-disclosure agreements, contractual provisions and a system of internal safeguards to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information. The laws of foreign jurisdictions in which we conduct business may provide less protection for confidential information than the laws of the U.S.

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We rely on certain technology that we license from other parties to manufacture and sell our products. We believe that we have adequate cross-licenses and other agreements in place in addition to our own intellectual property portfolio to compete successfully in the storage industry. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Manufacturing

We believe that we have significant know-how, unique product manufacturing processes, test and tooling, execution skills, human resources and training to continue to be successful and to adjust our manufacturing operations as necessary. We strive to maintain manufacturing flexibility, high manufacturing yields, reliable products and high-quality components. The critical elements of our production are high volume and utilization, low-cost assembly and testing, strict adherence to quality metrics and maintaining close relationships with our strategic component suppliers to access best-in-class technology and manufacturing capacity. We continually monitor our manufacturing capabilities to respond to the changing requirements of our customers and maintain our competitiveness and position as a data technology leader.

Flash manufacturing requires complex processes involving the production and assembly of precision components with narrow tolerances and rigorous testing. The manufacturing processes involve a number of steps that are dependent on each other and occur in “clean room” environments that demand skill in process engineering and efficient space utilization to control the operating costs of these manufacturing environments. We continually evaluate our manufacturing processes in an effort to increase productivity, sustain and improve quality and decrease manufacturing costs. We continually evaluate which steps in the manufacturing process would benefit from automation and how automated manufacturing processes can improve productivity and reduce manufacturing costs. We also leverage contract manufacturers when strategically advantageous.

Operations

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from our joint ventures with Kioxia, which provide us with leading-edge, high-quality and low-cost flash memory wafers. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. Our assembly and test operations comprise in-house assembly and test facilities located in Penang, Malaysia, and other contract manufacturers, and is expected to include the assembly and test facility to be owned and operated by the joint venture referenced in our recently announced equity purchase agreement with JCET Management Co., Ltd. (“JCET”) in Shanghai, China. SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation has entered into an agreement with JCET, referred to as the “SDSS Venture”, to own and operate our assembly and test facility in Shanghai, China. The SDSS Venture will be 20% owned by Spinco and 80% owned by JCET. We believe the use of our in-house assembly and test facilities and manufacturing partners provide flexibility and give us access to increased production capacity.

We and Kioxia currently operate three business ventures, Flash Partners Ltd., Flash Alliance Ltd., and Flash Forward Ltd. (collectively, “Flash Ventures”) across seven flash-based manufacturing facilities in Japan. Through Flash Ventures, we and Kioxia collaborate in the development and manufacture of flash-based memory wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Ventures entities. We co-develop flash technologies (including process technology and memory design) with Kioxia for Flash Ventures’ use. We hold a 49.9% ownership position in each of the Flash Ventures entities. We jointly control with Kioxia the operations of Flash Ventures, and we believe our participation in Flash Ventures helps us reduce product costs, increases our ability to control the quality of our products and speeds delivery of our products to our customers.

Flash Ventures operates six manufacturing facilities located in Yokkaichi, Japan, and one manufacturing facility located in Kitakami, Japan. Kioxia owns the facilities and provides wafer manufacturing services to Flash

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Ventures at cost using manufacturing equipment owned or leased by Flash Ventures. We and Kioxia are entitled to purchase a share of Flash Ventures’ output, which generally equals 50% each. The price for which we and Kioxia pay Flash Ventures for flash memory wafers is cost plus a small markup. We are obligated to pay for variable costs incurred in producing our share of Flash Ventures’ flash-based memory wafer supply, based on our three-month forecast. In addition, we are obligated to pay for half of Flash Ventures’ fixed costs regardless of the output we choose to purchase.

The agreements governing the operations of the Flash Ventures entities also set out a framework for any investment by the joint venture partners in flash manufacturing capacity. We have jointly invested, and intend to continue to jointly invest, with Kioxia in the manufacturing equipment needed to support Flash Ventures’ flash manufacturing operations. In addition, we are obligated to fund 49.9% to 50.0% of each Flash Ventures entity’s capital investments to the extent that the Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell our products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by Spinco and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of Spinco and as such the related equity method investment is not reflected within our historical combined financial statements. In addition, SanDisk China Limited, a wholly owned indirect subsidiary of WDC and an expected wholly owned subsidiary of Spinco following the separation, has entered into an agreement with JCET Management Co., Ltd. (“JCET”), referred to as the “SDSS Venture”, to own and operate our assembly and test facility in Shanghai, China. The SDSS Venture will be 20% owned by Spinco and 80% owned by JCET.

For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Materials and Supplies

Our flash consists of flash-based memory, controllers and firmware and other components. Substantially all of our flash-based memory is obtained from Flash Ventures. While substantially all of our flash memory supply utilized for our products is purchased from these ventures, from time to time, we also purchase flash memory from other flash manufacturers. Controllers are primarily designed in-house and manufactured by third-party foundries or acquired from third-party suppliers. We believe the use of our assembly and test facilities, as well as contract manufacturers, provides flexibility and gives us access to increased production capacity. We have developed deep relationships with these vendors and Kioxia to establish a continuous supply of flash-based memory and controllers.

We generally retain multiple suppliers for our component requirements, but for business or technology reasons, we source some of our components from a limited number of sole or single source providers. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Sales and Distribution

We sell our products to computer manufacturers and original equipment manufacturers, cloud service providers, resellers, distributors and retailers throughout the world. We maintain sales offices in selected parts of the world including the major geographies of the Americas, Asia Pacific, Europe and the Middle East. Our international sales, which include sales to foreign subsidiaries of U.S. companies but do not include sales to U.S. subsidiaries of foreign companies, represented [●]%, 79%, and 80% of our net revenue for 2024, 2023 and 2022, respectively. Sales to international customers are subject to certain risks not normally encountered in domestic operations, including exposure to tariffs and various trade regulations. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

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We perform our marketing and advertising functions both internally and through outside firms utilizing both consumer media and trade publications targeting various reseller and end-user markets. We also maintain customer relationships through direct communication and by providing information and support through our website. In accordance with standard storage industry practice, we provide distributors and retailers with limited price protection and programs under which we reimburse certain marketing expenditures. We also provide distributors, resellers and original equipment manufacturers with other sales incentive programs.

For the years 2024, 2023 and 2022, one customer accounted for [●]%, 15% and 11% of our net revenue, respectively.

Seasonality

We have historically experienced seasonal fluctuations in our business with higher levels of demand in the first and second quarters as a result of increased customer spending. Seasonality can also be impacted by cyclicality in the industry and macroeconomic conditions. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Service and Warranty

We generally warrant our newly manufactured products against defects in materials and workmanship from one to five years from the date of sale depending on the type of product, with a small number of products having a warranty ranging up to ten years or more. Our warranty obligation is generally limited to repair or replacement. We have engaged third parties in various countries in multiple regions to provide various levels of testing, processing or recertification of returned products for our customers. For additional information regarding our service and warranty policy, see Note 1, Organization and Basis of Presentation, and Note 5, Supplemental Financial Statement Data, of the Notes to Combined Financial Statements included in this Information Statement.

Human Capital Management

In order to support our strategy, an emphasis on talent is required. We plan to focus on attracting, developing, engaging and retaining the best talent for our company. As of June 28, 2024, we employed approximately [●] people worldwide.

Diversity, Equity and Inclusion

We are committed to diversity of thought and promoting an inclusive environment where every individual can thrive through a sense of belonging, respect and contribution. We plan to support inclusive hiring, training and development opportunities and strive to ensure equitable pay for employees. Building upon WDC’s initiatives and progress in diversity, equity and inclusion, we expect to support the identification of opportunities for new inclusive initiatives, which may include adopting Employee Resource Groups to boost engagement, increasing opportunities for professional development and networking and acknowledging employees demonstrating a commitment to diversity, equity, inclusion and allyship.

Compensation, Benefits and Safety

We believe in the importance of investing in our people, and we plan to do that through future initiatives which may include: (i) promoting a pay-for-performance culture and offering employees competitive compensation consisting of base salary and both short-term and long-term incentives; (ii) providing competitive benefits, including health coverage, life and disability insurance, retirement and paid time off; (iii) benchmarking our compensation and benefits programs; and (iv) providing extensive health and safety resources and training to all of our employees, especially for those who work in our manufacturing and operations.

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Talent Attraction, Development and Engagement

Foundational to our people strategy is the attraction, development and engagement of our employees. We plan to foster the next generation of talent as a key priority, as we believe that developing our talent will be instrumental in helping us to reach our business goals and retain our people. Our current roadmap for future programs to invest in our employees includes:

•	implementing skills-based screening to hire employees based on capabilities and potential;

•	fostering an environment of continuous learning through on-demand tools to help employees chart their career journey and track their progress;

•	listening to our employees to identify opportunities to strengthen employee engagement as well as influencing our overall strategy; and

•	engaging employees by taking actions to promote and ground them in our core values and beliefs as a company, so that we are conducting business in an ethical way.

Government Regulation

Our worldwide business activities are subject to various laws, rules and regulations of the United States as well as of foreign governments. Compliance with existing or future governmental regulations, including, but not limited to, those pertaining to global trade, the environment, consumer and data protection, employee health and safety and taxes, could have a material impact on our capital expenditures, earnings, competitive position and overall business in subsequent periods. For a discussion of associated risks, see —Risk Factors beginning on page [●] of this Information Statement.

Corporate Responsibility and Sustainability

We believe responsible and sustainable business practices support our long-term success. As a company, we strive to protect and support our people, our environment, and our communities. We expect to support sustainability-focused initiatives as well as day-to-day activities, including adopting sustainability-focused policies and procedures, focusing on fostering an inclusive workplace, driving toward more efficient use of materials and energy, careful and active management of our supply chain, community-focused volunteerism programs and philanthropic initiatives and impactful, globally integrated ethics and compliance program.

•

We seek to protect the human rights and civil liberties of our employees through policies, procedures and programs that avoid risks of compulsory and child labor, both within our company and throughout our supply chain.

•	We plan to foster a workplace of dignity, respect, diversity and inclusion through our recruiting and advancement practices, internal communications and employee resource groups.

•

We strive to educate our employees annually on relevant ethics and compliance topics, publish accessible guidance on ethical issues and related company resources in our Global Code of Conduct and encourage reporting of ethical concerns through any of several global and local reporting channels.

•

We expect to support local communities throughout the world, focusing on hunger relief, environmental quality and STEM (science, technology, engineering and math) education, especially for underrepresented and underprivileged youth.

•

We strive to utilize a robust integrated management system, with associated policies and procedures, to evaluate and manage occupational health and safety risks, environmental compliance and chemical and hazardous substance risks.

•	We seek to minimize our impacts on the environment through emissions reduction targets and other initiatives and to evaluate and enhance our climate resiliency.

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•	We seek to innovate to reduce the energy used by our products, the energy used to manufacture them and the amount of new materials required to manufacture them.

Properties

Our principal executive offices are currently located at 951 Sandisk Drive, Milpitas, California 95035. Our principal manufacturing, R&D, marketing and administrative facilities as of [●], 2024 were as follows:

Location	Buildings Owned or Leased	Approximate Square Footage	Description
Milpitas, California (United States)	Leased	578,000	Flash R&D, marketing and sales, and administrative

Longmont, Colorado (United States)	Leased	62,000	Flash R&D

Shanghai (China)	Owned(1)	914,000	Flash assembly and test of SSD

Penang (Malaysia)	Owned	1,889,000	Assembly and test of SSD, manufacturing of media, and Flash R&D

Bangalore (India)	Owned and Leased	1,260,000	Flash R&D and administrative

Kfar Saba (Israel)	Owned	167,000	Flash R&D

Tefen (Israel)	Owned	72,000	Flash R&D

(1)

Property owned in Shanghai (China) is subject to closing of the announced transaction with JCET. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for additional discussion.

We also lease office space in various other locations throughout the world primarily for R&D, sales, operations, manufacturing, administration and technical support. We believe our present facilities are adequate for our current needs, although we update our facilities from time to time to meet anticipated future technological and market requirements.

Substantially all of our flash-based memory wafers are manufactured by Kioxia in purpose-built, wafer fabrication facilities located in Yokkaichi and Kitakami, Japan.

Legal Proceedings

In the normal course of business, Spinco is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, Spinco’s management believes that any monetary liability or financial impact to Spinco from these matters, individually and in the aggregate, would not be material to Spinco’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to Spinco from these matters could differ materially from Spinco’s expectations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section should be read in conjunction with the audited Combined Financial Statements and related Notes and the unaudited Condensed Combined Financial Statements and related Notes, included in this information statement, as well as the information contained in the sections of this information statement titled “Unaudited Pro Forma Condensed Combined Financial Information” and “Business.” The section of this information statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. See the sections of the information statement titled “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

The Combined Financial Statements included in this information statement have been derived from WDC’s historical accounting records and are presented on a stand-alone basis as if Spinco’s operations had been conducted independently from WDC. The Combined Financial Statements have been prepared in accordance with GAAP, by aggregating financial information from the components of Spinco and WDC’s accounting records directly attributable to Spinco.

The Combined Statements of Operations include all revenues and costs directly attributable to Spinco, including costs for facilities, functions and services used by Spinco. Spinco’s business has historically functioned together with the other businesses controlled by WDC. Accordingly, Spinco relied on WDC’s corporate overhead and other support functions for its business. Therefore, certain corporate overhead and shared costs have been allocated to Spinco including (i) certain general and administrative expenses related to WDC support functions that are provided on a centralized basis within WDC (e.g., expenses for corporate facilities, executive oversight, treasury, finance, legal, human resources, compliance, information technology, employee benefit plans, stock compensation plans and other corporate functions) and (ii) certain operations support costs incurred by WDC, including product sourcing, maintenance and support services and other supply chain functions. These expenses have been specifically identified, when possible, or allocated based on revenues, headcount, usage or other allocation methods that are considered to be a reasonable reflection of the utilization of services provided or benefit received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if Spinco had been operated on a standalone basis for the periods presented.

Our discussion within Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is organized as follows:

•

Overview. This section contains background information on Spinco, summary of significant themes and events during the year as well as strategic initiatives and trends in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•

Results of operations. This section contains an analysis of our results of operations presented in the accompanying Combined Statements of Operations by comparing the results for the fiscal year ended June 28, 2024, to the results for the fiscal year ended June 30, 2023, and the results for the fiscal year ended July 1, 2022.

•	Financial condition, liquidity and capital resources. This section provides an analysis of our cash flows and a discussion of our contractual obligations at June 30, 2023.

•

Critical accounting estimates. This section contains a discussion of the critical accounting estimates that we believe are important to our financial condition and results of operations and that require judgment and estimates on the part of management in their application. In addition, all of our

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significant accounting policies, including critical accounting policies, are summarized in Note 1, “Organization and Basis of Presentation,” in the Notes to Combined Financial Statements set forth in this information statement.

Overview

Our Business

Spinco is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. Our solutions include a broad range of solid state drives, embedded products, removable cards, universal serial bus drives and wafers and components. Our broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer.”

Through the Client end market, we provide our original equipment manufacturer and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by our broad range of retail and other end-user products, which capitalizes on the strength of our product brand recognition and vast points of presence around the world. Cloud is comprised primarily of products for public or private cloud environments and end customers.

Our fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal years 2024, 2023 and 2022, which ended on June 28, 2024, June 30, 2023, and July 1, 2022, respectively, each comprised 52 weeks, with all quarters presented consisting of 13 weeks.

Separation of Business Units

In October 2023, WDC announced that the WDC Board of Directors authorized management to pursue a plan to separate Spinco into an independent public company through a pro rata distribution to holders of WDC common stock. The completion of the planned separation is subject to certain conditions, including final approval by the WDC Board of Directors. WDC is targeting to complete the separation of Spinco in the second half of calendar year 2024.

Network Security Incident

As disclosed by WDC, on March 26, 2023, WDC identified a network security incident in which an unauthorized third-party gained access to a number of our systems. Upon discovery of the incident, WDC implemented incident response efforts, which included taking various systems and services offline as a proactive measure to secure our business operations and initiating an investigation with the assistance of leading outside security and forensic experts. In collaboration with outside forensic experts, WDC confirmed that an unauthorized party obtained a copy of a Western Digital database used for WDC’s online store that contained some personal information of WDC’s online store customers. This information included customer names, billing and shipping addresses, email addresses and telephone numbers. In addition, the database contained, in encrypted format, hashed and salted passwords and partial credit card numbers. WDC provided notifications to impacted customers and relevant governmental authorities.

The incident, together with the incident response efforts discussed above, resulted in some disruptions to WDC’s business operations, including manufacturing, sales, fulfillment and general corporate activities. WDC was able

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to stabilize core operations after a short period of time and brought impacted systems back online in order of operational priority. The incident did not have a material impact on the financial results in 2023.

Investigation, recovery and remediation expenses, including costs for forensics activities, third-party consulting and service providers, outside legal advisors and other IT professionals, as a result of the network security incident were not material to the Combined Financial Statements. WDC maintains cyber insurance, subject to certain deductibles and policy limitations, typical for its size and industry.

Sale-Leaseback

In September 2023, WDC completed a sale and leaseback of its facility in Milpitas, California, and received gross proceeds of $191 million in cash. A substantial majority of these assets are associated with Spinco and included in our Combined Balance Sheet as of June 30, 2023. As a result, $134 million of consideration from the sale-leaseback transaction has been allocated to us on a relative square footage basis. The property is being leased back at a total annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three five-year renewal options and one four-year renewal option for the ability to extend through December 2057. This facility is utilized in Spinco’s operations and a portion of the total annual lease expense will be allocated to Spinco in future periods based on the continued usage of the facility.

SanDisk Semiconductor (Shanghai) Co. Ltd. (“SDSS”)

On March 3, 2024, WDC announced that SanDisk China Limited (“SanDisk China”) (an indirect wholly owned subsidiary of WDC) entered into an Equity Purchase Agreement with JCET under which SanDisk China will sell 80% of its equity interest in SDSS Ventures to JCET, thereby forming a joint venture between SanDisk China and JCET. Closing of the transaction is subject to the satisfaction or waiver of certain conditions, after which, JCET will own 80% of the equity interest in SDSS, with SanDisk China owning the remaining 20%. Following the closing, WDC expects to enter into various ancillary agreements, including (i) a shareholders agreement governing the joint venture relationships from and after the closing; (ii) a supply agreement with the joint venture to supply WDC with certain flash-based products currently produced by SDSS, which may include flash memory cards, embedded flash products, and flash components; and (iii) an intellectual property license agreement granting SDSS certain intellectual property rights on a royalty-free basis for use in manufacturing products on WDC’s behalf for the term of and pursuant to the supply agreement.

Financing Activities

Spinco receives financing from certain of WDC’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additional information regarding our outstanding notes due to (from) Parent is included in Note 9, Related Parties and Related Commitments and Contingencies of the Notes to the Combined Financial Statements.

Spinco expects to enter into certain financing arrangements prior to or substantially concurrent with the spin-off.

Operational Update

In recent quarters, macroeconomic factors such as inflation, higher interest rates and recession concerns had softened demand for our products, with certain customers reducing purchases as they adjusted their production levels and right-sized their inventories. As a result, we and our industry experienced a supply-demand imbalance, which resulted in reduced shipments and negatively impacted pricing. To adapt to these conditions, we implemented measures to reduce operating expenses and to proactively manage supply and inventory to align with demand and improve our capital efficiency, while continuing to deploy innovative products. These actions

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have enabled us to scale back on capital expenditures, consolidate production lines and reduce production bit growth since the beginning of 2023 in order to better align with market demand. These actions resulted in incremental charges for employee termination, asset impairment and other charges and manufacturing underutilization charges. Recently, we began to see signs of recovery in the supply-demand balance. We believe digital transformation will continue to drive improved market conditions in the near-term and long-term growth for data storage.

We will continue to actively monitor developments impacting our business and may take additional responsive actions that we determine to be in the best interest of our business and stakeholders.

Results of Operations

Summary Comparison of 2024, 2023 and 2022

The following table sets forth, for the periods presented, selected summary information from our Consolidated Statements of Operations by dollars and percentage of net revenue(1):

	2024				2023		2022
	(in millions, except percentages)
Revenue, net	$ [●	]	[●	]%	$6,086	100.0%	$9,754	100.0%
Cost of revenue	[●	]	[●	]	5,656	92.9	6,510	66.7

Gross profit	[●	]	[●	]	430	7.1	3,244	33.3

Operating expenses:
Research and development	[●	]	[●	]	1,167	19.2	1,362	14.0
Selling, general and administrative	[●	]	[●	]	558	9.2	666	6.8
Employee termination, asset impairment and other charges	[●	]	[●	]	69	1.1	16	0.2
Goodwill impairment	[●	]	[●	]	671	11.0	—	—

Total operating expenses	[●	]	[●	]	2,465	40.5	2,044	21.0

Operating income (loss)	[●	]	[●	]	(2,035)	(33.4)	1,200	12.3
Interest and other income (expense):
Interest income	[●	]	[●	]	21	0.3	6	0.1
Interest expense	[●	]	[●	]	(31)	(0.5)	(15)	(0.2)
Other income, net	[●	]	[●	]	43	0.7	43	0.4

Total interest and other income (expense), net	[●	]	[●	]	33	0.5	34	0.3

Income (loss) before taxes	[●	]	[●	]	(2,002)	(32.9)	1,234	12.7
Income tax expense	[●	]	[●	]	141	2.3	170	1.7

Net income (loss)	$ [●	]	[●	]%	$(2,143)	(35.2)%	$1,064	10.9%

(1)	Percentage may not total due to rounding.

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The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	2024		2023	2022
	(in millions)
Revenue by End Market
Cloud	$	[●]	$500	$1,264
Client		[●]	3,637	6,038
Consumer		[●]	1,949	2,452

Total Revenue	$	[●]	$6,086	$9,754

Revenue by Geography
Americas	$	[●]	$1,266	$1,921
Europe, Middle East and Africa		[●]	930	1,349
Asia		[●]	3,890	6,484
Total Revenue	$	[●]	$6,086	$9,754

Net Revenue

Year ended June 28, 2024, compared with year ended June 30, 2023

[PLACEHOLDER]

Year ended June 30, 2023, compared with year ended July 1, 2022

Net revenue decreased 38% in 2023 compared to 2022, substantially all driven by a decline in the average selling prices (or ASP) of 39% per gigabyte, primarily reflecting the macroeconomic pressures described in the “Operational Update” above. The decline in the average selling prices per gigabyte was due to the supply-demand imbalance described in the “Key Developments—Operational Update” section above as well as a shift in product mix.

The 60% decrease in Cloud revenue in 2023 compared to 2022, is primarily due to a 28% decrease in exabytes shipments and a 45% decrease in average selling prices per gigabyte. The decline in average selling prices per gigabyte was primarily attributable to the factors described in the “Key Developments—Operational Update” section above. In Client, the 40% decrease in revenue in 2023 compared to 2022 reflects a decline of 42% decrease in average selling prices per gigabyte, due to pricing pressure across flash products. In Consumer, the 21% decrease in revenues in 2023 compared to 2022 was due to approximately 30% decrease in average selling prices per gigabyte, partially offset by a 14% increase in exabytes sold.

The changes in net revenue by geography in 2023, compared to 2022, primarily reflect a larger decline in Asia from lower Client revenue from original equipment manufacturers in this region as they reduced purchases to align with current market demand.

For 2024, 2023 and 2022, our top 10 customers accounted for [●]%, 47% and 47%, respectively, of Spinco’s net revenue. For 2024, 2023 and 2022, one customer accounted for [●]%, 15% and 11%, respectively, of Spinco’s net revenue.

Consistent with standard industry practice, we have sales incentive and marketing programs that provide customers with price protection and other incentives or reimbursements that are recorded as a reduction to gross revenue. For 2024, 2023 and 2022, these programs represented [●]%, 21%, and 15%, respectively, of gross revenues, and adjustments to revenue due to changes in accruals for these programs have generally averaged less than 1% of gross revenue over the last three years. The amounts attributed to our sales incentive and marketing programs generally vary according to several factors, including industry conditions, list pricing strategies, seasonal demand, competitor actions, channel mix and overall availability of products. Changes in future customer demand and market conditions may require us to adjust our incentive programs as a percentage of gross revenue.

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Gross Profit and Gross Margin

Year ended June 28, 2024, compared with year ended June 30, 2023

[PLACEHOLDER]

Year ended June 30, 2023, compared with year ended July 1, 2022

Gross profit decreased $2.8 billion, or 87%, in 2023 compared to 2022, which reflected the decrease in revenue described above as well as an aggregate of approximately $404 million for manufacturing underutilization and related charges and a write-down of certain flash inventory to the lower of cost or market value, partially offset by $207 million of charges related to a contamination event in the Flash Ventures’ fabrication facilities incurred in the prior year, and a $64 million decrease in charges related to amortization expense on acquired intangible assets, some of which became fully amortized in 2023. Gross margin decreased 26% over the prior year with approximately 4% of the decline due to the net charges noted above and the remainder driven by the lower average selling prices per gigabyte.

Operating Expenses

Year ended June 28, 2024, compared with year ended June 30, 2023

[PLACEHOLDER]

Year ended June 30, 2023, compared with year ended July 1, 2022

Research and development expense decreased $195 million or 14% in 2023 compared to 2022, which reflects reductions in headcount and variable compensation expense as well as savings resulting from our actions to reduce expenses in the current dynamic economic environment.

Selling, general and administrative, or SG&A, expense decreased $108 million or 16% in 2023 compared to 2022, which reflects reductions in headcount, variable compensation expense and professional fees as well as savings resulting from our actions to reduce expenses in the current dynamic economic environment.

Employee termination, asset impairment and other charges increased $53 million or 331% compared to 2022, primarily due to restructuring actions taken to adjust our cost structure to align with the current demand environment. For additional information regarding employee termination, asset impairment and other charges, see Note 13, Employee Termination, Asset Impairment and Other Charges, in the Notes to Combined Financial Statements.

Interest and Other Income (Expense), net

Year ended June 28, 2024, compared with year ended June 30, 2023

[PLACEHOLDER]

Year ended June 30, 2023, compared with year ended July 1, 2022

The total interest and other income (expense), net decrease of $1 million or 3% in 2023 compared to 2022, which was primarily driven by an increase of $15 million in interest income, offset by an increase of $16 million in interest expense.

Income Tax Expense

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. WDC completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the Internal Revenue Service

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Pursuant to 17 C.F.R. Section 200.83

(“IRS”) have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and Spinco anticipates the issuance of additional regulatory and interpretive guidance. WDC applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to Spinco’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax or CAMT, of 15% on corporations with three-year average annual adjusted financial statement income, or AFSI, exceeding $1.00 billion. The corporate alternative minimum tax will be effective for us beginning with fiscal year 2024. We are currently evaluating the potential effects of these legislative changes.

The following table sets forth income tax information from our Statement of Operations by dollar and effective tax rate:

	2024			2023	2022
	(in millions, except percentages)
Income (loss) before taxes	$	[	●]	$(2,002)	$1,234
Income tax expense		[	●]	141	170
Effective tax rate		[	●]%	(7.0)%	13.8%

Beginning in 2023, the 2017 Act requires us to capitalize and amortize research and development expenses rather than expensing them in the year incurred. The tax effects related to the capitalization of research and development expenses are included in income tax expense, but did not have a material impact on our effective tax rate.

The primary drivers of the difference between the effective tax rate for 2024 and the U.S. federal statutory rate of [●]% are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

The primary drivers of the difference between the effective tax rate for 2023 and 2022 and the U.S. federal statutory rate of 21% for both periods are the relative mix of earnings and losses by jurisdiction, the deduction for foreign derived intangible income, credits and tax holidays in Malaysia that will expire at various dates during years 2028 through 2031.

Our future effective tax rate is subject to future regulatory developments and changes in the mix of our U.S. earnings compared to foreign earnings. Our total tax expense in future years may also vary as a result of discrete items such as excess tax benefits or deficiencies.

For additional information regarding income tax expense, see Note 12, Income Tax Expense, in the Notes to the Combined Financial Statements.

Non-GAAP Financial Measures and Use of Certain Terms:

Non-GAAP Financial Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Spinco’s management uses the non-GAAP measure Adjusted EBITDA because it provides useful information to investors as an indicator of performance of Spinco’s ongoing business operations. Spinco determines Adjusted EBITDA based on GAAP net income (loss) attributable to Spinco plus interest and other expense, net; plus income tax expense; plus depreciation and amortization; plus stock-based compensation expense; plus contamination related

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

charges; plus employee termination, asset impairment and other charges; plus goodwill impairment; plus expenses related to strategic review; plus recoveries from a power outage incident; and plus other special items, including charges or gains that Spinco believes are not a part of the ongoing operation of its business. This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by Spinco management to make decisions and to assess our financial performance. Refer to the table below for the reconciliations of net income (loss) attributable to Spinco (GAAP) to Adjusted EBITDA (non-GAAP).

Spinco’s definitions and calculations of these non-GAAP measures may differ from similarly titled measures reported by other companies and cannot, therefore, be compared with similarly titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Free Cash Flow

Defined as cash flows provided (used in) by operating activities less purchases of property, plant and equipment, net and the activity related to Flash Ventures, net. Spinco considers free cash flow generated in any period to be a useful indicator of cash that is available for strategic opportunities, including, among others, investing in Spinco’s business, making strategic acquisitions and strengthening the balance sheet.

Use of Certain Terms

Revenue by End Market. Spinco’s broad portfolio of technology and products address multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, Spinco provides its original equipment manufacturer and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by Spinco’s broad range of retail and other end-user products, which capitalize on the strength of Spinco’s product brand recognition and vast points of presence around the world.

Non-GAAP Financial Measures— Adjusted EBITDA

	Years ended
(in millions; unaudited)	June 28, 2024	June 30, 2023	July 1, 2022
Net Income (Loss) (GAAP)		$(2,143)	$1,064
Income tax expense		141	170
Interest and other expense, net		(33)	(34)
Depreciation and amortization		448	525

EBITDA (8)		(1,587)	1,725
Stock-based compensation expense (1)		165	171
Contamination related charges (2)		—	207
Recoveries from a power outage incident (3)		—	(7)
Employee termination, asset impairment and other charges (4)		69	16
Goodwill impairment (5)		671	—
Strategic review (6)		20	—
Other (7)		1	3

Adjusted EBITDA (non-GAAP) (9)		$(661)	$2,115

(1)

Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.
(2)	Represents scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under-absorbed overhead costs, which were expensed as incurred.
(3)

Represents recoveries received for the losses associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs due to the power outage incident in 2019.

(4)

Represents employee terminations and/or restructuring of operations in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisition, and charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco may record credits related to gains upon the sale of property due to restructuring or reversals of charges recorded in prior periods and has taken actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.

(5)	Represents goodwill impairment charges due to changes in industry and macroeconomic conditions in the fiscal year ended June 30, 2023.
(6)

Represents expenses associated with Spinco’s review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

(7)	Represents charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.
(8)	EBITDA is defined as net income before income tax expense, interest and other income (expense), net, and depreciation and amortization.
(9)

Adjusted EBITDA is defined as EBITDA (as defined above), adjusted to exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because these exclusions are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Preliminary Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions; unaudited)

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
GAAP gross profit		$430	$3,244
Stock-based compensation expense		19	18
Amortization of acquired intangible assets		—	64
Contamination related charges		—	207
Recoveries from a power outage incident		—	(7)
Other		—	—

Non-GAAP gross profit		$449	$3,526

GAAP operating expenses		$2,465	$2,044
Stock-based compensation expense		(146)	(153)
Amortization of acquired intangible assets		(133)	(155)
Employee termination, asset impairment and other charges		(69)	(16)
Goodwill impairment		(671)	—
Strategic review		(20)	—
Other		(1)	(3)

Non-GAAP operating expenses		$1,425	$1,717

GAAP operating income (loss)		$(2,035)	$1,200
Gross profit adjustments		19	282
Operating expense adjustments		1,040	327

Non-GAAP operating income (loss)		$(976)	$1,809

GAAP interest and other income, net		33	34

Non-GAAP interest and other income, net		$33	$34

GAAP income tax expense (benefit)		141	170
Income tax adjustments		140	76

Non-GAAP income tax expense (benefit)		$281	$246

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Preliminary Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions, except per share amounts; unaudited)

	Years ended
	June 28, 2024	June 30, 2023	July 1, 2022
GAAP net income (loss)		$(2,143)	$1,064
Stock-based compensation expense		165	171
Amortization of acquired intangible assets		133	219
Contamination related charges		—	207
Recoveries from a power outage incident		—	(7)
Employee termination, asset impairment and other charges		69	16
Goodwill impairment		671	—
Strategic review		20	—
Other		1	3
Income tax adjustments		(140)	(76)

Non-GAAP net income (loss)		$(1,224)	$1,597

Cash flows
Cash flow provided by (used in) operating activities		$(713)	$1,151
Purchases of property, plant and equipment, net		(219)	(410)
Activity related to Flash Ventures, net		14	(91)

Free cash flow		$(918)	$650

To supplement the condensed consolidated financial statements presented in accordance with GAAP, the table above sets forth non-GAAP gross profit; non-GAAP operating expenses; non-GAAP operating income (loss); non-GAAP interest and other income, net; non-GAAP income tax expense; non-GAAP net income (loss); non-GAAP net income (loss) attributable to common shareholders and free cash flow (“non-GAAP measures”). These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Spinco believes the presentation of these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring Spinco’s earnings performance and comparing it against prior periods. Specifically, Spinco believes these non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that Spinco believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow Spinco and its peers. As discussed further below, these non-GAAP measures exclude, as applicable, stock-based compensation expense, amortization of acquired intangible assets, contamination related charges, recoveries from a power outage incident, employee termination, asset impairment and other charges, goodwill impairment, expenses related to our strategic review, other adjustments, and income tax adjustments, and Spinco believes these measures along with the related reconciliations to the GAAP measures provide additional detail and comparability for assessing Spinco’s results. These non-GAAP measures are some of the primary indicators management uses for assessing Spinco’s performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

As described above, Spinco excludes the following items from its non-GAAP measures:

Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations and the volatility in valuations that can be driven by market conditions outside Spinco’s control, Spinco believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against Spinco’s peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results.

Amortization of acquired intangible assets. Spinco incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of Spinco’s acquisitions and any related impairment charges.

Contamination related charges. In February 2022, a contamination of certain materials used in Spinco’s manufacturing process occurred and affected production operation at the Flash Ventures manufacturing facilities in Yokkaichi and Kitakami, Japan. The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs, which are expensed as incurred. These charges are inconsistent in amount and frequency, and Spinco believes these charges are not part of the ongoing production operation of its business.

Recoveries from a power outage incident. In June 2019, an unexpected power outage incident occurred at the Flash Ventures manufacturing facilities in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which are expensed as incurred. During fiscal year 2022, Spinco received recoveries for these losses from other parties. The recoveries are inconsistent in amount and frequency, and Spinco believes they are not part of the ongoing production operation of its business.

Employee termination, asset impairment and other charges. From time to time, in order to realign Spinco’s operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, Spinco may terminate employees and/or restructure its operations. From time to time, Spinco may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, Spinco may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods as well as taking actions to reduce the amount of capital invested in facilities, including the sale-leaseback of facilities. These charges or credits are inconsistent in amount and frequency, and Spinco believes they are not indicative of the underlying performance of its business.

Goodwill impairment. In fiscal year 2023, certain macroeconomic conditions caused Spinco to perform a quantitative impairment analysis. Management determined that the carrying value of the reporting unit exceeded its fair value, resulting in the recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023. Spinco believes this charge does not reflect Spinco’s operating results and is not indicative of the underlying performance of the business.

Strategic review. Spinco incurred expenses associated with its review of potential strategic alternatives aimed at further optimizing the long-term value for stockholders. Spinco believes these charges do not reflect Spinco’s operating results and that they are not indicative of the underlying performance of its business.

Other adjustments. From time to time, Spinco incurs charges or gains that Spinco believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior quarters, including interest. These adjustments are excluded because Spinco believes that they are not indicative of the underlying performance of its ongoing business.

Financial Condition, Liquidity and Capital Resources

The following table summarizes our statements of cash flows:

	2024		2023	2022
	(in millions)
Net cash provided by (used in):
Operating activities	$[●	]	$(713)	$1,151
Investing activities	[●	]	(189)	(472)
Financing activities	[●	]	860	(650)
Effect of exchange rate changes on cash	[●	]	(1)	(2)

Net increase (decrease) in cash and cash equivalents	$[●	]	$(43)	$27

As noted previously, we have been scaling back on capital expenditures, consolidating production lines and reducing bit growth to align with market demand. We [increased/reduced] our portion of the capital expenditures by Flash Ventures for its operations to approximately $[●] in 2024 from approximately $1.4 billion in 2023. After consideration of the Flash Ventures’ lease financing of its capital expenditures and net operating cash flow, we [increased/reduced] our net cash used for our purchases of property, plant and equipment and net activity in notes receivable relating to Flash Ventures to $[●] in 2024 from $205 million in 2023.

We believe our cash, and cash equivalents, as discussed in “Key Developments—Financing Activities” above, will be sufficient to meet our working capital needs for at least the next twelve months and for the foreseeable future thereafter, as we navigate the current market downturn before returning to profitable operations and positive cash flows when the market normalizes. We believe we can also access the various capital markets to further supplement our liquidity position if necessary.

A total of $[●], $286 million, and $332 million of our cash and cash equivalents were held outside of the U.S. as of June 28, 2024, June 30, 2023, and July 1, 2022, respectively. There are no material tax consequences that were not previously accrued for on the repatriation of this cash.

Operating Activities

Net cash provided by or used in operating activities primarily consists of net income or loss, adjusted for non-cash charges, plus or minus changes in operating assets and liabilities. Net cash [provided by/used in] operating assets and liabilities was $[●] for 2024, as compared to $197 million net cash provided in 2023, which reflects the [increase/reduction] in the volume of our business. Comparably, the net cash provided by changes in operating assets and liabilities was $197 million for 2023, compared to $600 million net cash used in 2022, which reflects the increase in the volume of our business. Changes in our operating assets and liabilities are largely affected by our working capital requirements, which are dependent on the effective management of our cash conversion cycle as well as timing of payments for taxes. Our cash conversion cycle measures how quickly we can convert our products into cash through sales. At the end of the respective fourth quarters, the cash conversion cycles were as follows (in days):

	2024		2023	2022
	(in days)
Days sales outstanding	[●	]	35	49
Days in inventory	[●	]	134	117
Days payables outstanding	[●	]	(37)	(46)

Cash conversion cycle	[●	]	132	120

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Changes in days sales outstanding, or DSO, are generally due to the timing of shipments. Changes in days in inventory, or DIO, are generally related to the timing of inventory builds. Changes in days payables outstanding, or DPO, are generally related to production volume and the timing of purchases during the period. From time to time, we modify the timing of payments to our vendors. We make modifications primarily to manage our vendor relationships and to manage our cash flows, including our cash balances. Generally, we make the payment term modifications through negotiations with our vendors or by granting to, or receiving from, our vendors’ payment term accommodations.

[PLACEHOLDER]

In 2023, DSO decreased by 14 days over 2022, reflecting the increase in accounts receivable factoring. In 2023, DIO increased by 17 days over 2022, primarily reflecting a decline in products shipped in light of the market environment. In 2023, DPO decreased nine days over 2022, primarily due to reductions in production volume and capital expenditures as well as routine variations in the timing of purchases and payments during the period.

Investing Activities

[PLACEHOLDER]

Net cash used in investing activities in 2023 primarily consisted of $219 million in purchases of property, plant and equipment, partially offset by a $14 million net decrease in notes receivable issuance to Flash Ventures and $16 million in net proceeds from the sale of strategic investments and other. Net cash used in investing activities in 2022 primarily consisted of $410 million in purchases of property, plant and equipment, and a $91 million net increase in notes receivable issuances to Flash Ventures, offset by $25 million in proceeds from the disposition of business, $3 million in net proceeds from the sale of strategic investments and other, and $1 million in proceeds from the sale of property, plant and equipment.

Financing Activities

[PLACEHOLDER]

Net cash provided by financing activities in 2023 primarily consisted of $676 million transferred from Parent and $216 million in proceeds from notes due from Parent, offset by $32 million in net repayments on notes due to Parent.

Net cash used in financing activities in 2022 primarily consisted of $933 million transferred to Parent, offset by $199 million in proceeds from notes due to Parent and $84 million in net proceeds from notes due from Parent.

Off-Balance Sheet Arrangements

Other than the commitments related to Flash Ventures incurred in the normal course of business and certain indemnification provisions (see “Indemnifications” below), we do not have any other material off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any other obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not included in the Combined Financial Statements. Additionally, with the exception of Flash Ventures, we do not have an interest in, or relationships with, any variable interest entities. For additional information regarding our off-balance sheet arrangements, see Note 9, Related Parties and Related Commitments and Contingencies, of the Notes to Combined Financial Statements.

Material Cash Requirements

In addition to cash requirements for unrecognized tax benefits and dividend rights with respect to the Series A Preferred Stock discussed below, and notes due to Parent of $919 million, which are expected to be settled on or

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

before the effectiveness of the spin-off and are reflected in current liabilities given the notes are due upon demand, the following is a summary of our known material cash requirements, including those for capital expenditures, as of June 30, 2023:

	Total	1 Year (2024)	2-3 Years (2025-2026)	4-5 Years (2027-2028)	More than 5 Years (Beyond 2028)
	(in millions)
Flash Ventures related commitments(1)	3,912	1,859	1,613	537	(97)
Operating leases	113	15	29	27	42
Purchase obligations and other commitments	1,343	1,122	51	40	130

Total	$5,368	$2,996	$1,693	$604	$75

(1)

Includes reimbursement for depreciation and lease payments on owned and committed equipment, funding commitments for loans and equity investments and payments for other committed expenses, including research and development and building depreciation. Funding commitments assume no additional operating lease guarantees. Additional operating lease guarantees can reduce funding commitments.

Dividend rights

On the separation date, Spinco will issue an aggregate of [●] shares of Series A Convertible Perpetual Preferred Stock of $[●] million in exchange for Series A Preferred Stock of WDC. These shares are entitled to cumulative preferred dividends. The Spinco preferred stock will have a stated value of $[●] per share and accrue a cumulative preferred dividend at an annual rate of [●]% per annum (increasing to [●]% per annum on [●] and to [●]% per annum on [●]) compounded on a quarterly basis. Spinco preferred stock will also participate in any dividends declared for common shareholders on an as-converted equivalent basis.

Flash Ventures

Flash Ventures sells to, and leases back from, a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements, of which we guarantee half or all of the outstanding obligations under each lease agreement. The leases are subject to customary covenants and cancellation events that relate to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of the lease obligations and a call on our guarantees. As of June 28, 2024, we were in compliance with all covenants under these Japanese lease facilities. See Note 9, Related Parties and Related Commitments and Contingencies, of the Notes to Combined Financial Statements.

Purchase Obligations and Other Commitments

In the normal course of business, we enter into purchase orders with suppliers for the purchase of components used to manufacture our products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. We also enter into long-term agreements with suppliers that contain fixed future commitments, which are contingent on certain conditions such as performance, quality and technology of the vendor’s components. These arrangements are included under “Purchase obligations and other commitments” in the table above.

Unrecognized Tax Benefits

As of June 28, 2024, the liability for unrecognized tax benefits (excluding accrued interest and penalties) was approximately $[●]. Accrued interest and penalties related to unrecognized tax benefits as of June 28, 2024, were approximately $[●]. Of these amounts, approximately $[●] could result in potential cash payments.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Mandatory Research and Development Expense Capitalization

Beginning in 2023, the 2017 Act requires us to capitalize and amortize research and development expenses rather than expensing them in the year incurred, which is expected to result in higher cash tax payments once we return to profitability.

Foreign Exchange Contracts

We purchase foreign exchange contracts to hedge the impact of foreign currency fluctuations on certain underlying assets, liabilities and commitments for operating expenses and product costs denominated in foreign currencies. For a description of our current foreign exchange contract commitments, Note 7, Derivative Instruments and Hedging Activities, of the Notes to Combined Financial Statements.

Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of agreements, products or services to be provided by us, environmental compliance, or intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with our directors and certain of our officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. We maintain director and officer insurance, which may cover certain liabilities arising from our obligation to indemnify our directors and officers in certain circumstances.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Such indemnification agreements may not be subject to maximum loss clauses. Historically, we have not incurred material costs as a result of obligations under these agreements.

Critical accounting estimates

We have prepared the accompanying Combined Financial Statements in accordance with GAAP. The preparation of the financial statements requires the use of judgments and estimates that affect the reported amounts of revenues, expenses, assets, liabilities and WDC net investment. We have adopted accounting policies and practices that are generally accepted in the industry in which we operate. If these estimates differ significantly from actual results, the impact to the Combined Financial Statements may be material.

Revenue

We provide distributors and retailers (collectively referred to as “resellers”) with limited price protection for inventories held by resellers at the time of published list price reductions. We also provide resellers and original equipment manufacturers with other sales incentive programs. Spinco records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. We use judgment in our assessment of variable consideration in contracts to be included in the transaction price. We use the expected value method to arrive at the amount of variable consideration. Spinco constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that we have a large number of contracts with similar characteristics.

For sales to original equipment manufacturers, Spinco’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the original equipment manufacturers’ volume of purchases from Spinco or other agreed-upon sales incentive programs. For sales to resellers, the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends and channel inventory levels. Estimating the impact of these factors requires significant judgment and differences between the estimated and actual amounts of variable consideration can be significant.

Inventories

We value inventories at the lower of cost or net realizable value, or NRV, with cost determined on a first-in, first-out basis. We record inventory write-downs of our inventory to lower of cost or net realizable value or for obsolete or excess inventory based on assumptions, which requires significant judgment. The determination of NRV involves estimating the average selling prices less any selling expenses of inventory based on market conditions and customer demand. To estimate the average selling prices and selling expenses of inventory, we review historical sales, future demand, economic conditions, contract prices and other information.

We periodically perform an excess and obsolete analysis of our inventory based on assumptions, which includes changes in business and economic conditions, changes in technology and projected demand of our products. If in any period we anticipate a change in those assumptions to be less favorable than our previous estimates, additional inventory write-downs may be required and could materially and negatively impact our gross margin. If in any period, we can sell inventories that had been written down to a level below the realized selling price in the previous period, higher gross profit would be recognized in that period. While adjustments to these reserves have generally not been material, in 2023, we recorded a charge to cost of revenue of $115 million, primarily to reduce component inventory to NRV as a result of a sudden change in demand for certain products.

Income Taxes

Income taxes are calculated as if Spinco files tax returns separate from WDC. We account for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss, or NOL, and tax credit carryforwards. We record a valuation allowance when it is more likely than not that the deferred tax assets will not be realized. Each quarter, we evaluate the need for a valuation allowance for our deferred tax assets and we adjust the valuation allowance so that we record net deferred tax assets only to the extent that we conclude it is more likely than not that these deferred tax assets will be realized. The assessment of valuation allowances against our deferred tax assets requires estimations and significant judgment. We continue to assess and adjust valuation allowances based on operating results and market conditions. We account for interest and penalties related to income taxes as a component of the provision for income taxes.

We recognize liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized on liabilities recorded for uncertain tax positions and are recorded in our provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from our estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and materially affect our operating results.

Goodwill

Goodwill is not amortized. Instead, it is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Spinco performs an annual impairment test as

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

of the beginning of its fourth quarter or sooner if an indicator of impairment exists. As disclosed in Note 5, Supplemental Financial Statement Data, of the Notes to Combined Financial Statements, Spinco identified several factors that warranted a quantitative analysis of impairment during 2023. The fair value of the operating segment was based on a weighting of two valuation methodologies: an income approach and a market approach. Spinco is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates used to determine the fair value of the reporting unit as well as the actual carrying value may change based on future changes in Spinco’s results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect Spinco’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become further impaired, which could result in an additional impairment charge and materially adversely affect Spinco’s financial condition and results of operations. Management determined that the carrying value of the reporting unit exceeded its fair value as derived from the valuation methodologies described above, resulting in recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023.

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MANAGEMENT

Directors and Executive Officers Following the Spin-Off

Executive Officers

Following the spin-off, we will be an independent, publicly traded company. The following table sets forth information regarding individuals who are expected to serve as Spinco’s executive officers, including their positions after the spin-off, and is followed by biographies of each such executive officer. While some of Spinco’s executive officers are currently employees of WDC, after the spin-off, none of these individuals will be employees of WDC. The information set forth below is as of [●], 2024.

Name	Age	Position
David V. Goeckeler	61	Chief Executive Officer
[*]	[*]	[*]

Biographies

David V. Goeckeler. David V. Goeckeler will serve as our Chief Executive Officer. We expect Mr. Goeckeler will continue to serve as the Chief Executive Officer of WDC until the completion of the spin-off, a role he has held since March 2020. Mr. Goeckeler currently serves as a member of the WDC Board of Directors and is expected to remain on the WDC Board of Directors through the completion of the spin-off. Mr. Goeckeler previously served as Executive Vice President and General Manager, Networking and Security, and in other senior leadership roles at Cisco Systems, Inc. from 2014 to March 2020. Mr. Goeckeler currently serves on the board of directors of Automatic Data Processing, Inc. and WDC.

Directors

The following table sets forth information with respect to those persons who are expected to serve on the Spinco Board of Directors following the completion of the spin-off, and is followed by biographies of each such individual. The WDC Board of Directors will continue to evaluate the composition of the future Spinco Board of Directors in order to reflect an appropriate mix of skills, experience and attributes, and additional individuals may be added to the Spinco Board of Directors in the future. The information set forth below is as of [●], 2024.

Name	Age	Title
[*]	[*]	[*]

Biographies

Our Board Following the Spin-Off and Corporate Governance Guidelines

Upon completion of the spin-off, we expect that the Spinco Board of Directors will be comprised of [●] directors. After completion of the spin-off, the Spinco Board of Directors is expected to consist of such number of directors as shall be determined from time to time solely by resolution of the Spinco Board of Directors. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. We have not yet set the date of the first annual meeting of stockholders to be held following the spin-off.

The Spinco Board of Directors is expected to adopt corporate governance guidelines (the “Corporate Governance Guidelines”) that will provide a framework for the effective governance of Spinco. The Corporate Governance Guidelines will address significant corporate governance issues, including, among other things: the appointment, role and responsibilities of Spinco’s Lead Independent Director, if any; director nominee qualifications; director independence; limitations on director service on other boards; director orientation and continuing education; annual performance evaluations of the Spinco Board of Directors and committees; and succession planning and management development. A copy of the Corporate Governance Guidelines will be available at our website at [●].

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Pursuant to 17 C.F.R. Section 200.83

Director Independence

The Spinco Board of Directors will annually review the relationship that each director has with Spinco. Following such annual review, only those directors who the Spinco Board of Directors affirmatively determines do not have a relationship which, in the opinion of the Spinco Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, under the listing standards of The Nasdaq Stock Market LLC, will be considered independent directors. At the time of the spin-off, the Spinco Corporate Governance Guidelines are expected to adopt the definition of independence described in the director independence requirements for Nasdaq listed companies. In doing so, the Spinco Board of Directors will take into account certain factors listed in the Corporate Governance Guidelines and such other factors as it may deem relevant. A majority of the Spinco Board of Directors will be comprised of independent directors upon completion of the spin-off. We expect that all directors except Mr. Goeckeler will meet the independence requirements set forth in the listing standards of Nasdaq at the time of the spin-off. There are no family relationships among any of our directors or executive officers.

Board Committees

Effective upon the completion of the spin-off, the Spinco Board of Directors is expected to have four standing committees: an Audit Committee, a Compensation and Talent Committee, a Governance Committee and an Executive Committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of Nasdaq, as amended or modified from time to time, with respect to each of these committees and each of these committees will be comprised exclusively of independent directors, other than the Executive Committee. Additionally, the Spinco Board of Directors may, from time to time, establish other committees to facilitate the board’s oversight of management of the business and affairs of Spinco.

Audit Committee

The purpose of the Audit Committee of the Spinco Board of Directors (“Audit Committee”) will be to assist the Spinco Board of Directors in discharging its oversight responsibility by: (i) reviewing the integrity of the accounting and financial reporting processes of Spinco and its subsidiaries and the audit of Spinco’s financial statements; (ii) overseeing Spinco’s compliance with legal and regulatory requirements; (iii) reviewing the independent accountants’ qualifications and independence; (iv) overseeing the performance of Spinco’s internal audit function and Spinco’s independent accountants; and (v) preparing the report required by the rules of the SEC to be included in Spinco’s annual proxy statement. Among other things, the Audit Committee will also:

•	be directly responsible for appointing, compensating and overseeing independent accountants, with input from management;

•	pre-approve all audit and non-audit services provided by our independent accountants;

•	review annual and quarterly financial statements;

•	review adequacy of accounting and financial personnel resources;

•	oversee and appoint our chief audit executive and review the internal audit plan and internal controls;

•

review and discuss with management risk assessment and enterprise risk management policies, including risks related to financial reporting, accounting, internal controls, fraud, capital structure, legal and regulatory compliance and cybersecurity;

•

review and discuss with management the implementation of legal and regulatory requirements regarding public disclosure of topics covered by the corporate responsibility and sustainability programs; and

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•	oversee ethics and compliance program.

Compensation and Talent Committee

The purpose of the Compensation and Talent Committee of the Spinco Board of Directors (“Compensation and Talent Committee”) will be to (i) carry out responsibilities of the Spinco Board of Directors relating to the compensation of Spinco’s executives, (ii) produce the Compensation Committee Report for inclusion in Spinco’s proxy statement, in accordance with applicable rules and regulations and (iii) periodically review Spinco’s people policies, programs and initiatives. The Compensation and Talent Committee will communicate to Spinco’s stockholders Spinco’s compensation philosophy, policy and programs. Among other things, the Compensation and Talent Committee will also:

•	evaluate and approve executive officer compensation;

•	review Spinco’s people programs and initiatives, including diversity, equity and inclusion;

•	review and make recommendations on non-employee director compensation;

•	review and approve corporate goals and objectives for Spinco Chief Executive Officer’s compensation and evaluates Spinco Chief Executive Officer’s performance in light of those goals and objectives;

•	oversee incentive and equity-based compensation plans;

•	review and make changes to benefit plans, or recommend changes to the Spinco Board of Directors if required;

•	review and approve any compensation recovery (clawback) policy, or amendment to the policy, that is applicable to executive officers, and oversee and administrator such policy;

•	review and approve stock ownership guidelines applicable to executive officers; and

•	oversee the Chief Executive Officer succession planning process and senior leadership development program.

Governance Committee

The purpose of the Governance Committee of the Spinco Board of Directors (“Governance Committee”) will be to (i) develop and recommend to the Spinco Board of Directors a set of corporate governance principles applicable to Spinco, (ii) identify individuals qualified to become members of the Spinco Board of Directors and, consistent with criteria approved by the Spinco Board of Directors, make recommendations to the Spinco Board of Directors regarding director candidates for membership on the Spinco Board of Directors, (iii) assist the Spinco Board of Directors in overseeing Spinco’s corporate responsibility and sustainability policies and programs and (iv) oversee the evaluation of the Spinco Board of Directors and management. Among other things, the Governance Committee will also:

•	evaluate and recommend the size and composition of Spinco Board of Directors and committees and functions of committees;

•	develop and recommend Spinco Board of Directors membership criteria;

•	identify, evaluate and recommend director candidates;

•	review corporate governance issues and practices;

•	manage the annual Spinco Board of Directors and committee evaluation process;

•	review and oversee responses regarding stockholder proposals relating to corporate governance, corporate responsibility or sustainability matters; and

•	oversee Spinco’s political and lobbying strategy, activities and expenditures.

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Executive Committee

The purpose of the Executive Committee of the Spinco Board of Directors (“Executive Committee”) will be to act on behalf of the Spinco Board of Directors between Board meetings. Among other things, the Executive Committee will have the authority of the Spinco Board of Directors in management of our business affairs in between meetings of the Spinco Board of Directors, subject to and including, but not limited to, applicable law or the rules and regulations of the SEC or the Nasdaq Stock Market and specific directions given by the Spinco Board of Directors.

Leadership Structure

The Spinco Board of Directors will not have a policy with respect to whether the roles of Chair of the Spinco Board of Directors (“Chair of the Board”) and Chief Executive Officer should be separate and, if they are to be separate, whether the Chair of the Board should be selected from Spinco’s non-employee directors or should be an employee. We believe the leadership structure of the Spinco Board of Directors at any point in time should be based upon an assessment of the needs of the Spinco Board of Directors and the Company at the time after giving consideration to, among other things, Spinco’s business plans, strategic opportunities and succession planning priorities. The Spinco Board of Directors will also consider the views of stockholders, including as it relates to director independence, as well as corporate governance and industry trends. Spinco’s Corporate Governance Guidelines will provide that the Spinco Board of Directors will appoint a Lead Independent Director if the Chair of the Board is not an independent director under Nasdaq listing standards or if the Spinco Board of Directors otherwise deems it appropriate. Spinco’s Lead Independent Director will play an important role in maintaining effective independent oversight of the Company.

Role of the Spinco Board of Directors in Risk Oversight

The Spinco Board of Directors will be responsible for overseeing the risk management process and exercise this risk oversight through both the Spinco Board of Directors and its committees. The Audit Committee will oversee the enterprise risk management, internal audit and internal controls processes and policies and our Chief Audit Executive. It will also oversee financial reporting, accounting, internal controls, fraud and capital structure; cybersecurity; legal and regulatory compliance, including our ethics and compliance program; legal and regulatory requirements regarding public disclosure of topics that will be covered by our corporate responsibility and sustainability programs; tax and transfer pricing matters; and general business risks. The Compensation and Talent Committee will oversee compensation programs, policies and practices; equity and other incentive plans; recruiting, engagement and retention; people programs, policies and practices, including diversity, equity and inclusion; and Chief Executive Officer succession planning and senior leadership development. The Governance Committee will oversee board and committee composition, including board leadership structure; director succession planning; corporate governance policies and practices; and corporate responsibility and sustainability policies and programs, including related to human rights, environmental and climate change and corporate political and lobbying activities and expenditures.

While Spinco’s management will be responsible for the day-to-day management of the various risks facing Spinco, Spinco Board of Directors, both as a full board and through its committees, will be responsible for monitoring management’s actions and decisions. As a part of its oversight responsibilities, the Spinco Board of Directors and the Audit Committee will regularly monitor management’s processes for identifying and addressing areas of material risk to Spinco. In doing so, the Spinco Board of Directors and the Audit Committee will receive regular assistance and input from the other committees of the Spinco Board of Directors, as well as regular reports from members of senior management.

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Selection of Nominees for Directors

The Governance Committee will be responsible for recommending nominees for membership to the Spinco Board of Directors. The Governance Committee may receive suggestions for candidates from individual Board members, including Spinco’s Chief Executive Officer, as well as from stockholders of Spinco. The Corporate Governance Guidelines will include qualification guidelines for director nominees. All candidates will be evaluated by the Governance Committee using these qualification guidelines and any other factors the Governance Committee deems relevant.

Stockholders wishing to recommend individuals for consideration as directors must contact the Governance Committee by delivering a written notice to Spinco’s Corporate Secretary at our principal executive offices and including the following in the notice: the name and address of the stockholder as they appear on our books or other proof of share ownership; the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; the principal occupation or employment of the director candidate; the class and number of shares of our common stock beneficially owned by the director candidate; the consent of the director candidate to serve as a member of the Spinco Board of Directors if appointed or elected; and any other information required to be disclosed with respect to a director nominee in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Spinco Board of Directors. Stockholders recommending candidates for consideration by our Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting. The committee will evaluate director candidates recommended by stockholders for election to the Spinco Board of Directors in the same manner and using the same criteria as it uses for any other director candidate. If the committee determines that a stockholder-recommended candidate is suitable for membership on the Spinco Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Spinco Board of Directors or in connection with the next annual meeting of stockholders. Stockholders wishing to nominate directors for inclusion in Spinco’s proxy statement pursuant to the proxy access provisions in Spinco’s bylaws, or to otherwise nominate directors for election at Spinco’s annual meeting of stockholders, must follow the procedures described in Spinco’s bylaws.

Code of Business Ethics

Prior to the completion of our spin-off from WDC, we will adopt a Code of Business Ethics that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Ethics will be designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in Company reports;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of the Code of Business Ethics; and

•	the protection of the Company’s legitimate business interests.

Spinco will make a copy of the Code of Business Ethics available on its website at [●]. To the extent required by rules adopted by the SEC and The Nasdaq Stock Market LLC, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Corporate Governance section at [●]. We also intend to adopt more detailed policies and procedures that will be set forth in our Global Code of Conduct, which will be separate requirements applying to our officers and employees.

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Compensation Committee Interlocks and Insider Participation

During Spinco’s fiscal year ended June 28, 2024, Spinco was not yet incorporated for the full fiscal year, was not an independent company and did not have a Compensation and Talent Committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Spinco executive officers were made by WDC, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

COMPENSATION DISCUSSION AND ANALYSIS

[*]

Confidential Treatment Requested by Sandisk Corporation

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DIRECTOR COMPENSATION

The initial Spinco non-employee director compensation program is expected to be similar in structure to the existing WDC director compensation program, and will be designed to provide competitive compensation that is necessary to attract and retain qualified non-management directors. It is anticipated that the Spinco annual non-employee director compensation program will initially consist of a cash retainer and equity compensation. Management directors will not receive compensation for their service as director. Following the separation and distribution, the director compensation program will be subject to the review and approval of the Spinco Board of Directors or a committee thereof.

Confidential Treatment Requested by Sandisk Corporation

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EXECUTIVE COMPENSATION

[*]

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Spinco Board of Directors will establish a Related Person Transaction Policy prior to completion of the spin-off. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (i) Spinco was, is or will be a participant; (ii) the aggregate amount involved exceeds or is expected to exceed $120,000 in any fiscal year; and (iii) a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is: (i) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of our common stock (or any other class of voting securities); or (iii) any immediate family member of any of the foregoing persons.

Under the policy, once a related person transaction has been identified, the Audit Committee will review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the committee is to consider all relevant facts and circumstances of the related person transaction available to the committee. The committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the committee determines in good faith. No member of the committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Related Party Transactions

[●]

The Distribution from WDC

The distribution will be accomplished by WDC distributing 80.01% of its shares of Spinco common stock to holders of WDC common stock entitled to such distribution, as described in the section of this information statement entitled “The Separation and Distribution.” Completion of the distribution will be subject to satisfaction or waiver by WDC of the conditions to the distribution, as described in the section of this information statement entitled “The Separation and Distribution—Conditions to the Distribution.”

Material Agreements with WDC

Following the completion of the spin-off, WDC and Spinco will be independent companies. WDC will own 19.99% of our common stock for a period of up to 12 months following the distribution and we expect that the relationship between WDC and Spinco will be governed by the ancillary agreements. These agreements will provide for the allocation between Spinco and WDC of WDC and Spinco’s assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Spinco’s spin-off from WDC.

The material agreements described below are filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries below set forth the current terms of the agreements that Spinco believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. The terms of the agreements described below that will be in effect following the spin-off have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Spinco’s spin-off from WDC.

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The Separation and Distribution Agreement

The separation and distribution agreement will set forth Spinco’s agreement with WDC regarding the principal transactions necessary to separate Spinco from WDC. It will also set forth other agreements that govern certain aspects of Spinco’s relationship with WDC after the completion of the distribution. The parties intend to enter into the separation and distribution agreement immediately before the distribution of Spinco common stock to WDC stockholders.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement will identify assets to be transferred to or retained by, liabilities to be assumed or retained by, and contracts to be assigned to each of Spinco and WDC as part of the reorganization of WDC, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement will provide that, subject to the terms and conditions contained in the separation and distribution agreement:

•

All assets constituting “Flash Assets” will be retained by or transferred to Spinco or one of Spinco’s subsidiaries. Flash Assets consist of, among other things, assets primarily related to the Flash Business (except as otherwise set forth in the separation and distribution agreement), all rights to causes of action to the extent related to the Flash Business or any assets or liabilities allocated to Spinco and certain owned and leased real properties designated as Flash Assets. All other assets of WDC that are not Flash Assets will be retained by or transferred to WDC. These retained assets include, among others, certain owned and leased real property and all rights to causes of action to the extent that they do not relate to the Flash Business or any assets or liabilities allocated to Spinco. WDC may reduce the amount of cash and cash equivalents in Spinco and its subsidiaries in excess of $[●] at the time of the distribution.

•

WDC will transfer to Spinco, and Spinco will assume, certain liabilities, whether arising prior to, at or after the distribution, regardless of when and where such liabilities arose or where, or against whom, such liabilities are asserted or determined, including, among others, liabilities to the extent relating to the conduct and operation of the Flash Business and/or the ownership, operation or use of any Flash Assets (other than liabilities of a business that has been divested or discontinued prior to the distribution) and certain environmental liabilities arising from owned or leased real properties designated as Flash Assets. WDC will retain all liabilities not assumed by Spinco.

•

Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, WDC will be responsible for all costs and expenses incurred on or prior to the distribution by WDC or Spinco in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement, and each party shall bear its own direct and indirect costs and expenses incurred from and after the distribution in connection with the preparation, execution, delivery and implementation of the separation and distribution agreement or any ancillary agreement.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained, and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and

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distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation may be, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

The Distribution. The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. The separation and distribution agreement provides that prior to the distribution, Spinco shall issue to WDC, as a stock dividend, such number of shares of common stock of Spinco such that the number of shares of common stock of Spinco then outstanding shall be equal to the number of shares of common stock of Spinco necessary to effect the distribution. WDC will cause its agent to distribute to WDC stockholders that hold shares of WDC’s common stock as of the applicable record date for the distribution 80.01% of the outstanding shares of Spinco’s common stock. WDC will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by WDC in its sole discretion. For further information regarding the conditions relating to Spinco’s separation from WDC, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Releases and Indemnifications. Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates and all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of the other party or any of their respective subsidiaries, as applicable (in each case, in their respective capacities as such) (excluding any shareholder of WDC or Spinco) (the “Indemnified Parties”), from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the distribution, whether or not known as of the distribution, including in connection with the transactions and all other activities to implement the separation or the distribution. The releases will not extend to obligations from and after the separation under or relating to any agreement between the parties that is not to terminate as of the distribution. In addition, the separation and distribution agreement will provide for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of the Flash Business with Spinco and financial responsibility for the obligations and liabilities of WDC’s business with WDC. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party and the applicable Indemnified Parties for any losses that proximately results from:

•

the liabilities each such party assumed or retained pursuant to the separation and distribution agreement, including failure of a party to pay, perform or otherwise promptly discharge any liability assumed or retained, as applicable, pursuant to the separation and distribution agreement in accordance with their respective terms; and

•

any breach of, or failure to perform, by such party or its subsidiaries of any covenants or obligations to be performed from and after the separation by such persons pursuant to the separation and distribution agreement or any ancillary agreement, unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

In addition, WDC will, and will cause its subsidiaries to, indemnify, defend and hold harmless Spinco and the applicable Indemnified Parties for any losses that proximately results from any third-party claim relating to

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execution of the separation and distribution agreement and the ancillary agreements and acts taken at or prior to the separation to consummate the transaction contemplated therein.

Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation and distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Insurance. Spinco will generally be responsible for obtaining and maintaining Spinco’s own insurance coverage and will no longer be an insured party under WDC’s insurance policies following the separation.

Non-Compete. Under the separation and distribution agreement, and subject to certain exceptions, for a period of forty (40) months following the separation, WDC will not develop, manufacture, market or sell standalone SSDs.

Dispute Resolution. Subject to certain exceptions, if a dispute arises with WDC out of, in connection with, or in relation to the separation and distribution agreement or any ancillary agreement or the transactions contemplated thereby, then such representatives, as the parties may designate, will negotiate to resolve any disputes for a period of time not exceeding thirty (30) days. If the parties are unable to resolve the dispute in this manner, either party may demand that the dispute be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware for final determination.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the separation and distribution agreement include access to information, confidentiality, treatment of shared contracts, any transfers to be completed following the distribution and the receipt of any related third-party consents, access to insurance policies and treatment of outstanding guarantees.

Transition Services Agreement

WDC and Spinco will enter into a transition services agreement (the “TSA”) which will govern the provision of transition services from WDC to Spinco and from Spinco to WDC, in each case, for a transitional period after the closing of the spin-off to provide for an ordinary transition in connection with the spin-off. The TSA will specify the terms under which the transition services will be provided, including the services standard, fees and allocation of risk, and contains mechanisms for adding, extending and terminating services as well as for governance and dispute resolution. The charges for such services are generally intended to allow the service provider to recover its direct and indirect costs, generally without profit. Services are anticipated to be provided in the following areas: (i) quality assurance, (ii) procurement, (iii) information technology, (iv) logistics management, (v) finance, (vi) human resources, (vii) engineering, (viii) corporate marketing, (ix) central operations, (x) sales operations, (xi) manufacturing and (xii) research and development. The term of such services is expected to be no longer than eighteen (18) months.

Tax Matters Agreement

In connection with the spin-off, WDC and Spinco will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes

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Pursuant to 17 C.F.R. Section 200.83

(other than any cash that WDC stockholders receive in lieu of fractional shares). Under the tax matters agreement, Spinco will generally agree to indemnify WDC and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by Spinco being incorrect or an acquisition of Spinco’s stock or assets or by any other action undertaken or failure to act by Spinco. This indemnification will apply even if WDC has permitted Spinco to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Pursuant to the tax matters agreement, Spinco will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. Spinco may take certain actions prohibited by these covenants only if Spinco obtains and provides to WDC an opinion from a U.S. tax counsel or accountant of recognized national standing or a favorable private letter ruling from a taxing authority, in each case satisfactory to WDC, to the effect that such action would not affect the tax-free status of these transactions, or if Spinco obtains prior written consent of WDC, in its sole and absolute discretion, waiving such requirement. Spinco will be barred from taking any action, or failing to take any action, including any action or failure to take any action that would be inconsistent with the IRS Ruling (if received) or Tax Opinion, where such action or failure to take any action adversely affects the tax-free status of these transactions. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on Spinco’s: (i) discontinuing the active conduct of Spinco’s trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into Spinco stock, but excluding certain compensatory arrangements); (iii) liquidating, merging or consolidating with any other person; (iv) amending Spinco’s charter (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco common stock; (v) sales of assets outside the ordinary course of business; and (vi) entering into any other corporate transaction which would cause Spinco to undergo a 50% or greater change in its stock ownership or otherwise be expected to result in the failure to preserve the tax-free treatment of these transactions.

Employee Matters Agreement

WDC and Spinco will enter into an employee matters agreement in connection with the spin-off to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefit plans and programs and other related matters. The employee matters agreement will also set forth the general principles relating to employee matters both with respect to domestic and international employees, including with respect to collective bargaining agreements, workers’ compensation, payroll matters, regulatory filings, paid time off, commencing or continuing participation in employee benefit plans, and the sharing of employee information.

The employee matters agreement will provide that, unless otherwise specified, each party will assume or retain, as applicable, liabilities arising out of or in connection with the employment or termination of the employees identified as WDC or Spinco employees, as applicable, including under any employee benefit plans, whether arising before or after the distribution. Additionally, subject to certain exceptions, upon the distribution, each party has caused or will cause, as applicable, the employees identified as WDC or Spinco employees, as applicable, to commence or continue participation in employee benefit plans, similar to those in effect on or prior to the date of the distribution, and will recognize prior years of service with WDC and related entities.

The employee matters agreement will also govern the treatment of equity-based awards granted by WDC prior to the distribution and the treatment of WDC’s employee stock purchase plan. See “The Separation and Distribution—General—Treatment of Equity Incentive Arrangements.”

IP Cross-License Agreement

WDC and Spinco will enter into an IP Cross-License Agreement (the “IPCLA”) to facilitate freedom-to-operate with respect to non-trademark intellectual property for each company post-spin. WDC will grant a non-exclusive,

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worldwide, royalty-free, perpetual license to Spinco (with respect to retained non-trademark intellectual property held by WDC) within a specified field of use, and Spinco will grant a non-exclusive, worldwide, royalty-free, perpetual license to WDC (with respect to divested non-trademark intellectual property held by Spinco) within a specified field of use.

Transitional Trademark License Agreement

WDC and Spinco will enter into a Transitional Trademark License Agreement (the “TTLA”), pursuant to which WDC will grant a non-exclusive, worldwide, non-transferable, license to Spinco (with respect to certain retained trademarks held by WDC), and Spinco will grant a non-exclusive, worldwide, non-transferable, license to WDC (with respect to certain divested trademarks held by Spinco). These licenses will allow each company to rebrand, as necessary, and transition away from the other company’s owned trademarks post-spin, for a specified, limited transitional period.

Stockholder and Registration Rights Agreement

WDC and Spinco will enter into a stockholder and registration rights agreement (the “SRRA”), pursuant to which Spinco will agree that, upon the request of WDC, Spinco will use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Spinco common stock retained by WDC. In addition, WDC will agree to vote any shares of Spinco common stock that it retains immediately after the separation in proportion to the votes cast by Spinco’s other stockholders. In connection with such agreement, WDC will grant Spinco a proxy to vote its shares of Spinco common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from WDC to a person other than WDC, and neither the SRRA nor proxy will limit or prohibit any such sale or transfer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of our outstanding shares of common stock are owned by WDC. Immediately after the distribution, WDC will own 19.99% of our common stock for a period of up to 12 months following the distribution.

The following table provides information with respect to the expected beneficial ownership of our common stock immediately after the distribution by (i) each person whom we believe will be a beneficial owner of more than five percent of our outstanding shares of common stock, (ii) each of our expected directors, director nominees and named executive officers and (iii) all expected directors and executive officers as a group.

Following the separation and distribution, Spinco expects to have an aggregate of approximately [●] million shares of our common stock outstanding based upon approximately [●] million shares of WDC common stock issued and outstanding on [●], 2024, excluding treasury shares, assuming no exercise of any shares issued under WDC equity compensation awards and applying the distribution ratio to each share of WDC common stock. Beneficial ownership is determined in accordance with the rules of the SEC.

To the extent our directors and officers own shares of WDC common stock at the time of the spin-off, they will participate in the distribution on the same terms as other holders of shares of WDC common stock.

Unless otherwise indicated, the business address of each director, director nominee and executive officer shown in the table below is [●]. None of Spinco’s directors or executive officers are expected to own one percent or more of Spinco’s common stock.

Name and Address of Beneficial Owner	Shares of Spinco Common Stock to be Beneficially Owned Upon the Distribution		% of Class
Greater than 5% Stockholders:
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
Directors:
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
Named Executive Officers:
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
[●]([●])	[	●]	[	●]%
All Directors and Current Executive Officers as a group ([●]persons) ([●])

*	Less than one percent (1%)
(1)	Based on the information filed by stockholders of WDC on Schedules 13D and 13G, reporting beneficial ownership of WDC common stock as of the date of the event which required such filing
(2)

Includes shares of Spinco common stock expected to be held, and options and RSUs expected to be held after the spin-off that will become exercisable or vest, respectively, within 60 days after [●], 2024.

(3)	[●].
(4)	[●].

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The table below sets forth the beneficial ownership of Spinco preferred stock by each preferred stockholder known by us to beneficially hold 5% or more of Spinco preferred stock.

Name and Address of Beneficial Owner	Shares of Spinco preferred stock to be Beneficially Owned Upon the Distribution		% of Class
[●]([●])	[	●]	[	●]%

Confidential Treatment Requested by Sandisk Corporation

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DESCRIPTION OF CERTAIN INDEBTEDNESS

[●]

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of the Spinco amended and restated certificate of incorporation (“Spinco Certificate of Incorporation”) and the Spinco amended and restated bylaws (“Spinco Bylaws”) to be in effect at the time of the distribution. These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Spinco Certificate of Incorporation or of the Spinco Bylaws to be in effect at the time of the distribution and is qualified by reference to Delaware statutory and common law and the full texts of such documents. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on Spinco’s capital stock at the time of the distribution. The Spinco Certificate of Incorporation and the Spinco Bylaws that will be in effect at the time of the distribution are included as exhibits to the registration statement on Form 10, of which this information statement is a part.

General

Immediately following the spin-off, Spinco’s authorized capital shall consist of [●] shares of common stock, par value $[●] per share, of Spinco and [●] shares of preferred stock, par value $[●] per share.

Common Stock

Immediately following the spin-off, Spinco expects that approximately [●] shares of its common stock will be issued and outstanding based upon approximately [●] shares of WDC common stock outstanding as of [●], 2024. All outstanding shares of Spinco common stock, when issued, will be validly issued, fully paid and nonassessable.

Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of Spinco common stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by the Spinco Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of Spinco, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of Spinco common stock will entitle the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of Spinco common stock and Spinco preferred stock, collectively, will possess the exclusive voting power. The holders of Spinco common stock will not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of Spinco capital stock. The Spinco Bylaws will require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.

Holders of shares of Spinco common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. The rights, preferences and privileges of holders of Spinco common stock will be subject to the terms of any series of preferred stock which Spinco may issue in the future. All outstanding shares of the Spinco common stock are fully paid and nonassessable.

Preferred Stock

The Spinco Board of Directors will have the authority, within the limitations and restrictions that will be stated in the Spinco Certificate of Incorporation, to authorize the issuance of shares of Spinco preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend

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rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of Spinco preferred stock could have the effect of decreasing the market price of the Spinco common stock and could adversely affect the voting and other rights of the holders of Spinco common stock.

Series A Convertible Perpetual Preferred Stock

Upon consummation of the spin-off, Spinco will have [●] issued and outstanding shares of Spinco preferred stock. Holders of WDC preferred stock are expected to convert one-third of their WDC preferred stock into shares of Spinco preferred stock in connection with the spin-off.

The Spinco preferred stock will have a stated value of $[●] per share and accrue a cumulative preferred dividend at an annual rate of [●]% per annum (increasing to [●]% per annum on [●] and to [●]% per annum on [●]) compounded on a quarterly basis. The Spinco preferred stock will also participate in any dividends declared for common shareholders on an as-converted equivalent basis.

The Spinco preferred stock will be convertible into shares of Spinco’s common stock at an initial conversion rate of $[●] per share (the “Conversion Price”) (subject to anti-dilution adjustments) applied to the aggregate sum of the stated value of the Spinco preferred stock plus any cumulative accrued but unpaid dividends (the “Accumulated Stated Value”). The Spinco preferred stock will be convertible at the option of the holder on [●]. The Spinco preferred stock will be convertible at the option of Spinco after [●] if the closing price per share of Spinco’s common stock exceeds 150% of the Conversion Price for at least 20 out of 30 consecutive trading days immediately prior to Spinco’s conversion notice.

After [●], Spinco will have the right, but not the obligation, to redeem the Spinco preferred stock for an amount in cash equal to [●]% of the Accumulated Stated Value. Redemption is contingently mandatory in the event of a fundamental change in the business as defined in the designation of the Spinco preferred stock.

Upon completion of the transaction, the Spinco preferred stock will be classified as mezzanine equity in Spinco’s Condensed Consolidated Balance Sheets because, in the event of certain fundamental change in the business that are not solely within the control of Spinco, the Spinco preferred stock would become redeemable at the option of the holders. Spinco did not adjust the carrying values of the Spinco preferred stock to the current redemption value of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate redemption value will be made only if and when it becomes probable that such a fundamental change in the business will occur.

The Spinco preferred stock will vote, to the extent permitted under the Nasdaq listing rules, on an as-converted equivalent basis along with holders of Spinco’s common stock.

In the event of any voluntary or involuntary liquidation, holders of the Spinco preferred stock will be senior to the holders of Spinco’s common stock and the liquidation preference is the greater of (i) the sum of an amount in cash equal to [●]% of the Accumulated Stated Value plus accrued and unpaid dividends and (ii) the payment that the holders of the Spinco preferred stock would have received had all Spinco preferred stock been converted into common stock immediately prior to such liquidation, before any distributions are made to common shareholders and all other classes of junior capital stock of Spinco.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law

The Spinco Certificate of Incorporation and the Spinco Bylaws will include provisions, summarized below, that will be intended to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions will be designed to encourage persons seeking to acquire control of Spinco to first negotiate with the

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Spinco Board of Directors. They will also be intended to provide Spinco’s management with the flexibility to enhance the likelihood of continuity and stability if the Spinco Board of Directors determines that a takeover is not in the best interests of their stockholders. These provisions, however, could have the effect of discouraging others from making tender offers for Spinco shares and may have the effect of deterring hostile takeovers or delaying changes in Spinco’s control or management.

Special Stockholder Meetings

The Spinco Bylaws, will provide that only the Spinco Board of Directors, the Chair of the Board or Spinco’s Chief Executive Officer may call special meetings of stockholders. Stockholders will not have the authority to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Spinco Bylaws will provide that Spinco’s stockholders must comply with advance notice procedures to bring business before or nominate directors for election at a meeting of stockholders. A stockholder (or group of up to 20 stockholders) who has held at least 3% of Spinco common stock for at least three years must also satisfy and comply with additional requirements that will be set forth in the Spinco Bylaws to nominate and have any director nominee (generally not exceeding the greater of (i) two director nominees or (ii) 20% of the number of directors on the Spinco Board of Directors, rounded down to the nearest whole number) included in our proxy materials.

Elimination of Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless the corporation’s certificate of incorporation provides otherwise. The Spinco Certificate of Incorporation will eliminate the right of stockholders to act by written consent without a meeting.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. The Spinco Certificate of Incorporation and the Spinco Bylaws will not provide for cumulative voting in the election of directors. The absence of cumulative voting will make it more difficult for a minority stockholder to gain a seat on the Spinco Board of Directors to influence the Spinco Board of Directors’ decision regarding a takeover.

Authorized but Unissued Shares

Subject to the requirements of Nasdaq and other applicable law, authorized but unissued shares of Spinco common stock may be available for future issuance without stockholder approval. Spinco may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Spinco common stock could render more difficult or discourage an attempt to obtain control of Spinco by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Provisions in Certificate of Incorporation and Bylaws

The Spinco Certificate of Incorporation will provide that the Spinco Certificate of Incorporation may be amended in accordance with Delaware law. The Spinco Bylaws will provide that the Spinco Bylaws, or any of them, may be altered, amended or repealed, and new bylaws may be adopted, (i) by the Spinco Board of Directors, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of the Spinco Board of Directors, or (ii) by the stockholders; provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.

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Delaware Anti-Takeover Law

Spinco is subject to Section 203 of the DGCL, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum

The Spinco Certificate of Incorporation will provide that, unless Spinco consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on Spinco’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Spinco’s current or former directors, officers, other employees or stockholders to Spinco or their stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or the Spinco Certificate of Incorporation or the Spinco Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware (the “Delaware Exclusive Forum Provision”). In addition, the Spinco Certificate of Incorporation will provide that, unless Spinco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Federal Forum Provision”). The Spinco Certificate of Incorporation will also provide that, and to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Spinco capital stock is deemed to have notice of and consented to the Delaware Exclusive Forum Provision and the Federal Forum Provision.

The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act, or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions that will be provided in the Spinco Certificate of Incorporation will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Spinco stockholders will not be deemed to have waived Spinco’s compliance with these laws, rules and regulations.

Confidential Treatment Requested by Sandisk Corporation

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Comparison of Rights of Holders of WDC Common Stock and Spinco Common Stock

We expect that the rights associated with owning shares of Spinco common stock will generally be the same as that of WDC.

Limitations on Director and Officer Liability

Under the DGCL, Spinco may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that they are or were Spinco’s director, officer, employee or agent, or are or were serving at Spinco’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Spinco’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director or officer derived an improper personal benefit. Spinco’s charter will contain the provisions permitted by Section 102(b)(7) of the DGCL.

Sale of Unregistered Securities

[●]

Transfer Agent and Registrar

We expect that the transfer agent and registrar for the shares of common stock is [●]. The transfer agent and registrar’s address is [●].

Stock Exchange Listing

We expect that Spinco’s common stock will be listed on Nasdaq under the symbol “[●].”

Confidential Treatment Requested by Sandisk Corporation

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10, including exhibits and schedules filed with the registration statement of which this information statement is a part, under the Exchange Act, with respect to our common stock being distributed as contemplated by this information statement. This information statement is part of, and does not contain all of the information set forth in, the registration statement and exhibits and schedules to the registration statement. For further information with respect to Spinco and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

As a result of the distribution, Spinco will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. The registration statement, including its exhibits and schedules, and the periodic reports, proxy statements and information statements and other information that we file electronically with the SEC will be available for your review at the SEC’s website.

You can also find a copy of the registration statement, and our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, in each case when available and when filed with or furnished to the SEC pursuant to the Exchange Act, on our website, [●] (which we expect to be operational on or prior to the distribution date), which we will make available free of charge as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Information contained on, or connected to, any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement of which this information statement is a part.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

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INDEX TO COMBINED FINANCIAL STATEMENTS

The Flash Business of Western Digital Corporation

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Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Western Digital Corporation:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Flash Business of Western Digital Corporation (the Business) as of June 30, 2023 and July 1, 2022, the related combined statements of operations, comprehensive income (loss), cash flows, and changes in parent company net investment for each of the years in the two-year period ended June 30, 2023, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of June 30, 2023 and July 1, 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Assessment of variable consideration for sales to resellers

As discussed in Note 1 to the combined financial statements, the Business provides resellers with price protection for inventories held by resellers at the time of published list price reductions and other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors, including historical pricing information, current pricing trends, and channel inventory levels.

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We identified the assessment of variable consideration for sales to resellers as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate the Business’s assumptions for historical pricing information and the level of channel inventory used to estimate variable consideration for sales to resellers as minor changes in these assumptions could cause significant changes in the estimate.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Business’s process for estimating the variable consideration, including certain controls related to historical pricing information and the level of channel inventory assumptions. To assess the reasonableness of the estimated variable consideration for sales to resellers, we developed an independent expectation of the variable consideration for sales to resellers based on historically recorded payments and issued credits and then compared our expectation to the estimated variable consideration recorded.

Goodwill Impairment Assessment of the Business’s Reporting Unit

As discussed in Note 5 to the combined financial statements, the goodwill balance as of June 30, 2023 was $7,212 million. The Business tests goodwill for impairment annually as of the beginning of its fourth quarter, or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. The fair value of the reporting unit was based on a weighting of two valuation methodologies: an income approach and a market approach. The Business determined the carrying value of the reporting unit exceeded its fair value as derived from the valuation methodologies, resulting in recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023

We identified the assessment of goodwill for impairment for the Business’s single reporting unit as a critical audit matter. A high degree of subjective auditor judgment was required to evaluate the forecasted revenue, including revenue growth rates, forecasted cost of goods sold, and the company-specific risk premium assumptions used in the income approach to estimate the fair value of the reporting unit. The assessment of these assumptions was challenging due to the degree of uncertainty related to future market and economic conditions. Differences in judgment used to determine these assumptions could have a significant effect on the Business’s assessment of the fair value of the reporting unit. Additionally, evaluating the company-specific risk premium assumption required specialized skills and knowledge.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the Business’s goodwill impairment process, including controls over the development of the forecasted revenue, forecasted cost of goods sold, and the company-specific risk premium assumptions. We evaluated the Business’s forecasted revenue by comparing it to historical results and revenue growth rates projected for peer companies and the industry. We evaluated the Business’s forecasted cost of goods sold by comparing it to historical results and by comparing the forecasted gross margin to historical gross margin for peer companies and the industry. In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the company-specific risk premium by comparing management’s financial projections to publicly available forecasts of comparable companies and the Business’s actual operating results in prior years.

/s/ KPMG LLP

We have served as the Business’s auditor since 2022.

Irvine, California

June 13, 2024

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

COMBINED BALANCE SHEETS

(in millions)

	June 30, 2023	July 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$292	$335
Accounts receivable, net	539	1,289
Inventories	2,269	1,992
Income tax receivable	3	16
Other current assets	234	266
Notes due from Parent	63	591

Total current assets	3,400	4,489
Property, plant and equipment, net	933	1,039
Notes receivable and investments in Flash Ventures	1,411	1,490
Goodwill	7,212	7,887
Other intangible assets, net	—	133
Deferred tax assets	76	74
Income tax receivable, non-current	9	7
Other non-current assets	779	642

Total assets	$13,820	$15,761

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$334	$473
Accounts payable to related parties	292	315
Accrued expenses	483	595
Income taxes payable	48	24
Accrued compensation	98	156
Notes due to Parent	919	950

Total current liabilities	2,174	2,513
Deferred tax liabilities	28	74
Other liabilities	179	197

Total liabilities	2,381	2,784
Commitments and contingencies (Notes 9, 10, 12 and 14)
Parent company net investment:
Parent company net investment	11,782	13,384
Accumulated other comprehensive loss	(343)	(407)

Total Parent company net investment	11,439	12,977

Total liabilities and Parent company net investment	$13,820	$15,761

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended
	June 30, 2023	July 1, 2022
Revenue, net	$6,086	$9,754
Cost of revenue	5,656	6,510

Gross profit	430	3,244

Operating expenses:
Research and development	1,167	1,362
Selling, general and administrative	558	666
Employee termination, asset impairment and other charges	69	16
Goodwill impairment	671	—

Total operating expenses	2,465	2,044

Operating income (loss)	(2,035)	1,200
Interest and other income (expense):
Interest income	21	6
Interest expense	(31)	(15)
Other income, net	43	43

Total interest and other income (expense), net	33	34

Income (loss) before taxes	(2,002)	1,234
Income tax expense	141	170

Net income (loss)	$(2,143)	$1,064

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended
	June 30, 2023	July 1, 2022
Net income (loss)	$(2,143)	$1,064
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	(35)	(107)
Net unrealized gain (loss) on derivative contracts	128	(245)

Total other comprehensive income (loss), before tax	93	(352)
Income tax benefit (expense) related to items of other comprehensive income (loss), before tax	(29)	35

Other comprehensive income (loss), net of tax	64	(317)

Total comprehensive income (loss)	$(2,079)	$747

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	June 30, 2023	July 1, 2022
Cash flows from operating activities
Net income (loss)	$(2,143)	$1,064
Adjustments to reconcile net income (loss) to net cash provided (used in) by operations:
Depreciation and amortization	448	525
Stock-based compensation	165	171
Deferred income taxes	(81)	(68)
Asset impairment	1	—
Goodwill impairment	671	—
Loss on disposal of assets	—	3
Gain on business divestiture	—	(9)
Gain on sale of investments	(3)	—
Impairment of equity investments	—	6
Unrealized foreign exchange (gain) loss	(37)	31
Equity earnings in investees	(45)	(51)
Other non-cash operating activities, net	114	79
Changes in:
Accounts receivable, net	750	(165)
Inventories	(277)	(56)
Accounts payable	(124)	39
Accounts payable to related parties	(23)	(78)
Accrued expenses	(104)	160
Accrued compensation	(56)	(31)
Other assets and liabilities, net	31	(469)

Net cash provided by (used in) operating activities	(713)	1,151

Cash flows from investing activities
Purchases of property, plant and equipment	(219)	(410)
Proceeds from the sale of property, plant and equipment	—	1
Proceeds from disposition of business	—	25
Notes receivable issuances to Flash Ventures	(627)	(809)
Notes receivable proceeds from Flash Ventures	641	718
Strategic investments and other, net	16	3

Net cash used in investing activities	(189)	(472)
Cash flows from financing activities
Proceeds from principal repayments on Notes due from Parent	216	307
Proceeds from borrowings on Notes due to Parent	54	199
Repayments of Principal on Notes due to Parent	(86)	—
Origination of Notes due from Parent	—	(223)
Transfers from (to) Parent	676	(933)

Net cash provided by (used in) financing activities	860	(650)
Effect of exchange rate changes on cash	(1)	(2)

Net increase (decrease) in cash and cash equivalents	(43)	27
Cash and cash equivalents, beginning of year	335	308

Cash and cash equivalents, end of year	$292	$335

Supplemental disclosure of cash flow information:
Non-cash transfers of property, plant and equipment from Parent	$18	$13
Cash paid for interest	$7	$2
Cash received for interest	$12	$2
Non-cash transfers of deferred taxes to Parent	$(2)	$(2)
Non-cash transfers of Notes due from Parent transferred (to) from Parent	$(316)	$—

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY NET INVESTMENT

(in millions)

	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total
Balance at July 2, 2021	$13,071	$(90)	$12,981
Net income	1,064	—	1,064
Foreign currency translation adjustment	—	(107)	(107)
Net unrealized loss on derivative contracts	—	(210)	(210)
Stock-based compensation	171	—	171
Net transfer to Parent	(922)	—	(922)

Balance at July 1, 2022	13,384	(407)	12,977
Net loss	(2,143)	—	(2,143)
Foreign currency translation adjustment	—	(35)	(35)
Net unrealized gain on derivative contracts	—	99	99
Stock-based compensation	165	—	165
Net transfer from Parent	376	—	376

Balance at June 30, 2023	$11,782	$(343)	$11,439

The accompanying notes are an integral part of these Combined Financial Statements.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The Flash Business of Western Digital Corporation

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Description of the Business

The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of the flash business of Western Digital Corporation (the “Business”), a business of Western Digital Corporation and its subsidiaries (collectively “WDC” or “Parent”). The Business is a leading developer, manufacturer and provider of data storage devices and solutions based on NAND flash technology. With a differentiated innovation engine driving advancements in storage and semiconductor technologies, our broad and ever-expanding portfolio delivers powerful flash storage solutions for everyone from students, gamers and home offices, to the largest enterprises and public clouds to capture, preserve, access and transform an ever-increasing diversity of data. The Business operates primarily in the U.S. and internationally with a significant concentration in Asia Pacific. On October 30, 2023, our Parent announced that its board of directors (the “WDC Board of Directors”) authorized management to pursue a plan to separate the Business into an independent public company. The completion of the separation is subject to certain conditions, including final approval by the WDC Board of Directors. Our Parent is targeting to complete the separation of the Business in the second half of calendar year 2024.

The Business’s solutions include a broad range of solid state drives, embedded products, removable cards, universal serial bus drives and wafers and components. The Business’s broad portfolio of technology and products address multiple end markets of “Cloud,” “Client” and “Consumer.” The Business also generates license and royalty revenue from its extensive intellectual property (“IP”) portfolio, which is included in each of these three end market categories.

For the avoidance of doubt, when using the terms “we,” “us,” or “our” throughout this report, it is in reference to the Business.

Basis of Presentation

Throughout the periods covered by the Combined Financial Statements, the Business was an operating segment of WDC. Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying Combined Financial Statements have been prepared from WDC’s historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Business’s operations had been conducted independently from WDC. The Combined Financial Statements include the historical results of operations, financial position and cash flows of the Business in accordance with accounting principles generally accepted in the United States (“GAAP”) and the Business has adopted accounting policies and practices which are generally accepted in the industry in which it operates. As no single legal entity of the Business has a controlling financial interest in all other legal entities, Combined Financial Statements have been prepared.

Intercompany transactions have been eliminated. With the exception of balances associated with lending arrangements reflected within Notes due to (from) Parent in the Combined Balance Sheets, transactions between the Business and the Parent are generally considered to be effectively settled in the Combined Financial Statements at the time the transactions are recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company net investment. General financing activities include the net impact of any cash movements resulting from the Parent’s centralized treasury cash management.

The Combined Statements of Operations and Comprehensive Income (Loss) include all revenues and costs directly attributable to the Business as well as an allocation of expenses related to facilities, functions and

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

services provided by our Parent. Allocation of general corporate expenses from our Parent include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. The allocated costs are deemed to be settled between the Business and the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Business. The allocations may not, however, reflect the expense the Business would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure.

Our Parent maintains various stock-based compensation plans at a corporate level. Employees of the Business participate in those programs and a portion of the compensation cost associated with those plans is included in the Business’s Combined Statements of Operations. Stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Business would have experienced as a stand-alone entity.

Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Business’s operations in each country as if it were a separate taxpayer (i.e., following the Separate Return Methodology).

The Combined Balance Sheets include all assets and liabilities that are specifically identifiable or otherwise attributable to the Business. Assets and liabilities shared between the Business and the Parent were included in the stand-alone financial statements to the extent the asset is primarily used by the Business. If the Business is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent has historically used a centralized approach to cash management and financing of its operations, as needed. Certain of our cash is transferred to the Parent according to centrally managed cash programs by treasury and the Parent funds our operating and investing activities as needed. Cash transfers to and from the Parent’s cash management accounts are reflected as a component of Parent company net investment in the Combined Balance Sheets. Cash and cash equivalents in our Combined Balance Sheets primarily represent cash held locally by entities included in our Combined Financial Statements.

None of the debt obligations of the Parent or corresponding interest expense have been included in the accompanying Combined Financial Statements, as the Business is neither the legal obligor, nor transferee for any portion of such debt. Our Parent’s debt obligations are secured by a lien on substantially all assets and properties of WDC, which includes assets and properties of the Business.

Fiscal Year

The Business’s fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every five to six years, we report a 53-week fiscal year to align the fiscal year with the foregoing policy. Fiscal year 2023 and 2022 which ended on June 30, 2023, and July 1, 2022, respectively, are comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Unless otherwise indicated, references herein to specific years and quarters are to fiscal years and fiscal quarters and references to financial information are on a combined basis.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Business currently operates as both a single operating and reportable segment.

Use of Estimates

Management has made estimates and assumptions relating to the reporting of certain assets and liabilities in conformity with U.S. GAAP. These estimates and assumptions have been applied using methodologies that are consistent throughout the periods presented with consideration given to the potential impacts of current macroeconomic conditions. However, actual results could differ materially from these estimates.

Cash Equivalents

The Business’s cash equivalents represent highly liquid investments in bank certificates of deposit with original maturities at purchase of three months or less. These deposits are typically in excess of U.S. insured limits. Cash equivalents are carried at cost plus accrued interest, which approximates fair value.

Equity Investments

The Business enters into certain strategic investments for the promotion of business and strategic objectives. The equity method of accounting is used if the Business’s ownership interest is greater than or equal to 20.0% but less than a majority or where the Business has the ability to exercise significant influence over operating and financial policies. The Business’s equity in the earnings or losses in equity-method investments is recognized in other income, net, in the Combined Statements of Operations. Equity earnings or losses in the Business’s investments in Flash Ventures (as defined in Note 9) are reported on a three-month lag.

If the Business’s ownership interest is less than 20.0% and the Business does not have the ability to exercise significant influence over operating and financial policies of the investee, the Business accounts for these investments at fair value, or if these equity securities do not have a readily determinable fair value, these securities are measured and recorded using the measurement alternative under Accounting Standards Update (“ASU”) No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which is cost minus impairment, if any, plus or minus changes resulting from observable price changes. These investments are recorded within Other non-current assets in the Combined Balance Sheets and are periodically analyzed to determine whether or not there are indicators of impairment.

Variable Interest Entities

The Business evaluates its investments and other significant relationships to determine whether any investee is a variable interest entity (“VIE”). If the Business concludes that an investee is a VIE, the Business evaluates its power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Business is the primary beneficiary of the investee. If the Business is the primary beneficiary of a VIE, the Business consolidates such entity and reflects the non-controlling interest of other beneficiaries of that entity. The Business does not have any investments in variable interest entities requiring consolidation.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The carrying value of notes receivable from Flash Ventures (as defined in Note 9) also approximates fair value for all periods presented because they bear variable market rates of interest. The fair value of investments that are not accounted for under the equity method is based on appropriate market information. The carrying amounts of Notes due to Parent and Notes due from Parent approximate their fair value as the notes are due on demand.

Inventories

The Business values inventories at the lower of cost (first-in, first-out) or net realizable value. Inventory write-downs are recorded for the valuation of inventory at the lower of cost or net realizable value by analyzing market conditions and estimates of future sales prices as compared to inventory costs and inventory balances.

The Business evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing estimated demand, inventory on hand, sales levels and other information and reduces inventory balances to net realizable value for excess and obsolete inventory based on this analysis. Unanticipated changes in technology or customer demand could result in a decrease in demand for one or more of the Business’s products, which may require a write down of inventory that could materially affect operating results.

Property, Plant and Equipment

Property and equipment are carried at cost less accumulated depreciation. The cost of property, plant and equipment is depreciated over the estimated useful lives of the respective assets. The Business’s buildings and improvements are depreciated over periods ranging from fifteen to thirty years. The majority of the Business’s machinery and equipment, software and furniture and fixtures, are depreciated on a straight-line basis over a period of two to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease terms.

Goodwill and Other Long-Lived Assets

Goodwill attributed to the Business represents the amount by which the purchase price of businesses acquired in a business combination exceeded the estimated fair value of acquired net assets.

Goodwill is not amortized. Instead, it is tested for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that goodwill may be impaired. The Business performs an annual impairment test as of the beginning of its fourth quarter or sooner if an indicator of impairment exists. The Business uses qualitative factors to determine whether goodwill is more likely than not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more likely than not impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

The Business is required to use judgment when applying the goodwill impairment test including the identification of reporting units, assignment of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit. In addition, the estimates used to determine the fair value of reporting units may change based on results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment.

The Business’s assessment resulted in no impairment of goodwill in fiscal year 2022. In fiscal year 2023, certain macroeconomic conditions caused the Business to perform a quantitative impairment analysis which resulted in a $671 million impairment of goodwill for the fiscal year ended June 30, 2023. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the goodwill impairment assessment that was performed.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Other long-lived assets are depreciated or amortized over their estimated useful lives based on the pattern in which the economic benefits are expected to be received. Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If impairment is indicated, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimates of fair value require evaluation of future market conditions and product lifecycles as well as projected revenue, earnings and cash flow. See Note 5, Supplemental Financial Statement Data, for additional disclosures related to the Business’s other intangible assets.

Revenue and Accounts Receivable

The Business recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to the customer. The transaction price to be recognized as revenue is adjusted for variable consideration, such as sales incentives, and excludes amounts collected on behalf of third parties, including taxes imposed by governmental authorities. The Business’s performance obligations are typically not constrained based on the Business’s history with similar transactions and the fact that uncertainties are resolved in a fairly short period of time.

Substantially all of the Business’s revenue is from the sale of tangible products for which the performance obligations are satisfied at a point in time, generally upon delivery. The Business’s services revenue mainly includes professional service arrangements and post contract customer support, warranty as a service and maintenance contracts. Similarly, revenue from patent licensing arrangements is recognized based on whether the arrangement provides the customer a right to use or right to access the IP. Revenue for a right to use arrangement is recognized at the time the control of the license is transferred to the customer. Revenue for a right to access arrangement is recognized over the contract period using the time lapse method. For the sales-based royalty arrangements, the Business estimates and recognizes revenue in the period in which customers’ licensable sales occur.

The Business’s customer payment terms are typically less than two months from the date control over the product or service is transferred to the customer. The Business uses the practical expedient and does not recognize a significant financing component for payment considerations of less than one year. The financing components of contracts with payment terms were not material.

The Business provides distributors and retailers, which we refer to collectively as resellers, with limited price protection for inventories held by resellers at the time of published list price reductions. The Business also provides resellers and original equipment manufacturers (“OEMs”) with other sales incentive programs. The Business records estimated variable consideration related to these items as a reduction to revenue at the time of revenue recognition. The Business uses judgment in its assessment of variable consideration in contracts to be included in the transaction price. The Business uses the expected value method to arrive at the amount of variable consideration. The Business constrains variable consideration until the likelihood of a significant revenue reversal is not probable and believes that the expected value method is the appropriate estimate of the amount of variable consideration based on the fact that the Business has a large number of contracts with similar characteristics.

For sales to OEMs, the Business’s methodology for estimating variable consideration is based on the amount of consideration expected to be earned based on the OEMs’ volume of purchases from the Business or other agreed-upon sales incentive programs. For sales to resellers, the Business’s methodology for estimating variable consideration is based on several factors including historical pricing information, current pricing trends and channel inventory levels. Differences between the estimated and actual amounts of variable consideration are recognized as adjustments to revenue.

Marketing development program costs are typically recorded as a reduction of the transaction price and, therefore, of revenue. The Business nets sales rebates against open customer receivable balances if the criteria to offset are met, otherwise they are recorded within other accrued liabilities.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

For contracts with multiple performance obligations, the Business evaluates whether each deliverable is a distinct promise and should be accounted for as a separate performance obligation. If a promised good or service is not distinct in accordance with the revenue guidance, the Business combines that good or service with the other promised goods or services in the arrangement until a distinct bundle of goods is identified. If applicable, the Business allocates the transaction price to the performance obligations of each distinct product or service, or distinct bundle, based on their relative standalone selling prices.

The Business records an allowance for doubtful accounts by analyzing specific customer accounts and assessing the risk of loss based on insolvency or other collection issues. In addition, the Business routinely analyzes the various receivable aging categories to establish reserves based on a combination of past due receivables and expected future losses. If the financial condition of a significant customer deteriorates resulting in its inability to pay its accounts when due, or if the Business’s overall loss trajectory changes significantly, an adjustment in the Business’s allowance for doubtful accounts would be required, which could materially affect operating results.

Warranty

The Business records an accrual for estimated warranty costs when revenue is recognized. The Business generally warrants its products for a period of one to five years, with a small number of products having a warranty ranging up to ten years or more. The warranty provision considers estimated product failure rates and trends, estimated replacement costs, estimated repair costs which include scrap costs and estimated costs for customer compensatory claims related to product quality issues, if any. For warranties ten years or greater, including lifetime warranties, the Business uses the estimated useful life of the product to calculate the warranty exposure. A statistical warranty tracking model is used to help prepare estimates and assist the Business in exercising judgment in determining the underlying estimates. The statistical tracking model captures specific detail on product reliability, such as factory test data, historical field return rates and costs to repair by product type. Management’s judgment is subject to a greater degree of subjectivity with respect to newly introduced products because of limited field experience with those products upon which to base warranty estimates. Management reviews the warranty accrual quarterly for products shipped in prior periods and which are still under warranty. Any changes in the estimates underlying the accrual may result in adjustments that impact current period gross profit and income. Such changes are generally a result of differences between forecasted and actual return rate experience and costs to repair and could differ significantly from the estimates.

Litigation and Other Contingencies

When the Business becomes aware of a claim or potential claim, the Business assesses the likelihood of any loss or exposure. The Business discloses information regarding each material claim where the likelihood of a loss contingency is probable or reasonably possible. If a loss contingency is probable and the amount of the loss can be reasonably estimated, the Business records an accrual for the loss. In such cases, there may be an exposure to potential loss in excess of the amount accrued. Where a loss is not probable but is reasonably possible or where a loss in excess of the amount accrued is reasonably possible, the Business discloses an estimate of the amount of the loss or range of possible losses for the claim if a reasonable estimate can be made, unless the amount of such reasonably possible losses is not material to the Business’s financial position, results of operations or cash flows. The ability to predict the ultimate outcome of such matters involves judgments, estimates and inherent uncertainties. The actual outcome of such matters could differ materially from management’s estimates. See Note 14, Legal Proceedings, for additional disclosures related to the Business’s litigation.

Advertising Expense

Advertising costs are expensed as incurred and amounted to $35 million and $47 million in 2023 and 2022, respectively. These expenses are included in Selling, general and administrative in the Combined Statements of Operations.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Research and Development Expense

Research and development (“R&D”) expenditures are expensed as incurred.

Income Taxes

Income taxes are calculated as if the Business files tax returns on a stand-alone basis separate from the Parent. The Business accounts for income taxes under the asset and liability method, which provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities and expected benefits of utilizing net operating loss (“NOL”) and tax credit carryforwards. The Business records a valuation allowance when it is more likely than not that the deferred tax assets will not be realized. Each quarter, the Business evaluates the need for a valuation allowance for its deferred tax assets and adjusts the valuation allowance so that the Business records net deferred tax assets only to the extent that it has concluded it is more likely than not that these deferred tax assets will be realized. The Business accounts for interest and penalties related to income taxes as a component of the provision for income taxes.

The Business recognizes liabilities for uncertain tax positions based on a two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50.0% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. The actual liability for unrealized tax benefits in any such contingency may be materially different from the Business’s estimates, which could result in the need to record additional liabilities for unrecognized tax benefits or potentially adjust previously recorded liabilities for unrealized tax benefits and may materially affect the Business’s operating results.

Stock-based Compensation Expense

The Business’s employees have historically participated in Parent’s stock-based compensation programs. Stock-based compensation expense has been attributed to the Business based on the awards and terms previously granted to the Business’s direct employees, as well as an allocation of Parent’s corporate and shared functional employee expenses.

Certain employees of the Business have been granted restricted stock or restricted stock units under which shares of the Parent’s common stock vest based on the passage of time or achievement of performance and market conditions. Under the Parent’s Employee Stock Purchase Plan (“ESPP”), eligible employees may authorize payroll deductions of up to 10.0% of their eligible compensation. The fair value of ESPP purchase rights issued is estimated at the date of grant of the purchase rights using the Black-Scholes-Merton option-pricing model. The Black-Scholes-Merton option-pricing model requires the input of assumptions such as the expected stock price volatility and the expected period until options are exercised. Purchase rights under the ESPP are generally granted on either June 1st or December 1st of each year.

Other Comprehensive Income (Loss), Net of Tax

Other comprehensive income (loss), net of tax refers to revenue, expenses, gains and losses that are recorded as an element of Equity but are excluded from net income (loss). The Business’s other comprehensive income (loss), net of tax is primarily comprised of unrealized gains or losses on foreign exchange contracts designated as cash flow hedges and foreign currency translation.

Derivative Contracts

The majority of the Business’s transactions are in U.S. dollars; however, some transactions are based in various foreign currencies. The Business purchases foreign exchange contracts to hedge the impact of foreign

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

currency exchange fluctuations on certain underlying assets, liabilities and commitments for Operating expenses and product costs denominated in foreign currencies. The purpose of entering into these hedging transactions is to minimize the impact of foreign currency fluctuations on the Business’s results of operations. Substantially all of these contract maturity dates do not exceed 12 months. All foreign exchange contracts are for risk management purposes only. The Business does not purchase foreign exchange contracts for speculative or trading purposes. The Business had foreign exchange contracts with commercial banks for British pound sterling, European euro, Japanese yen, Malaysian ringgit, Korean won and Israeli shekel, which had an aggregate notional amount of $4.2 billion, and $4.3 billion on June 30, 2023, and July 1, 2022, respectively.

If the derivative is designated as a cash flow hedge and is determined to be highly effective, the change in fair value of the derivative is initially deferred in Other comprehensive income (loss), net of tax. These amounts are subsequently recognized into earnings when the underlying cash flow being hedged is recognized into earnings. Recognized gains and losses on foreign exchange contracts are reported in cost of revenue and operating expenses and presented within cash flows from operating activities. Hedge effectiveness is measured by comparing the hedging instrument’s cumulative change in fair value from inception to maturity to the underlying exposure’s terminal value. The Business determined the ineffectiveness associated with its cash flow hedges to be immaterial to the Combined Financial Statements for the periods presented.

A change in the fair value of undesignated hedges is recognized in earnings in the period incurred and is reported in other income, net.

Leases

The Business leases certain domestic and international facilities under long-term, non-cancelable operating leases that expire at various dates through 2031. These leases include no material variable or contingent lease payments. Operating lease assets and liabilities are recognized based on the present value of the remaining lease payments discounted using the Business’s incremental borrowing rate. Operating lease assets also include prepaid lease payments minus any lease incentives. Extension or termination options present in the Business’s lease agreements are included in determining the right-of-use asset and lease liability when it is reasonably certain the Business will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Note 2. Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance” (“ASU 2021-10”). ASU 2021-10 increases the transparency of government assistance received by requiring most business entities to disclose information about government assistance received, including (1) the types of assistance, (2) the entity’s accounting for the assistance, and (3) the effect of the assistance on an entity’s financial statements. The Business adopted this standard on July 2, 2022, the first day of fiscal year 2023 and the adoption did not have a material impact on its Combined Financial Statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In September 2022, the FASB issued ASU No. 2022-04, “Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations.” This guidance requires entities that use supplier finance programs in connection with the purchase of goods and services to provide interim disclosures of the amount of outstanding supplier financed purchases and annual disclosure of rollforward information related to those programs. The ASU is effective for fiscal years beginning after December 15, 2022, which for the Business is the first quarter of 2024 (except for the amendment on rollforward information, which is effective for fiscal years beginning after December 15, 2023, which for the Business is the first quarter of 2025), with early adoption permitted. The Business is currently compiling the information required for these disclosures.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands on segment reporting requirements primarily through enhanced disclosures surrounding significant segment expenses. The ASU expands on existing segment reporting requirements to require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to an entity’s CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU calls for enhanced income tax disclosure requirements surrounding the tabular rate reconciliation and income taxes paid. The amendments are effective for the Business’s fiscal year 2026, with early adoption permitted. The Business is currently compiling the information required for these disclosures. These incremental disclosures will be required beginning with the Business’s financial statements for the year ending June 27, 2025. The Business expects to provide any required disclosures at that time.

Note 3. Geographic Information and Concentrations of Risk

Disaggregated Revenue

The Business’s broad portfolio of technology and products address multiple end markets. Cloud represents a large and growing end market comprised primarily of products for public or private cloud environments and enterprise customers. Through the Client end market, the Business provides its OEM and channel customers a broad array of high-performance flash solutions across personal computer, mobile, gaming, automotive, virtual reality headsets, at-home entertainment, and industrial spaces. The Consumer end market is highlighted by the Business’s broad range of retail and other end-user products, which capitalize on the strength of the Business’s product brand recognition and vast points of presence around the world.

The Business’s disaggregated revenue information is as follows:

	2023	2022
	(in millions)
Revenue by end market
Cloud	$500	$1,264
Client	3,637	6,038
Consumer	1,949	2,452

Total revenue	$6,086	$9,754

The Business’s operations outside the United States include manufacturing facilities in China, Japan, Malaysia, as well as sales offices throughout the Americas, Asia Pacific, Europe and the Middle East. The following tables summarize the Business’s operations by geographic area:

	2023	2022
	(in millions)
Net revenue[1]
United States	$1,133	$1,768
China	2,302	3,769
Hong Kong	690	1,324
Rest of Asia	898	1,391
Europe, Middle East and Africa	930	1,349
Other	133	153

Total	$6,086	$9,754

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

(1)

Net revenue is attributed to geographic regions based on the ship-to location of the customer. License and royalty revenue is attributed to countries based upon the location of the headquarters of the licensee.

Disaggregated Long-lived Assets

The Business’s long-lived assets, including property, plant, and equipment by geographic area, are as follows:

	2023	2022
	(in millions)
Long-lived assets[2]
United States	$154	$160
China	298	332
Malaysia	390	444
Rest of Asia	4	5
Europe, Middle East and Africa	87	98

Total	$933	$1,039

(2)	Long-lived assets include property, plant and equipment and are attributed to the geographic location in which they are located.

Customer Concentration and Credit Risk

The Business sells its products to computer manufacturers and OEMs, cloud service providers, resellers, distributors and retailers throughout the world. For the fiscal year 2023, one customer accounted for 15% of the Business’s net revenue. For fiscal year 2022, one customer accounted for 11% of the Business’s net revenue. For 2023 and 2022, the Business’s top 10 customers accounted for 47% and 47% of the Business’s net revenue, respectively.

The Business performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The Business maintains allowances for potential credit losses, and such losses have historically been within management’s expectations. At any given point in time, the total amount outstanding from any one of a number of its customers may be individually significant to the Business’s financial results. As of June 30, 2023, the Business had net accounts receivable of $539 million, and two customers accounted for 39% and 18% of the Business’s outstanding accounts receivable, respectively. As of July 1, 2022, the Business had net accounts receivable of $1,289 million, and two customers accounted for 16% and 15% of the Business’s outstanding accounts receivable, respectively. Reserves for potential credit losses were not material as of each period end.

The Business also has cash equivalent and investment policies that limit the amount of credit exposure to any one financial institution or investment instrument and requires that investments be made only with financial institutions or in investment instruments evaluated as highly credit-worthy.

Supplier Concentration

All of the Business’s flash products require silicon wafers for the memory and controller components. The Business’s flash memory wafers are currently supplied almost entirely from Flash Ventures (as defined in Note 9) and the Business’s controller wafers are all manufactured by third-party sources. The failure of any of these sources to deliver silicon wafers could have a material adverse effect on the Business’s business, financial condition and results of operations.

In addition, some key components are purchased from single source vendors for which alternative sources are currently not available. Shortages could occur in these essential materials due to an interruption of supply or

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

increased demand in the industry. If the Business was unable to procure certain of such materials, the Business’s sales could decline, which could have a material adverse effect upon its results of operations. The Business also relies on third-party subcontractors to assemble and test a portion of its products. The Business does not have long-term contracts with some of these subcontractors and cannot directly control product delivery schedules or manufacturing processes. This could lead to product shortages or quality assurance problems that could increase the manufacturing costs of the Business’s products and have material adverse effects on the Business’s operating results.

Note 4. Revenues

Contract assets represent the Business’s rights to consideration where performance obligations are completed but the customer payments are not due until another performance obligation is satisfied. The Business did not have any contract assets as of June 30, 2023, or July 1, 2022. Contract liabilities relate to customers’ payments in advance of performance under the contract and primarily relate to remaining performance obligations under professional service and support and maintenance contracts. Contract liabilities as of June 30, 2023, and July 1, 2022, and changes in contract liabilities during 2023 and 2022 were not material.

The Business incurs sales commissions and other direct incremental costs to obtain sales contracts. The Business has applied the practical expedient to recognize the direct incremental costs of obtaining contracts as an expense when incurred if the amortization period is expected to be one year or less or the amount is not material, with these costs charged to selling, general and administrative expenses. The Business had no direct incremental costs to obtain contracts that have an expected benefit of greater than one year.

The Business applies the practical expedients and does not disclose transaction price allocated to the remaining performance obligations for (i) arrangements that have an original expected duration of one year or less, which mainly consist of the support and maintenance contracts, and (ii) variable consideration amounts for sale-based or usage-based royalties for intellectual property license arrangements, which typically range longer than one year. Remaining performance obligations are mainly attributed to right-to-access patent license arrangements, professional service arrangements and customer support and service contracts which will be recognized over the remaining contract period. The transaction price allocated to the remaining performance obligations as of June 30, 2023, was not material.

Note 5. Supplemental Financial Statement Data

Goodwill

The following table provides a summary of goodwill activity for the period:

(in millions)
Balance at July 2, 2021	$7,912
Reduction in goodwill in connection with disposition of business	(14)
Foreign currency translation adjustment	(11)

Balance at July 1, 2022	$7,887

Impairment	(671)
Foreign currency translation adjustment	(4)

Balance at June 30, 2023	$7,212

The Business determined that its single operating segment was also its single reporting unit. Goodwill is not amortized. Instead, it is tested for impairment annually as of the beginning of the Business’s fourth quarter, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Business uses

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

qualitative factors to determine whether goodwill is more-likely-than-not impaired and whether a quantitative test for impairment is considered necessary. If the Business concludes from the qualitative assessment that goodwill is more-likely-than-not-impaired, the Business is required to perform a quantitative approach to determine the amount of impairment.

Management identified several factors, including changes in industry and macroeconomic conditions, that warranted a quantitative analysis of impairment for the Business during fiscal year 2023. The fair value of the operating segment was based on a weighting of two valuation methodologies: an income approach and a market approach.

The income approach was based on the present value of the projected discounted cash flows (“DCF”) expected to be generated by the operating segment. Those projections required the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions, which included, among other factors, revenue growth rates, gross margins, operating costs, capital expenditures, assumed tax rates and other assumptions deemed reasonable by management. The present value was based on applying a weighted average cost of capital (“WACC”) which considered long-term interest rates and cost of equity based on the Business’s risk profile.

The market approach was based on a guideline Business method, which analyzed market multiples of revenue for a group of comparable public companies.

The Business reconciled the aggregated estimated fair value of the operating segment to our Parent’s market capitalization, including consideration of a control premium representing the estimated amount a market participant would pay to obtain a controlling interest in the Business.

Management determined that the carrying value of the reporting unit exceeded its fair value as derived from the valuation methodologies described above, resulting in recognition of a $671 million impairment charge for the fiscal year ended June 30, 2023.

The Business is required to use judgment when assessing goodwill for impairment, including evaluating the impact of industry and macroeconomic conditions and the determination of the fair value of the reporting unit. In addition, the estimates used to determine the fair value of the reporting unit as well as the actual carrying value may change based on future changes in the Business’s results of operations, macroeconomic conditions or other factors. Changes in these estimates could materially affect the Business’s assessment of the fair value and goodwill impairment. In addition, if negative macroeconomic conditions continue or worsen, goodwill could become further impaired, which could result in an additional impairment charge and materially adversely affect the Business’s financial condition and results of operations.

In May 2022, the Business made a decision to exit its RISC-V development operations and completed the sale of a portion of the business for a price of $25 million. The sale of this business included the transfer of a small number of employees and an immaterial amount of other tangible and intangible assets as well as goodwill. The transaction resulted in a gain of approximately $9 million recorded in employee termination, asset impairment and other charges in the Combined Statements of Operations for the fiscal year ended July 1, 2022. The revenues and expenses related to this business were not material to the Combined Financial Statements and did not qualify to be reported as a discontinued operation. The operating results of this business have been reflected in the Business’s results from continuing operations in the Combined Statements of Operations through the date of disposition.

Accounts receivable, net

From time to time, in connection with factoring agreements, our Parent sells certain of our trade accounts receivable without recourse to third-party purchasers in exchange for cash. In 2023 and 2022, the Parent sold

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

trade accounts receivable of the Business and received cash proceeds of $370 million and $103 million, respectively. The discounts on the trade accounts receivable sold during the periods were not material and were recorded within other income, net in the Combined Statements of Operations. As of June 30, 2023, and July 1, 2022, the amount of factored receivables that remained outstanding was $70 million and $89 million, respectively.

Inventories

	June 30, 2023	July 1, 2022
	(in millions)
Inventories:
Raw materials and component parts	$1,754	$1,327
Work-in-process	182	287
Finished goods	333	378

Total inventories	$2,269	$1,992

Property, plant and equipment, net

	June 30, 2023	July 1, 2022
	(in millions)
Property, plant and equipment:
Land	$35	$35
Buildings and improvements	479	462
Machinery and equipment	2,280	2,129
Computer equipment and software	121	111
Furniture and fixtures	15	13
Construction-in-process	86	117

Property, plant and equipment, gross	3,016	2,867
Accumulated depreciation	(2,083)	(1,828)

Property, plant and equipment, net	$933	$1,039

Depreciation expense for property, plant and equipment totaled $315 million and $306 million in 2023 and 2022, respectively.

Intangible assets

The following tables present intangible assets as of June 30, 2023, and July 1, 2022:

	June 30, 2023
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in millions)
Finite:
Existing technology	3	$3,749	$(3,749)	$—
Trade names and trademarks	7	620	(620)	—
Customer relationships	6	473	(473)	—
Other	2	130	(130)	—

Total finite intangible assets		4,972	(4,972)	—

Total intangible assets		$4,972	$(4,972)	$—

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

	July 1, 2022
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in millions)
Finite:
Existing technology	3	$3,749	$(3,749)	$—
Trade names and trademarks	7	620	(544)	76
Customer relationships	6	473	(416)	57
Other	2	130	(130)	—

Total finite intangible assets		4,972	(4,839)	133

Total intangible assets		$4,972	$(4,839)	$133

During 2023 and 2022, the Business did not record any impairment charges related to finite-lived intangible assets.

Intangible assets are amortized over the estimated useful lives based on the pattern in which the economic benefits are expected to be received. As of June 30, 2023, all finite-lived intangible assets were fully amortized. Intangible asset amortization was as follows:

	2023	2022
	(in millions)
Intangible asset amortization	$133	$219

Product warranty liability

Changes in the warranty accrual were as follows:

	2023	2022
	(in millions)
Warranty accrual, beginning of period	$52	$48
Charges to operations	30	35
Utilization	(26)	(19)
Changes in estimate related to pre-existing warranties	(14)	(12)

Warranty accrual, end of period	$42	$52

The current portion of the warranty accrual is classified in accrued expenses and the long-term portion is classified in other liabilities as noted below:

	2023	2022
	(in millions)
Warranty accrual:
Current portion (included in Accrued expenses)	$23	$31
Long-term portion (included in Other liabilities)	19	21

Total warranty accrual	$42	$52

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Other liabilities

Other liabilities are as follows:

	2023	2022
	(in millions)
Other liabilities:
Non-current net tax payable	$30	$22
Other non-current liabilities	149	175

Total other liabilities	$179	$197

Accumulated other comprehensive loss

Accumulated other comprehensive loss (“AOCL”), net of tax refers to expenses, gains and losses that are recorded as an element of equity but are excluded from net income (loss). The following table illustrates the changes in the balances of each component of AOCL:

	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Derivative Contracts	Total Accumulated Comprehensive Loss
	(in millions)
Balance at July 2, 2021	$(23)	$(67)	$(90)
Other comprehensive loss	(107)	(245)	(352)
Income tax benefit related to items of other comprehensive loss	—	35	35

Net current-period other comprehensive loss	(107)	(210)	(317)

Balance at July 1, 2022	(130)	(277)	(407)
Other comprehensive income (loss)	(35)	128	93
Income tax expense related to items of other comprehensive income (loss)	—	(29)	(29)

Net current-period other comprehensive income (loss)	(35)	99	64

Balance at June 30, 2023	$(165)	$(178)	$(343)

Note 6. Fair Value Measurements and Investments

Financial Instruments Carried at Fair Value

Financial assets and liabilities that are remeasured and reported at fair value at each reporting period are classified and disclosed in one of the following three levels:

Level 1.	Quoted prices in active markets for identical assets or liabilities.

Level 2.	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3.	Inputs that are unobservable for the asset or liability and that are significant to the fair value of the assets or liabilities.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The following tables present information about the Business’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023, and July 1, 2022, and indicate the fair value hierarchy of the valuation techniques utilized to determine such values:

	June 30, 2023
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Foreign exchange contracts	$—	$31	$—	$31

Total assets at fair value	$—	$31	$—	$31

Liabilities:
Foreign exchange contracts	$—	$171	$—	$171

Total liabilities at fair value	$—	$171	$—	$171

	July 1, 2022
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Foreign exchange contracts	$—	$55	$—	$55

Total assets at fair value	$—	$55	$—	$55

Liabilities:
Foreign exchange contracts	$—	$272	$—	$272

Total liabilities at fair value	$—	$272	$—	$272

Foreign Exchange Contracts

The Business’s foreign exchange contracts are short-term contracts to hedge the Business’s foreign currency risk. Foreign exchange contracts are valued using an income approach that is based on a present value of future cash flows model. The market-based observable inputs for the model include forward rates and credit default swap rates. For more information on the Business’s foreign exchange contracts, see Note 7, Derivative Instruments and Hedging Activities. Derivative assets and liabilities are reflected in the Business’s Combined Balance Sheets under other current assets and accrued expenses, respectively.

During 2023 and 2022, the Business had no transfers of financial assets and liabilities between levels and there were no changes in valuation techniques and the inputs used in the fair value measurement.

Note 7. Derivative Instruments and Hedging Activities

As of June 30, 2023, the Business had outstanding foreign exchange forward contracts that were designated as either cash flow hedges or non-designated hedges. Substantially all of the contract maturity dates of these foreign exchange forward contracts do not exceed 12 months. As of June 30, 2023, the Business did not have any derivative contracts with credit-risk-related contingent features.

Changes in fair values of the non-designated foreign exchange contracts are recognized in other income, net and are largely offset by corresponding changes in the fair values of the foreign currency denominated monetary assets and liabilities. For 2023 and 2022, total net realized and unrealized transaction and foreign exchange contract currency losses were $5 million and $4 million, respectively.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Note 8.  Employee Benefit Plans

Defined Benefit Plans

The Business sponsors a defined benefit pension plan that is solely available for employees located in South Korea. As of June 30, 2023, and July 1, 2022, the plan had a net unfunded status of $5 million, respectively, reported within other liabilities on the Combined Balance Sheets. Total pension expense included in cost of revenue, research and development and selling, general and administrative in the Combined Statements of Operations was $0.2 million for each of the fiscal years ended June 30, 2023, and July 1, 2022. No employees of the Business participate in defined benefit pension plans sponsored by the Parent or its subsidiaries.

Defined Contribution Plans

Our eligible employees participate in a 401(k)-matching program, Western Digital Corporation 401(k) Plan (the “Plan”), maintained by the Parent. The Plan covers substantially all domestic employees, subject to certain eligibility requirements. Eligible employees receive employer matching contributions immediately upon hire unless the individual is covered by a collective bargaining agreement, provides services as a consultant, intern, independent contractor, leased or temporary employee, or otherwise is not treated as a common-law employee.

Through December 31, 2021, eligible employees were generally able to contribute up to 75% of their eligible compensation on a combined pre-tax and Roth basis, 10% on a combined pre-tax catch-up and Roth catch-up basis, and 10% on a non-Roth after-tax basis subject to Internal Revenue Service (“IRS”) limitations. Effective January 1, 2022, eligible employees are generally able to contribute up to 85% of their eligible compensation on a combined pre-tax and Roth basis regardless of age, and 10% of their eligible compensation on an after-tax basis by payroll withholding. The Business may make a basic matching contribution equal to 50% of each eligible participant’s contribution that does not exceed 6% of the eligible participant’s annual compensation in the year of contribution. Furthermore, the Business’s employer matching contributions vest immediately. Contributions, including the Business’s matching contribution to the Plan, are recorded as soon as administratively possible after the Business makes payroll deductions from Plan participants.

Effective February 18, 2023, the Business announced its decision to suspend matching contributions through the end of the calendar year 2023. The Business resumed matching contributions on January 1, 2024.

For 2023 and 2022, Plan contributions attributable to the Business were $9 million and $15 million, respectively.

Note 9. Related Parties and Related Commitments and Contingencies

Flash Ventures

The Business procures substantially all of its flash-based memory wafers from its business ventures with Kioxia Corporation (“Kioxia”), which consists of three separate legal entities: Flash Partners Ltd. (“Flash Partners”), Flash Alliance Ltd. (“Flash Alliance”), and Flash Forward Ltd. (“Flash Forward”), collectively referred to as “Flash Ventures.” The Business has a 49.9% ownership interest and Kioxia has a 50.1% ownership interest in each of these entities. Through Flash Ventures, the Business and Kioxia collaborate in the development and manufacture of flash-based memory wafers, which are manufactured by Kioxia at its wafer fabrication facilities located in Japan using semiconductor manufacturing equipment individually owned or leased by each Flash Ventures entity. Each Flash Ventures entity purchases wafers from Kioxia at cost and then resells those wafers to the Business and Kioxia at cost plus a markup.

Flash Partners. Flash Partners was formed in 2004 in connection with the construction of Kioxia’s “Y3” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Flash Alliance. Flash Alliance was formed in 2006 in connection with the construction of Kioxia’s “Y4” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan.

Flash Forward. Flash Forward was formed in 2010 in connection with the construction of Kioxia’s “Y5” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. Y5 was built in two phases of approximately equal size.

New Y2. The Business has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “New Y2” 300-millimeter wafer fabrication facility located in Yokkaichi, Japan. New Y2 primarily provided additional clean room space to convert a portion of 2-dimensional (“2D”) flash-based wafer production capacity to 3-dimensional (“3D”) flash-based wafer production capacity. Production of flash-based wafers in New Y2 started in 2016.

Y6. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “Y6” 300-millimeter wafer fabrication facility in Yokkaichi, Japan. Y6 is primarily intended to provide clean room space to continue the transition of existing 2D flash-based wafer capacity to 3D flash-based wafer production capacity. Production of flash-based wafers in Y6 started in 2018.

K1. The Business also has a facility agreement with Kioxia related to the construction and operation of Kioxia’s “K1” 300-millimeter wafer fabrication facility in Kitakami, Japan. The primary purpose of K1 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer technology nodes. K1 is now fully operational. In connection with the start-up of this facility, as of June 30, 2023, the Business has made prepayments toward future K1 building depreciation aggregating approximately $220 million which are to be credited against future wafer charges.

Y7. In January 2022, the Business entered into additional agreements regarding Flash Ventures’ investment in a new wafer fabrication facility currently under construction in Yokkaichi, Japan, referred to as “Y7.” The primary purpose of Y7 is to provide clean room space to continue the transition of existing flash-based wafer capacity to newer flash technology nodes. The first phase of construction of Y7 is now complete and has commenced output. The Business is committed to pay, among other things, the remainder of prepayments toward future Y7 building depreciation prepayments aggregating approximately $21 million in 2024. The prepayments can be used to credit against future wafer charges. As of June 30, 2023, approximately $355 million of prepayments were available to be credited against future wafer charges.

The Business accounts for its ownership position of each entity within Flash Ventures under the equity method of accounting. The financial and other support provided by the Business in all periods presented was either contractually required or the result of a joint decision to expand wafer capacity, transition to new technologies or refinance existing equipment lease commitments. Entities within Flash Ventures are VIEs. The Business evaluated whether it is the primary beneficiary of any of the entities within Flash Ventures for all periods presented and determined that it is not the primary beneficiary of any of the entities within Flash Ventures because it does not have a controlling financial interest in any of those entities. In determining whether the Business is the primary beneficiary, the Business analyzed the primary purpose and design of Flash Ventures, the activities that most significantly impact Flash Ventures’ economic performance, and whether the Business had the power to direct those activities. The Business concluded, based upon its 49.9% ownership, the voting structure and the manner in which the day-to-day operations are conducted for each entity within Flash Ventures, that the Business lacked the power to direct most of the activities that most significantly impact the economic performance of each entity within Flash Ventures.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The following table presents the notes receivable from, and equity investments in, Flash Ventures as of June 30, 2023, and July 1, 2022:

	June 30, 2023	July 1, 2022
	(in millions)
Notes receivable, Flash Partners	$37	$27
Notes receivable, Flash Alliance	48	55
Notes receivable, Flash Forward	709	793
Investment in Flash Partners	160	171
Investment in Flash Alliance	274	268
Investment in Flash Forward	183	176

Total notes receivable and investments in Flash Ventures	$1,411	$1,490

During 2023 and 2022, the Business made net payments to Flash Ventures of $4.2 billion and $4.7 billion for purchased flash-based memory wafers and net loans.

The Business makes, or will make, loans to Flash Ventures to fund equipment investments for new process technologies and additional wafer capacity. The Business aggregates its Flash Ventures’ notes receivable into one class of financing receivables due to the similar ownership interest and common structure in each Flash Venture entity. For all reporting periods presented, no loans were past due, and no loan impairments were recorded. The Business’s notes receivable from each Flash Ventures entity, denominated in Japanese yen, are secured by equipment owned by that Flash Ventures entity.

As of June 30, 2023, and July 1, 2022, the Business had accounts payable balances due to Flash Ventures of $292 million and $315 million, respectively.

The Business’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with Flash Ventures, based upon the Japanese yen to U.S. dollar exchange rate at June 30, 2023, is presented below. Investments in Flash Ventures are denominated in Japanese yen, and the maximum estimable loss exposure excludes any cumulative translation adjustment due to revaluation from the Japanese yen to the U.S. dollar.

June 30, 2023
(in millions)
Notes receivable	$794
Equity investments	617
Operating lease guarantees	1,694
Inventory and prepayments	1,147

Maximum estimable loss exposure	$4,252

As of June 30, 2023, and July 1, 2022, the Business’s Parent company net investment included undistributed earnings of Flash Ventures of $165 million and $131 million, respectively.

The Business is obligated to pay for variable costs incurred in producing its share of Flash Ventures’ flash-based memory wafer supply, based on its three-month forecast, which generally equals 50.0% of Flash Ventures’ output. In addition, the Business is obligated to pay for half of Flash Ventures’ fixed costs regardless of the output the Business chooses to purchase. The Business is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers. In addition, the Business is committed to fund 49.9% to 50.0% of each Flash Ventures entity’s capital investments to the extent that Flash Ventures entity’s operating cash flow is insufficient to fund these investments.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Flash Ventures has historically operated near 100% of its manufacturing capacity. During 2023, as a result of flash business conditions, the Business temporarily reduced its utilization of its share of Flash Ventures’ manufacturing capacity to an abnormally low level to more closely align the Business’s flash-based wafer supply with projected demand. In 2023, the Business incurred costs of $286 million associated with the reduction in utilization related to Flash Ventures, which was recorded as a charge to Cost of revenue.

In February 2022, contamination of certain material used in manufacturing processes occurred at both the Yokkaichi and Kitakami, Japan fabrication facilities, resulting in damage to inventory units in production, a temporary disruption to production operations and a reduction in the Business’s flash wafer availability. During 2022, the Business incurred charges of $207 million related to this contamination incident that were recorded in cost of revenue, which primarily consisted of scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity and under absorption of overhead costs.

Inventory Purchase Commitments with Flash Ventures.

Purchase orders placed under Flash Ventures for up to three months are binding and cannot be canceled.

Research and Development Activities.

The Business participates in common R&D activities with Kioxia and is contractually committed to a minimum funding level. R&D commitments are immaterial to the Combined Financial Statements.

Off-Balance Sheet Liabilities

Flash Ventures sells to and leases back from a consortium of financial institutions a portion of its tools and has entered into equipment lease agreements of which the Business guarantees half or all of the outstanding obligations under each lease agreement. The lease agreements are subject to customary covenants and cancellation events related to Flash Ventures and each of the guarantors. The occurrence of a cancellation event could result in an acceleration of Flash Ventures’ obligations and a call on the Business’s guarantees.

The following table presents the Business’s portion of the remaining guarantee obligations under the Flash Ventures’ lease facilities in both Japanese yen and U.S. dollar-equivalent, based upon the Japanese yen to U.S. dollar exchange rate as of June 30, 2023:

	Lease Amounts
	(Japanese yen, in billions)	(U.S. dollar, in millions)
Total guarantee obligations	¥245	$1,694

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The following table details the breakdown of the Business’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the end of the term of the Flash Ventures lease agreements, in annual installments as of June 30, 2023, in U.S. dollars, based upon the Japanese yen to U.S. dollar exchange rate as of June 30, 2023:

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms	Guarantee Amount
	(in millions)
2024	$467	$90	$557
2025	269	82	351
2026	309	125	434
2027	115	106	221
2028 and thereafter	29	102	131

Total guarantee obligations	$1,189	$505	$1,694

The Business and Kioxia have agreed to mutually contribute to, and indemnify each other and Flash Ventures for, environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances. The Business has not made any indemnification payments, nor recorded any indemnification receivables, under any such agreements. As of June 30, 2023, no amounts have been accrued in the Combined Financial Statements with respect to these indemnification agreements.

Unis Ventures

WDC also has a joint venture with Unisplendour Corporation Limited and Unissoft (Wuxi) Group Co. Ltd. (“Unis”), referred to as the “Unis Venture”, to market and sell our products in China and to develop data storage systems for the Chinese market in the future. Pursuant to the separation and distribution agreement, it is expected that the Unis Venture will be minority owned by Spinco and majority owned by Unis following the separation. The Unis Venture has not historically been managed as a component of Spinco and as such the related equity method investment is not reflected within our historical combined financial statements. For the years ended June 30, 2023, and July 1, 2022, the Business recognized approximately 2% and 1% of its combined revenue on products distributed by the Unis Venture, respectively. The outstanding accounts receivable due from the Unis Venture was 2% and 2% of Accounts receivable, net as of June 30, 2023, and July 1, 2022, respectively.

Related Party Transactions

Notes Due to (from) Parent

The Business receives financing from certain of the Parent’s subsidiaries in the form of borrowings under revolving credit agreements and promissory notes to fund activities primarily related to Flash Ventures. Additionally, cash generated by the Business may be lent via promissory notes to certain of the Parent’s subsidiaries for use in general corporate purposes. Outstanding balances due under these financing arrangements are due on demand. As of June 30, 2023, and July 1, 2022, the amounts outstanding under these financing arrangements were $919 million and $950 million, respectively, reported in notes due to Parent, and $63 million and $591 million, respectively, reported in notes due from Parent on the Combined Balance Sheets. Related interest expense was $29 million and $13 million, respectively, for the years ended 2023 and 2022. Interest income was $16 million and $3 million, respectively, for the years ended 2023 and 2022. These amounts have been recorded within interest expense and interest income in the Combined Statements of Operations.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The following presents a summary of the outstanding borrowings between the Business and subsidiaries of the Parent as of June 30, 2023, and July 1, 2022:

Notes due to (from) Parent	Interest Rate	June 30, 2023	July 1, 2022
Notes due from Parent		(in millions)
Notes due from Parent $40M – Dec. 19, 2018	.15% through Dec. 2021, .33% through Dec. 2022 and 4.55% through Maturity Date	$(40)	$(40)
Notes due from Parent $10M – Mar. 29, 2019	1.5% through Mar. 2022, .97% through Mar. 2023, and 4.5% through Maturity Date	(10)	(10)
Notes due from Parent $8M – Jul. 25, 2019	.18% through Jul. 2021, .12% through Jul. 2022, and 2.37% through Maturity Date	(8)	(8)
Revolving Credit Agreement due from Parent $1B – Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	(4)	(533)
Revolving Credit Agreement due from Parent $100M Oct. 27, 2021	LIBOR Rate + 150 basis points	(1)	—

Total Notes due from Parent		(63)	(591)
Notes due to Parent
Notes due to Parent $500M – Nov. 25, 2014	1-year swap + 2%	467	448
Revolving Credit Agreement due to Parent $1B – Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	29	115
Revolving Credit Agreement due to Parent $100M – Aug. 20, 2021	LIBOR Rate + 150 basis points	77	77
Notes Due to Parent $42B Yen – Apr. 29, 2014	TIBOR + .35%	291	310
Revolving Credit Agreement due to Parent $1B— Dec. 20, 2019	AFR Rate (USD) or TIBOR + .35% (YEN)	24	—
Notes Due to Parent $60M – Feb. 22, 2023	Safe Notice Rate – 6.698%	31	—

Total Notes due to Parent		919	950

	Total Notes due to Parent, net	$ 856	$ 359

Allocation of Corporate expenses

For the periods presented, the Parent has provided various corporate services to the Business in the ordinary course of business, including executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount, revenue or other relevant measures. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The table below summarizes the impact of expense allocations from WDC within the Combined Statements of Operations for the years ended June 30, 2023, and July 1, 2022:

	2023	2022
	(in millions)
Employee termination, asset impairment and other charges	$61	$(2)
Selling general, and administrative	452	470
Research and development	750	884

Total allocation of Corporate expenses	$1,263	$1,352

Our historical financial statements do not purport to reflect what results of operations, financial position, equity or cash flows would have been if we had operated as a stand-alone Business during the periods presented.

Cash Management

WDC provides funding for our operating and investing activities including pooled cash managed by WDC treasury to fund operating expenses and capital expenditures. WDC also directly collects certain of our receivables. These activities are reflected as a component of Parent company net investment, and this arrangement is not reflective of the manner in which we would operate on a standalone business separate from WDC during the periods presented.

Parent Company Net Investment

Parent company net investment on the Combined Balance Sheets represents WDC’s historical investment in the Business, the net effect of transactions with and allocations from WDC, the Business’s retained earnings and cumulative effect adjustments from the adoption of new accounting standards.

Net Transfers from (to) Parent

A reconciliation of Net transfers from (to) Parent on the Combined Statements of Changes in Parent Company Net Investment to the corresponding amounts on the Combined Statements of Cash Flows is as follows:

	2023	2022
	(in millions)
Net transfers from (to) Parent per Combined Statements of Changes in Parent Company Net Investment	$376	$(922)
Property, plant and equipment, net transferred from Parent	(18)	(13)
Deferred taxes, net transferred to Parent	2	2
Notes due from Parent transferred (from) to Parent	316	—

Net transfers from (to) Parent per Combined Statements of Cash Flows	$676	$(933)

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Note 10. Leases and Other Commitments

Leases

The following table summarizes supplemental balance sheet information related to operating leases as of June 30, 2023:

Lease Amounts
(in millions)
Minimum lease payments by fiscal year:
2024	$15
2025	14
2026	15
2027	14
2028	13
Thereafter	41

Total future minimum lease payments	112
Less: Imputed interest	12

Present value of lease liabilities	100
Less: Current portion (included in accrued expenses)	13

Long-term operating lease liabilities (included in other liabilities)	$87

Operating lease right-of-use assets (included in other non-current assets)	$93
Weighted average remaining lease term in years	7.8
Weighted average discount rate	3.0%

The following tables summarize supplemental disclosures of operating cost and cash flow information related to operating leases for the years ended June 30, 2023, and July 1, 2022:

	2023	2022
	(in millions)
Cash paid for operating leases	$14	$10
Operating lease assets obtained in exchange for operating lease liabilities	3	107

Cost of operating leases was as follows:

	2023	2022
	(in millions)
Cost of operating leases	$21	$22

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Purchase Agreements and Other Commitments

In the normal course of business, the Business enters into purchase orders with suppliers for the purchase of components used to manufacture its products. These purchase orders generally cover forecasted component supplies needed for production during the next quarter, are recorded as a liability upon receipt of the components, and generally may be changed or canceled at any time prior to shipment of the components. The Business also enters into long-term agreements with suppliers that contain fixed future commitments, which are contingent on certain conditions such as performance, quality and technology of the vendor’s components. As of June 30, 2023, the Business had the following minimum long-term commitments:

Long-term commitments
(in millions)
Fiscal year:
2024	$37
2025	22
2026	29
2027	20
2028	20
Thereafter	130

Total	$258

Note 11. Stock-based Compensation Expense

Certain of our employees participate in our Parent’s equity-based incentive plans. Under the Western Digital Corporation 2021 Equity Incentive Plan (the “2021 Plan”), the Western Digital Corporation Amended and Restated 2017 Performance Incentive Plan (the “2017 Plan”), and the SanDisk Corporation 2013 Incentive Plan (“SanDisk Plan”), a plan assumed in connection with the acquisition of SanDisk Corporation by our Parent, our employees were awarded stock-based incentive awards in a number of forms, including nonqualified stock options. Upon the effective date of the 2021 Plan, no new awards were granted under the 2017 Plan. The types of awards that may be granted under the 2021 Plan include stock options, stock appreciation rights (“SARs”), RSUs, PSUs, restricted stock and other forms of awards granted or denominated in the Parent’s common stock or units of the Parent’s common stock, as well as cash awards. Awards granted to our employees under the incentive plans generally vest over periods ranging from two to four years. We measure stock-based compensation for all stock-based incentive awards at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards. Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. We include the related expense in operating expense (selling, general, and administrative) and cost of revenue on our Combined Statements of Operations, depending on the nature of the employee’s role in our operations.

The table below summarizes total costs charged to the Business related to the Business’s employees’ participation in our Parent’s incentive plan during the years ended June 30, 2023, and July 1, 2022:

	2023	2022
	(in millions)
Cost of revenue	$19	$18
Selling general, and administrative	58	59
Research and development	88	94

Total	$165	$171

Total unrecognized stock-based compensation expense associated with our employees was $226 million as of June 30, 2023. Vesting of certain of these awards would be accelerated in the event of separation of the

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Business into an independent publicly traded company through a pro rata distribution to WDC’s common stockholders and upon a change in control of the Business. The amount of awards subject to acceleration is contingent upon the form of a separation transaction.

Note 12. Income Tax Expense

Income (loss) Before Taxes

The domestic and foreign components of Income (loss) before taxes were as follows:

	2023	2022
	(in millions)
Foreign	$(2,253)	$276
U.S.	251	958

Income (loss) before taxes	$(2,002)	$1,234

Income Tax Expense

The components of the income tax expense were as follows:

	2023	2022
	(in millions)
Current:
Foreign	$138	$84
U.S. - Federal	76	141
U.S. - State	8	13

	222	238

Deferred:
Foreign	(15)	24
U.S. - Federal	(65)	(82)
U.S. - State	(1)	(10)

	(81)	(68)

Total income tax expense	$141	$170

The Tax Cuts and Jobs Act (the “2017 Act”), enacted on December 22, 2017, includes a broad range of tax reform proposals affecting businesses. Our Parent completed its accounting for the tax effects of the enactment of the 2017 Act during the second quarter of 2019. However, the U.S. Treasury and the IRS have issued tax guidance on certain provisions of the 2017 Act since the enactment date, and the Business anticipates the issuance of additional regulatory and interpretive guidance. The Parent applied a reasonable interpretation of the 2017 Act along with the then-available guidance in finalizing its accounting for the tax effects of the 2017 Act. Any additional regulatory or interpretive guidance would constitute new information, which may require further refinements to the Business’s estimates in future periods.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which contained significant law changes related to tax, climate, energy and health care. The tax measures include, among other things, a corporate alternative minimum tax (“CAMT”) of 15% on corporations with three-year average annual adjusted financial statement income (“AFSI”) exceeding $1.00 billion. The corporate alternative minimum tax will be effective for the Business beginning with 2024 and the Business is currently evaluating the potential effects of these legislative changes.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Deferred Taxes

Temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities were as follows:

	June 30, 2023	July 1, 2022
	(in millions)
Deferred tax assets:
Sales related reserves and accrued expenses not currently deductible	$56	$61
Accrued compensation and benefits not currently deductible	7	20
Other current accruals	19	19
Net operating loss carryforward	15	17
Share based compensation	17	18
Long-lived assets	28	38
Lease liability	28	(2)
Unrealized gain (loss)	44	75
Other	1	3

Total deferred tax assets	215	249
Deferred tax liabilities:
Intangibles	(13)	(112)
Foreign withholding tax	(93)	(103)
ROU asset	(26)	4
Other	(9)	(10)

Total deferred tax liabilities	(141)	(221)

Valuation allowances	(26)	(28)

Deferred tax assets, net	$48	$—

Deferred tax assets and deferred tax liabilities are shown on the Combined Balance Sheets netted on a jurisdictional basis.

The assessment of valuation allowances against deferred tax assets requires estimations and significant judgment. The Business continues to assess and adjust its valuation allowance based on operating results and market conditions. After weighing both the positive and negative evidence available, including, but not limited to, earnings history, projected future outcomes, industry and market trends and the nature of each of the deferred tax assets, the Business determined that it is able to realize most of its deferred tax assets with the exception of certain loss and credit carryforwards.

The Business is permanently reinvested with respect to certain foreign earnings. There is no unrecognized deferred tax liability associated with the repatriation of these foreign undistributed earnings as it can be achieved without additional federal tax consequences.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Effective Tax Rate

Reconciliation of the U.S. federal statutory rate to the Business’s effective tax rate is as follows:

	2023	2022
Tax at federal statutory tax rate	21.0%	21.0%
Tax rate differential on international incomes	(28.7)	0.4
Foreign withholding tax	(1.7)	2.9
Change in valuation allowance	(0.4)	1.4
Tax effect of U.S. foreign income inclusion	(0.4)	5.8
Tax effect of U.S. foreign derived intangible income	3.1	(7.6)
Tax effect of permanent differences	(0.5)	(0.1)
Tax effect of goodwill impairment	(7.0)	—
Tax effect of intangible assets	4.3	(6.5)
Tax rate change	0.1	—
Unremitted earnings of certain non-U.S. entities	0.4	—
Change in uncertain tax positions	0.6	0.5
Return to provision adjustment	(0.2)	(0.5)
Foreign income tax credits	1.4	(2.4)
R&D tax credits	1.0	(2.1)
Tax effect of share-based compensation	(0.5)	0.9
Other	0.5	0.1

Effective income tax rate	(7.0)%	13.8%

Tax Holidays and Carryforwards

A substantial portion of the Business’s manufacturing operations in Malaysia operate under various tax holidays and tax incentive programs, which will expire in whole or in part at various dates during 2028 through 2031. Certain of the holidays may be extended if specific conditions are met.

As of June 30, 2023, the Business does not have federal and state NOL/tax credit carryforwards. As of June 30, 2023, the Business had varying amounts of foreign NOL carryforwards that do not expire or, if not used, expire in various years, depending on the country. The major jurisdictions within which the Business receives foreign NOL carryforwards and the related amounts and expiration dates of these NOL carryforwards are as follows:

Jurisdiction	NOL Carryforward Amount	Expiration
	(in millions)
Malaysia	$46	2025 to 2028
Netherlands	12	2025 to 2026

Uncertain Tax Positions

With the exception of certain unrecognized tax benefits that are directly associated with the tax position taken, unrecognized tax benefits are presented gross in the Combined Balance Sheets.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits excluding accrued interest and penalties:

	2023	2022
	(in millions)
Unrecognized tax benefit, beginning balance	$17	$11
Gross increases related to current year tax positions	10	7
Gross increases related to prior year tax positions	1	—
Gross decreases related to prior year tax positions	(3)	(1)

Unrecognized tax benefit, ending balance	$25	$17

As of June 30, 2023, and July 1, 2022, the portion of the gross unrecognized tax benefits, if recognized, that would affect the effective tax rate is $25 million and $17 million, respectively. Interest and penalties related to unrecognized tax benefits are recognized in liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes. Accrued interest and penalties included in the Business’s liability related to unrecognized tax benefits as of June 30, 2023, and July 1, 2022, was $5 million and $5 million, respectively. As of June 30, 2023, and July 1, 2022, the Business’s payables related to unrecognized tax benefits, including accrued interest and penalties, were $30 million and $22 million, respectively. The remaining payables related to unrecognized tax benefits are included in other liabilities on the Combined Balance Sheets.

The Business’s Parent files U.S. Federal, U.S. state and foreign tax returns. For both federal and state tax returns, with few exceptions, our Parent is subject to examination from 2013 through 2022. Our Parent is no longer subject to examination by the IRS for periods prior to 2012, although carry forwards generated prior to those periods may still be adjusted upon examination by the IRS or state taxing authority if they either have been or will be used in a subsequent period. In the major foreign jurisdictions where there is no tax holiday, our Parent could be subject to examination as noted below:

Jurisdiction	Period Subject to Examination
China (calendar)	2013-2022
Ireland (fiscal)	2019-2022
India (fiscal)	2009-2022
Israel (fiscal)	2014-2022
Japan (fiscal)	2016-2022
Malaysia (fiscal)	2015-2022
Singapore (fiscal)	2019-2022
United Kingdom (fiscal)	2021-2022

The Business believes that adequate provision has been made for any adjustments that may result from any other tax examinations. However, the outcome of such tax examinations cannot be predicted with certainty. If any issues addressed in the Business’s tax examinations are resolved in a manner not consistent with management’s expectations, the Business could be required to adjust its provision for income taxes in the period such resolution occurs. As of June 30, 2023, and July 1, 2022, with the exception of the tentative settlement, it was not possible to estimate the amount of change, if any, in the unrecognized tax benefits that is reasonably possible within the next twelve months. Any significant change in the amount of the Business’s liability for unrecognized tax benefits would most likely result from additional information relating to the examination of the Business’s tax returns.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Note 13. Employee Termination, Asset Impairment and Other Charges

Business Realignment

The Business recorded the following charges related to employee termination, asset impairment and other charges:

	2023	2022
	(in millions)
Employee termination benefits	$68	$22
Asset impairments and other charges (gains)	1	(6)

Total employee termination, asset impairment and other charges	$69	$16

The Business periodically incurs charges as part of the integration process of recent acquisitions and to realign its operations with anticipated market demand, primarily consisting of organization rationalization designed to streamline its business, reduce its cost structure and focus its resources. The Business may also record credits related to gains upon the sale of property in connection with these activities. The Business recognized a loss of $1 million related to asset impairment for the fiscal year ended 2023, and a gain of $9 million related to business divestitures partially offset by a $3 million loss on the disposal of assets associated with these activities for the fiscal year ended 2022.

The following table presents an analysis of the components of the activity against the reserve, which consisted entirely of employee termination benefits, during the year ended June 30, 2023, and July 1, 2022.

Employee Termination Benefits
(in millions)
Accrual balance at July 2, 2021	$—
Charges	22
Cash payments	(16)

Accrual balance at July 1, 2022	$6
Charges	67
Cash payments	(64)

Accrual balance at June 30, 2023	$3

Note 14. Legal Proceedings

In the normal course of business, the Business is subject to legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties, management believes that any monetary liability or financial impact to the Business from these matters, individually and in the aggregate, would not be material to the Business’s financial condition, results of operations or cash flows. However, any monetary liability and financial impact to the Business from these matters could differ materially from the Business’s expectations.

Note 15. Summarized Financial Information

Pursuant to Rule 4-08(g) of Regulation S-X under the Securities Act, the Business presents summarized financial information for the combined accounts of its non-consolidated joint ventures, which are accounted for using the equity method. This includes the portions attributable to both the Business and Kioxia. Flash Ventures has a fiscal year-end of March 31. The Summarized Financial Information below shows the financial position and results of operations for Flash Ventures on a three-month lag.

Confidential Treatment Requested by Sandisk Corporation

Pursuant to 17 C.F.R. Section 200.83

Summarized financial information for equity method investments in Flash Ventures is as follows:

	June 30, 2023	July 1, 2022
	(in millions)
Current assets	$666	$790
Non-current assets	7,585	7,036

Total assets	8,251	7,826

Current liabilities	2,716	2,808
Non-current liabilities	4,297	3,787

Total liabilities	7,013	6,595

Total net equity of investees	$1,238	$1,231

	June 30, 2023	July 1, 2022
	(in millions)
Net sales	$2,788	$3,368
Gross profit	138	240
Net income	$89	$102

Note 16. Subsequent Events

We have evaluated subsequent events after the balance sheet date of June 30, 2023, through June 13, 2024, which was the date these Combined Financial Statements were available to be issued.

In August 2023, our Parent entered into an agreement for the sale and leaseback of its facility in Milpitas, California, and received gross proceeds of $191 million upon the closing of the transaction on September 5, 2023. The property is being leased back at an annual rate of $16 million for the first year and increasing by 3% per year thereafter through January 1, 2039. The lease includes three five-year renewal options and one four-year renewal option for the ability to extend through December 2057. This facility is utilized in our operations and a portion of the annual lease expense will be allocated to the Business in future periods based on the continued usage of the facility.

On March 3, 2024, our Parent announced that SanDisk China (an indirect wholly owned subsidiary of WDC) entered into an Equity Purchase Agreement with JCET under which SanDisk China will sell 80% of its equity interest in SDSS to JCET, thereby forming a joint venture between SanDisk China and JCET. Closing of the transaction is subject to the satisfaction or waiver of certain conditions, after which, JCET will own 80% of the equity interest in SDSS, with SanDisk China owning the remaining 20%. Following the Closing, WDC expects to enter into various ancillary agreements, including (i) a shareholders agreement governing the joint venture relationships from and after the Closing; (ii) a supply agreement with the joint venture to supply WDC with certain flash-based products currently produced by SDSS, which may include flash memory cards, embedded flash products, and flash components; and (iii) an intellectual property license agreement granting SDSS certain intellectual property rights on a royalty-free basis for use in manufacturing products on WDC’s behalf for the term of and pursuant to the Supply Agreement. As a result of the transaction, our Parent expects to incur a reduction in annual capital expenditures related to assembly and testing of flash-based products. Our Parent also anticipates that the transition to a contract manufacturing model through SDSS will result in a small increase in the Business’s annual cost of revenue for flash-based products.

On May 16 and May 30, 2024, AP WD Holdings L.P. converted all of the 665,000 shares of WDC preferred stock acquired by it on January 31, 2023, into 15,105,979 shares of WDC common stock which it then sold in Rule 144 sales. As a result of such transactions, there are 235,000 shares of WDC preferred stock remaining outstanding.